Exhibit 1

Pillar 3 Report

MARCH 2021

INCORPORATING THE REQUIREMENTS OF APS330

WESTPAC BANKING CORPORATION
ABN 33 007 457 141

Fix. Simplify. Perform.

Westpac GROUP

Pillar 3 report Table of contents

Structure of Pillar 3 report
Executive summary	3
Introduction	6
Risk appetite and risk types	7
Controlling and managing risk	8
Group structure	15
Capital overview	17
Leverage ratio	22
Credit risk management	24
Credit risk exposures	34
Credit risk mitigation	58
Counterparty credit risk	60
Securitisation	63
Market risk	73
Interest rate risk in the banking book	77
Operational risk	79
Equity risk	81
Funding and liquidity risk management	83
Liquidity coverage ratio	84
Net stable funding ratio	85
Appendices
Appendix I – Regulatory capital reconciliation	87
Appendix II – Entities included in regulatory consolidation	93
Appendix III – Level 3 entities’ assets and liabilities	96
Appendix IV – Regulatory expected loss	97
Appendix V – APS330 quantitative requirements	98
Glossary	101
Disclosure regarding forward-looking statements	106

In this report references to ‘Westpac’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities (unless the context indicates otherwise).

In this report, unless otherwise stated or the context otherwise requires, references to ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars.

Any discrepancies between totals and sums of components in tables contained in this report are due to rounding.

In this report, unless otherwise stated, disclosures reflect the Australian Prudential Regulation Authority’s (APRA) implementation of Basel III.

Information contained in or accessible through the websites mentioned in this report does not form part of this report unless we specifically state that it is incorporated by reference and forms part of this report. All references in this report to websites are inactive textual references and are for information only.

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Pillar 3 report Executive summary

Key capital ratios

	31 March 2021	30 September 2020	31 March 2020
Level 2 Regulatory capital structure
Common equity Tier 1 capital after deductions $m	52,932	48,733	47,982
Risk weighted assets $m	428,899	437,905	443,905
Common equity Tier 1 capital ratio %	12.34	11.13	10.81
Additional Tier 1 capital ratio %	2.21	2.10	2.13
Tier 1 capital ratio %	14.55	13.23	12.94
Tier 2 capital %	3.88	3.15	3.35
Total regulatory capital ratio %	18.43	16.38	16.29
APRA leverage ratio %	6.27	5.78	5.66
Level 1 Regulatory capital structure
Common equity Tier 1 capital after deductions $m	53,313	49,453	48,482
Risk weighted assets $m	424,656	433,727	437,137
Level 1 Common equity Tier 1 capital ratio %	12.55	11.40	11.09

Common equity Tier 1 capital ratio movement for First Half 2021 (basis points)

Westpac’s Common Equity Tier 1 (CET1) capital ratio was 12.34% at 31 March 2021, 121 basis points higher than 30 September 2020. Key movements in the CET1 capital ratio over the half were:

•	First Half 2021 cash earnings of $3,537 million (82 basis point increase);

•	A decline in Risk Weighted Assets (RWA) (20 basis point increase) mostly from a decrease in credit risk RWA from a reduction in lending and an improvement in credit metrics;

•	Capital deductions and other capital movements (12 basis point increase) from lower deferred tax assets and from higher other comprehensive income from a revaluation of debt securities. This was partly offset by higher earnings held in entities that are not consolidated for regulatory purposes which are deducted from capital;

•	Foreign currency impacts from the appreciation of the A$ against the US$ and NZ$ (1 basis point decrease)[1]; and

•	An 8 basis points increase from the sale of Westpac’s stake in Zip Co Limited.

Payment of Westpac’s 2020 final dividend had no net impact on capital as the dividend reinvestment plan was fully underwritten. On 18 December 2020 Westpac issued 56.9 million new ordinary shares (Shares) ($1.12 billion) comprising 20.2 million Shares ($401 million) to participants in the dividend reinvestment plan (approximately 36% participation rate) and 36.7 million Shares ($719 million) to the underwriter.

[1]	Reflecting the net impact of movements in the foreign currency translation reserve and RWA

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Pillar 3 report Executive summary

Risk Weighted Assets (RWA)

$m	31 March 2021	30 September 2020	31 March 2020
Risk weighted assets at Level 2
Credit risk	347,127	359,389	369,142
Market risk	9,490	8,761	8,396
Operational risk	54,090	54,090	54,093
Interest rate risk in the banking book	11,998	9,124	5,305
Other	6,194	6,541	6,969
Total RWA	428,899	437,905	443,905
Total Exposure at Default	1,076,503	1,062,238	1,089,104

Total RWA decreased $9.0 billion or 2.1% over the half from lower credit risk RWA partially offset by an increase in non-credit RWA.

The $12.3 billion decline in credit risk RWA included:

•	A $1.6 billion decrease from lower lending, mostly from the further reduction in Trade Finance in Asia, as we consolidated our international operations along with lower personal, auto and business lending. This was partially offset by an increase in residential mortgage exposure over the half;

•	A $4.4 billion decrease from improved credit metrics driven by lower stressed assets, mainly across small business and corporate lending;

•	A $1.6 billion reduction in the RWA overlay for corporate, business and specialised lending. This overlay balance is currently $0.4 billion and was established in June 2020 to take account of facilities where reviews had not been completed. The overlay will be reassessed as customer reviews are completed;

•	A methodology change within business lending which decreased RWA by $1.0 billion;

•	Foreign currency translation impacts which decreased RWA by $1.4 billion mostly from the appreciation of the A$ against the US$ and NZ$; and

•	A decrease in credit RWA associated with derivative exposures (counterparty credit risk and mark-to-market related credit risk) of $2.3 billion mainly due to market and collateral movements.

At 31 March 2021 Westpac applied a floor of 23.8% to its mortgage risk weights in response to the temporary positive effects of COVID-19 stimulus and support measures on customer account behaviours. The floor is consistent with the mortgage risk weight at 30 September 2020 and has resulted in a $3.7 billion increase in mortgage RWA.

Non-credit risk RWA increased by $3.3 billion mainly due to a $2.9 billion increase in Interest Rate Risk in the Banking Book (IRRBB). IRRBB has increased as the embedded gain balance has declined over the period as historical interest rate hedges that were entered into at higher interest rates have matured.

Additional Tier 1 and Tier 2 Capital movements for first half 2021

On 4 December 2020, Westpac issued $1.72 billion of Additional Tier 1 capital (Westpac Capital Notes 7), of which approximately $0.87 billion comprised reinvestment by the holders of Westpac Capital Notes 3 (WCN 3). On 22 March 2021, Westpac redeemed approximately $0.46 billion WCN 3 that remained on issue. The net impact was an increase in Tier 1 capital of approximately 9 basis points.

During the half, Westpac issued US$2.5 billion and A$1.25 billion of Tier 2 capital. Westpac also redeemed A$0.7 billion of Tier 2 capital instruments. The net impact was an increase in the total regulatory capital ratio of approximately 90 basis points. These issues will assist to meet APRA’s increased total capital requirements that must be achieved by 1 January 2024.

Exposure at Default

Exposure at default (EAD) increased $14.3 billion over the half, primarily due to an increase in exposure to sovereigns and residential mortgages. This was partly offset by further reduction in Trade Finance in Asia, as we consolidated our international operations along with lower personal, auto and business lending.

Leverage Ratio

The leverage ratio represents the amount of Tier 1 capital relative to exposure1. At 31 March 2021, Westpac’s leverage ratio was 6.27%, up 49 basis points since 30 September 2020.

[1]	As defined under Attachment D of APS110: Capital Adequacy.

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Pillar 3 report Executive summary

Liquidity Coverage Ratio (LCR)

Westpac’s average LCR for the quarter ending 31 March 2021 was 124% (quarter ending 30 September 2020: 151%)1, 2.

Net Stable Funding Ratio (NSFR)

Westpac had an NSFR of 122.5%3 as at 31 March 2021 (31 December 2020: 122.3%).

[1]	Calculated as a simple average of the daily observations over the relevant quarter.
[2]	Effective 1 January 2021, the Group is required by APRA to increase the value of its net cash outflows by 10% for the purpose of calculating LCR. As of 31 March 2021, the average impact over the quarter to the LCR is a reduction by 12.4 percentage points.

[3]	Calculated as total available stable funding divided by total required stable funding as at end of the quarter.

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Pillar 3 report Introduction

Westpac Banking Corporation is an Authorised Deposit-taking Institution (ADI) subject to regulation by APRA. APRA has accredited Westpac to apply advanced models permitted by the Basel III global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and the Advanced Measurement Approach (AMA) for operational risk.

In accordance with APS330 Public Disclosure, financial institutions that have received this accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly.

This report describes Westpac’s risk management practices and presents the prudential assessment of Westpac’s capital adequacy as at 31 March 2021.

In addition to this report, the regulatory disclosures section of the Westpac website1 contains the reporting requirements for:

•	Capital instruments under Attachment B of APS330; and

•	The identification of potential Global-Systemically Important Banks (G-SIB) under Attachment H of APS330 (disclosed annually).

Capital instruments disclosures are updated when:

•	A new capital instrument is issued that will form part of regulatory capital; or

•	A capital instrument is redeemed, converted into CET1 capital, written off, or its terms and conditions are changed.

[1]	http://www.westpac.com.au/about-westpac/investor-centre/financial-information/regulatory-disclosures/

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Pillar 3 report Risk appetite and risk types

Westpac’s appetite for risk is informed by our strategic objectives and business plans, regulatory rules and ratios, and the potential for adverse outcomes that result in material impacts on our customers, our staff, our reputation, our regulatory relationships and/or our financial position including the potential for capital and liquidity ratios to fall below target levels in stressed scenarios.

Westpac distinguishes between different types of risk and takes an integrated approach toward identifying, assessing and managing risks. The annual review of Westpac’s Risk Management Framework, which includes the Risk Management Strategy and Risk Appetite Statement, together with the establishment and monitoring of key controls through supporting frameworks and policies all play vital roles.

Overview of key risk types

•

risk culture – the risk that our culture does not promote and reinforce behavioural expectations or structures to identify, understand, discuss and act on risks. This leads to ineffective risk management, poor risk awareness, risk-taking outside of risk appetite that is tolerated and a culture where key learnings are not integrated into Group-wide and customer outcomes, impeding continuous improvement;

•	strategic risk – the risk that Westpac makes incomplete strategic choices, does not implement its strategies successfully, or does not respond effectively to changes in the operating environment;

•	capital adequacy risk – the risk that Westpac has an inadequate level or composition of capital to support its normal business activities and to meet its regulatory capital requirements under normal operating environments or stressed conditions;

•	funding and liquidity risk – the risk that Westpac cannot meet its payment obligations or that it does not have the appropriate amount, tenor and composition of funding and liquidity to support its assets;

•	credit risk – the risk of financial loss where a customer or counterparty fails to meet their financial obligations to Westpac;

•	market risk – the risk of an adverse impact on earnings resulting from changes in the value of Westpac’s positions as a result of a change in financial market factors, such as foreign exchange rates, interest rates, commodity prices and equity prices. This includes interest rate risk in the banking book - the risk to interest income from a mismatch between the duration of assets and liabilities that arises in the normal course of business activities;

•	operational risk – the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. The definition excludes strategic risk. While legal risk and regulatory risk arise through inadequate or failed processes, people and systems or from external events, these are reflected primarily in compliance and conduct risk;

•	cyber risk – the risk that Westpac or its third parties’ data or technology are inappropriately accessed, manipulated or damaged from cybersecurity threats or vulnerabilities;

•	compliance and conduct risk – the risk of failing to abide by compliance obligations required of us or otherwise failing to have behaviours and practices that deliver suitable, fair and clear outcomes for our customers and that support market integrity;

•	reputational and sustainability risk − the risk that an action, inaction, transaction, investment or event will reduce trust in Westpac’s integrity and competence by clients, counterparties, investors regulators, employees or the public; and

•	financial crime risk – the risk that Westpac fails to prevent financial crime and comply with applicable global financial crime regulatory obligations.

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Pillar 3 report Controlling and managing risk

We have adopted and continue to embed a Three Lines of Defence model to aid in end-to-end management of risk, within which all employees play an active role. We have put in place a risk management framework that seeks to:

•	deliver suitable, fair and clear outcomes for our customers that support market integrity;

•	protect Westpac’s depositors, policyholders and investors by maintaining a balance sheet with sound credit quality and buffers over regulatory minimums; and

•	meet our regulatory and statutory obligations.

The Board is responsible for approving Westpac’s overall Risk Management Framework for managing financial and non-financial risk, including the Westpac Group Risk Management Strategy and the Westpac Group Risk Appetite Statement and for monitoring the effectiveness of risk management by Westpac.

The Board has delegated to the Board Risk Committee responsibility to: establish a view of the Group’s current and future risk position relative to its risk appetite and capital strength; review and approve frameworks and policies for managing risk; and review and, where appropriate, approve risks beyond the approval discretion provided to management.

In June 2020, the Board Legal, Regulatory & Compliance Committee was established as a sub-committee of the Board Risk Committee to assist with overseeing financial crime risk, material litigation and regulatory investigations, customer remediation activities and customer complaints, compliance and conduct risk and material legal and regulatory change relevant to the Group.

Risk management governance structure as at 31 March 2021

Board	•

approves our overall risk management framework – the Westpac Group Risk Management Framework, the Westpac Group Risk Management Strategy and the Westpac Group Risk Appetite Statement and monitors the effectiveness of risk management by Westpac; and

	•	makes an annual declaration to APRA on risk management in accordance with regulatory requirements.
Board Risk Committee (BRiskC)	•	assists the Board to consider and approve Westpac’s overall risk framework for managing financial and non-financial risks;
	•	reviews and oversees the risk culture across Westpac;
•

reviews and recommends the Westpac Group Risk Management Framework, the Westpac Group Risk Management Strategy and the Westpac Group Risk Appetite Statement to the Board for approval on an annual basis;

	•	reviews and monitors Westpac’s risk profile and controls for consistency with the Westpac Group Risk Appetite Statement and assists the Board to set the risk appetite for material risks;
	•	reviews and approves material frameworks, policies and processes for managing risk;
	•	oversees and approves the Group’s Recovery Plan;
•

reviews and approves the limits and conditions that apply to credit risk approval authority delegated to the CEO, CFO, CRO and any other officers of Westpac to whom the Board has delegated credit approval authority;

	•	monitors changes anticipated for the economic and business environment including consideration of emerging risks, and other factors considered relevant to our risk profile and risk appetite;
	•	assists the Board to make its annual declaration to APRA on risk management under APRA prudential standard CPS220 Risk Management;
	•	reviews and where appropriate approves risks beyond the approval discretion provided to management; and
	•	assists the Board to oversee compliance management within Westpac.

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Controlling and managing risk

Risk management governance structure (continued)

From the perspective of specific types of risk, the Board Risk Committee’s role includes:

•	credit risk – reviewing and approving material policies and limits supporting the Westpac Group Credit Risk Management Framework, approving credit provisioning, and monitoring the risk profile, performance and management of our credit portfolio;

•	funding and liquidity risk – reviewing and approving key policies and limits supporting the Westpac Group Liquidity Risk Management Framework including our annual funding strategy, liquidity targets and limits and monitoring the liquidity position and requirements;

•	capital adequacy risk – reviewing and approving the Capital Adequacy Risk Management Framework along with supporting key policies. Oversee and approve the Internal Capital Adequacy Assessment Process (ICAAP);

•	market risk – reviewing and approving key policies and limits supporting the Westpac Group Market Risk Management Framework and reviewing and monitoring the market risk performance, exposures and risk positions;

•	operational risk – reviewing and approving key policies supporting the Westpac Group Operational Risk Management Framework, and monitoring the performance of operational risk management and controls; and

•	reputation and sustainability risk – reviewing and approving the Westpac Group Reputation Risk and Sustainability Risk Management Frameworks, and monitoring the associated management of these risks.

The Board Risk Committee also:

•	oversees and approves the Internal Capital Adequacy Assessment Process and in doing so reviews and recommends the target capital ranges for regulatory capital and reviews and monitors capital levels for consistency with Westpac’s risk appetite;

•	oversees and approves Westpac’s stress testing, including review and approval of the material scenarios adopted and monitors material stress testing results and management responses;

•	provides relevant periodic assurances and reports (as appropriate) to the Board Audit Committee;

•	reviews and approves other risk management frameworks and/or the monitoring of performance under those frameworks (as appropriate);

•	forms a view on Westpac’s risk culture and the extent to which it supports the ability of Westpac to operate consistently within the Westpac Group’s Risk Management Framework and the Westpac Group Risk Appetite Statement and oversees the identification of, and steps taken to address, any desirable changes to risk culture and periodically reports to the Board;

•	refers or recommends to the Board and any other Board Committees (as appropriate) any matters that have come to the attention of the Board Risk Committee that are relevant for the Board or the respective Board Committee; and

•	in its capacity as the Westpac Group’s US Risk Committee, oversees the key risks, risk management framework and policies of Westpac’s US operations.

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Controlling and managing risk

Risk management governance structure (continued)

Board Legal, Regulatory and Compliance Committee (BLRCC)	Assist the Board Risk Committee as it oversees:

	•	material legal and regulatory change relevant to Westpac;

	•	Westpac’s management of:

○ material litigation (including class actions) and regulatory investigations;

○ compliance;

○ conduct risk;

○ financial crime risk;

○ customer remediation activities and customer complaints; and

○ such other operational risk activities as are delegated to the Board Legal, Regulatory & Compliance Committee by the Board Risk Committee.

From the perspective of specific types of risk, the BLRCC role includes:

	•	financial crime risk – reviewing and approving the Financial Crime Risk Management Framework and key supporting policies and standards, including receiving information regarding material breaches of Westpac’s Anti-Bribery and Corruption (ABC) Policy and monitoring Westpac’s financial crime risk performance and controls; and

	•	compliance and conduct risk - reviewing and approving Westpac’s Compliance and Conduct Risk Management Framework and key supporting policies and standards, and reviewing and monitoring Westpac’s risk performance and controls.

Board Committees with a Risk Focus	Board Audit Committee (BAC)

	•	oversees the integrity of the financial statements, financial reporting systems, and the Group’s corporate reporting including the Group’s financial reporting, and compliance with prudential regulatory reporting and professional accounting requirements and matters relating to taxation risks.

Board Remuneration Committee (BRC)

	•	oversees remuneration policies and practices of Westpac, in the context that these policies and practices reflect Westpac’s risk management framework, including making recommendations to the Board for the reduction or lapsing of incentive-based equity grants to employees as a result of risk or compliance failures.

Board Technology Committee (BTC)

	•	oversees the implementation of Westpac’s technology and data strategy and oversees the implementation of programs within the Enterprise Change Portfolio including monitoring the delivery of the major technology related transformation programs.

Executive Team	Westpac Executive Team (ET)

	•	executes the Board-approved strategy;

	•	delivers Westpac’s various strategic and performance goals within the approved risk appetite;

	•	approves position statements that guide Westpac’s response to sustainability issues; and

	•	monitors key risks within each business unit, capital adequacy and Westpac’s reputation.

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Controlling and managing risk

Risk management governance structure (continued)

Executive risk committees	Westpac Group Executive Risk Committee (RISKCO)

	•	leads the management and oversight of material risks across Westpac within the context of the risk appetite approved by the Board;

	•	oversees the effectiveness of the Risk Management Framework and the execution of the Risk Management Strategy;

	•	monitors and reviews Westpac’s risk profile for all identified material risks;

	•	shapes and promotes a strong risk culture; and

	•	oversees emerging risks and allocates responsibility for assessing impacts and implementing appropriate actions to address these;

Westpac Group Executive Technical Risk Committee

	•	reviews, supports, approves and monitors risk class risk management frameworks and key supporting policies;

	•	monitors the review of risk models, model risk and capital measurements and methodologies; and

	•	monitors and reviews stress testing and scenario analysis; and

	•	supports the Internal Capital Adequacy Assessment Process and Recovery Plan for approval by the Board Risk Committee.

Westpac Group Asset & Liability Committee (ALCO)

	•	leads the optimisation of funding and liquidity risk-reward across Westpac;

	•	reviews the level and quality of capital to ensure that it is commensurate with Westpac’s risk profile, business strategy and risk appetite;

	•	oversees the Liquidity Risk Management Framework and key policies;

	•	oversees the funding and liquidity risk profile and balance sheet risk profile; and

	•	identifies emerging funding and liquidity risks and appropriate actions to address these.

Westpac Group Credit Risk Committee (CREDCO)

	•	reviews and oversees the Credit Risk Management Framework and key supporting policies;

	•	oversees Westpac’s credit risk profile;

	•	oversees the Climate Change Financial Risk Committee, which is chaired by the Group Chief Credit Officer and is responsible for the oversight of climate-related credit risk, including the potential impact on credit exposures from climate change-related transition and physical risks; and

	•	identifies emerging credit risks, allocates responsibility for assessing impacts, and responds as appropriate.

Westpac Group Market Risk Committee (MARCO)

	•	reviews and oversees the Market Risk Management Framework and key market risk management policies;

	•	reviews policies and limits for managing traded and non-traded market risk; and

	•	reviews and oversees the market risk, equity risk and insurance risk profile.

Westpac Group Operational and Compliance Risk Committee (OPCO)

	•	reviews and oversees the Operational Risk Management Framework and the Compliance and Conduct Risk Management Framework, and key supporting policies;

	•	oversees Westpac’s operational risk and conduct and compliance risk profiles; and

	•	identifies emerging operational, conduct and compliance risks and appropriate actions to address these.

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Controlling and managing risk

Risk management governance structure (continued)

Westpac Group Remuneration Oversight Committee (ROC)

•	supporting the CEO, BRC and the Board by reviewing and approving remuneration frameworks, guidelines and short term variable reward plans underpinning the Board-approved Westpac Group Remuneration Policy from a Human Resources, Risk (including Compliance), Finance and Legal perspective and in line with external requirements;

•	assisting the BRC and the Board in fulfilling its responsibility to oversee remuneration policies and practices of Westpac in the context that these policies and practices fairly and responsibly reward individuals having regard to customer and shareholder interests, long term financial soundness and prudent risk management;

•	recommending to the CEO for recommendation to the BRC remuneration arrangements including remuneration review and remuneration adjustment outcomes for Responsible Persons, risk and financial control employees, Material Risk Takers and other individuals whose activities may impact the financial soundness of Westpac below the Group Executive level; and

•	recommending to the CEO for recommendation to the BRC the criteria and rationale for determining the total quantum of Westpac’s variable reward pool.

Prudential Reporting and Compliance Committee

•	oversees from a Group-wide perspective, Westpac’s compliance with prudential requirements and regulatory reporting;

•	oversees the effective management of prudential compliance breaches, incidents and issues including remediation actions; and

•	monitors and reviews ongoing prudential governance activities, including changes to prudential standards.

Reputation Risk Committee

•	reviews issues with material reputation risk that arise in the operations of Westpac’s business to mitigate reputation risk and detrimental customer impacts.

Westpac Group Financial Crime Risk and Compliance Committee

•	oversees Anti-Money Laundering and Counter-Terrorism Financing, Anti-Bribery and Corruption, Sanctions and Tax Transparency within the context of the risk appetite approved by the Board;

•	reviews and oversees the Financial Crime Risk Management Framework, key supporting policies, programs and standards;

•	monitors and oversees Westpac’s financial crime risk profile; and

•	identifies emerging financial crime risks, and appropriate actions to address these.

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Controlling and managing risk

Risk management governance structure (continued)

Risk function	Risk Function

	•	promotes a strong risk culture;

	•	owns the design and content of the Risk Management Framework;

	•	defines the structure and coverage of risk appetite;

	•	defines the annual risk strategy to execute the Risk Management Framework ensuring that the management of risks is in alignment with risk appetite and business strategy;

	•	establishes risk policies, procedures and limits;

	•	measures and reports on risk levels; and

	•	provides oversight of and direction on the management of risks.

Independent internal review	Group Audit

	•	reviews the adequacy and effectiveness of management controls over risk.

Divisional business units and Functions	Business Units and Functions

	•	responsible for identifying, evaluating and managing the risks that they originate within approved risk appetite and policies; and

	•	establish and maintain appropriate risk management and compliance controls, resources and self-assessment processes.

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Controlling and managing risk

Roles and responsibilities

Our Three Lines of Defence approach is designed on a functional basis and covers all employees within Westpac.

The 1st Line of Defence – Business: manages the risks they originate

The 1st Line proactively identifies, evaluates, owns and manages the risks in their business/domain. It also seeks to ensure that business activities are within approved risk appetite and policies. This accountability cannot be abrogated. The 1st Line of defence is accountable for ‘self-certification’.

In managing its risk, the 1st Line is required to establish and maintain appropriate governance structures, controls, resources and self-assessment processes, including issue identification, recording and escalation procedures.

The 2nd Line of Defence – Risk: provides oversight, insight and control of 1st Line activities

The 2nd Line sets frameworks, controls (including policies and limits), and standards for use across the Group. The 2nd Line can require remediation or cessation of activity where these are not adhered to. Their approach is intended to be risk-based and proportionate to 1st Line activities.

The 2nd Lines role is to review and challenge 1st Line activities and decisions that may materially affect Westpac’s risk position, and independently evaluates the effectiveness of the 1st Line’s controls, monitoring, compliance, and monitors progress towards mitigating risks. In addition, the 2nd Line provides insight to the 1st Line, assisting in developing, maintaining and enhancing the Business’ approach to risk management.

The 2nd Line considers and reports the aggregated risk profile of the Group to facilitate end-to-end oversight of risk.

The 3rd Line of Defence – Audit: provides independent audit

Group Audit is Westpac’s internal 3rd Line assurance function that provides Board and Executives with independent and objective evaluation of the adequacy and effectiveness of the Group’s governance, risk management and internal controls.

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Pillar 3 report

Group Structure

APRA applies a tiered approach to measuring Westpac’s capital adequacy1 by assessing financial strength at three levels:

•	Level 1, comprising Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy;

•	Level 2, the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations. The head of the Level 2 group is Westpac Banking Corporation; and

•	Level 3, the consolidation of Westpac Banking Corporation and all its subsidiary entities.

Unless otherwise specified, all quantitative disclosures in this report refer to the prudential assessment of Westpac’s financial strength on a Level 2 basis2.

The Westpac Group

The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation.

Accounting consolidation3

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries (including structured entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated on consolidation. Control exists when the parent entity is exposed to, or has rights to, variable returns from its involvement with an entity, and has the ability to affect those returns through its power over that entity. Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases.

Group entities excluded from the regulatory consolidation at Level 2

Regulatory consolidation at Level 2 covers the global operations of Westpac and its subsidiary entities, including other controlled banking, securities and financial entities, except for those entities involved in the following business activities:

•	insurance;

•	acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management;

•	non-financial (commercial) operations; or

•	special purpose entities to which assets have been transferred in accordance with the requirements of APS120 Securitisation.

Retained earnings and equity investments in subsidiary entities excluded from the consolidation at Level 2 are deducted from capital, with the exception of securitisation special purpose entities.

[1]	APS110 Capital Adequacy outlines the overall framework adopted by APRA for the purpose of assessing the capital adequacy of an ADI.

[2]	Impaired assets and provisions held in Level 3 entities are excluded from the tables in this report.

[3]	Refer to Note 31 of Westpac’s 2020 Annual Report for further details.

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Pillar 3 report

Group structure

Subsidiary banking entities

Westpac New Zealand Limited (WNZL), a wholly owned subsidiary entity, is a registered bank incorporated in New Zealand and regulated by the Reserve Bank of New Zealand (RBNZ). WNZL uses the Advanced IRB approach for credit risk and the AMA for operational risk. Other subsidiary banking entities in the Group include Westpac Europe Limited. For the purposes of determining Westpac’s capital adequacy subsidiary banking entities are consolidated at Level 2.

Restrictions and major impediments on the transfer of funds or regulatory capital within the Group

Minimum capital (‘thin capitalisation’) rules

Tax legislation in most jurisdictions in which the Group operates prescribes minimum levels of capital that must be retained in that jurisdiction to avoid a portion of the interest costs incurred in the jurisdiction ceasing to be tax deductible. Capital for these purposes includes both contributed capital and non-distributed retained earnings. Westpac seeks to maintain sufficient capital/retained earnings to comply with these rules.

Tax costs associated with repatriation

Repatriation of retained earnings (and capital) may result in tax being payable in either the jurisdiction from which the repatriation occurs or Australia on receipt of the relevant amounts. This cost would reduce the amount actually repatriated.

Intra-group exposure limits

Exposures to related entities are managed within the prudential limits prescribed by APRA in APS222 Associations with Related Entities1. Westpac has an internal limit structure and approval process governing credit exposures to related entities. This limit structure and approval process, combined with APRA’s prudential limits, is designed to reduce the potential for unacceptable contagion risk.

Prudential regulation of subsidiary entities

Certain subsidiary banking, insurance and trustee entities are subject to local prudential regulation in their own right, including capital adequacy requirements and investment or intra-group exposure limits. Westpac seeks to ensure that its subsidiary entities are adequately capitalised and adhere to regulatory requirements at all times. There are no capital deficiencies in subsidiary entities excluded from the regulatory consolidation at Level 2.

On 23 March 2021, the RBNZ issued two notices to WNZL under section 95 of the Reserve Bank of New Zealand Act 1989 requiring WNZL to supply two external reviews to the RBNZ. The reports are required to address concerns raised by the RBNZ around WNZL’s risk governance processes following various compliance issues reported over recent years. Those issues include non-compliance with the RBNZ’s liquidity, capital adequacy and outsourcing requirements (as previously reported in WNZL’s RBNZ disclosure statements) and IT outages. While work has been underway to address these areas for some time, more work is required to meet WNZL’s expectations and those of the regulator.

With effect from 31 March 2021, the RBNZ amended WNZL’s conditions of registration to apply an overlay to WNZL’s mismatch ratios. The overlay requires WNZL to discount the value of its liquid assets by approximately NZ$2.3 billion. This overlay will apply until the RBNZ is satisfied that:

•	the RBNZ’s concerns regarding liquidity risk controls have been resolved; and

•	sufficient progress has been made to address risk culture issues in WNZL’s Treasury and Market and Liquidity Risk functions.

WNZL is currently engaging with Westpac and the RBNZ in relation to potential experts to prepare the independent reports.

[1]	For the purposes of APS222, subsidiaries controlled by Westpac, other than subsidiaries that form part of the ELE, represent ‘related entities’. Prudential and internal limits apply to intra-group exposures between the ELE and related entities, both on an individual and aggregate basis.

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Capital overview

Capital Structure

This table shows Westpac’s capital resources under APS111 Capital Adequacy: Measurement of Capital.

	31 March	30 September	31 March
$m	2021	2020	2020

Common equity Tier 1 capital
Paid up ordinary capital	41,604	40,509	40,503
Treasury shares	(660)	(620)	(619)
Equity based remuneration	1,731	1,661	1,645
Foreign currency translation reserve	(519)	(309)	59
Accumulated other comprehensive income	507	126	(190)
Non-controlling interests - other	49	57	61
Retained earnings	29,097	26,533	25,985
Less retained earnings in life and general insurance, funds management and securitisation entities	(1,680)	(1,132)	(1,326)
Deferred fees	230	214	229
Total common equity Tier 1 capital	70,359	67,039	66,347
Deductions from common equity Tier 1 capital
Goodwill (excluding funds management entities)	(8,529)	(8,532)	(8,673)
Deferred tax assets	(2,260)	(2,963)	(2,610)
Goodwill in life and general insurance, funds management and securitisation entities	(451)	(535)	(935)
Capitalised expenditure	(1,749)	(1,576)	(1,656)
Capitalised software	(2,049)	(2,137)	(2,029)
Investments in subsidiaries not consolidated for regulatory purposes	(2,063)	(1,941)	(1,633)
Regulatory expected loss in excess of eligible provisions[1]	(93)	(40)	-
Defined benefit superannuation fund surplus	(69)	(71)	(80)
Equity investments	(162)	(492)	(327)
Regulatory adjustments to fair value positions	(1)	(18)	(407)
Other Tier 1 deductions	(1)	(1)	(15)
Total deductions from common equity Tier 1 capital	(17,427)	(18,306)	(18,365)
Total common equity Tier 1 capital after deductions	52,932	48,733	47,982

Additional Tier 1 capital
Basel III complying instruments	9,493	9,206	9,473
Total Additional Tier 1 capital	9,493	9,206	9,473
Deductions from Additional Tier 1 capital
Holdings of own and other financial institutions Additional Tier 1 capital instrument	(25)	-	-
Total deductions from Additional Tier 1 capital	(25)	-	-
Net Addititional Tier 1 regulatory capital	9,468	9,206	9,473
Net Tier 1 regulatory capital	62,400	57,939	57,455

Tier 2 capital
Basel III complying instruments	16,373	13,161	14,455
Basel III transitional instruments	462	494	567
Eligible general reserve for credit loss	161	397	79
Total Tier 2 capital	16,996	14,052	15,101
Deductions from Tier 2 capital
Investments in subsidiaries not consolidated for regulatory purposes	(140)	(140)	(140)
Holdings of own and other financial institutions Tier 2 capital instruments	(199)	(121)	(102)
Total deductions from Tier 2 capital	(339)	(261)	(242)
Net Tier 2 regulatory capital	16,657	13,791	14,859
Total regulatory capital	79,057	71,730	72,314

[1]	An explanation of the relationship between this deduction, regulatory expected loss and provisions for impairment charges is contained in Appendix IV.

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Pillar 3 report

Capital overview

Capital management strategy

Westpac’s approach to capital management seeks to ensure that it is adequately capitalised as an ADI. Westpac evaluates its approach to capital management through an Internal Capital Adequacy Assessment Process (ICAAP), the key features of which include:

•	the development of a capital management strategy, including consideration of regulatory minimums, capital buffers and contingency plans;

•	consideration of both regulatory and economic capital requirements;

•	a stress testing framework that challenges the capital measures, coverage and requirements including the impact of adverse economic scenarios; and

•	consideration of the perspectives of external stakeholders including rating agencies as well as equity and debt investors.

During the period of disruption caused by COVID-19, Westpac is operating with the following principles in relation to capital:

•	prioritise maintaining capital strength;

•	retain capital to absorb further downside on credit quality and acknowledge a high degree of uncertainty regarding the length and depth of this stress;

•	allow for capital flexibility to support lending to customers; and

•	in line with APRA guidance, Westpac will seek to maintain a buffer above the regulatory requirement including buffers (currently at least 8% for D-SIBs including Westpac).

These principles take into consideration:

•	current regulatory capital minimums and the capital conservation buffer (CCB), which together are the Total CET1 Requirement. In line with the above, the Total CET1 Requirement for Westpac is at least 8.0%, based upon an industry minimum CET1 requirement of 4.5% plus a capital buffer of at least 3.5% applicable to D- SIBs[1,2];

•	stress testing to calibrate an appropriate buffer against a downturn; and

•	quarterly volatility of capital ratios due to the half yearly cycle of ordinary dividend payments.

Westpac will revise its capital management preferred range once APRA’s review of the capital adequacy framework is finalised.

APRA announcements on capital

On 15 December 2020 APRA issued revised capital management guidance3. From 1 January 2021 APRA will no longer hold banks to a minimum level of earnings retention (previously 50% of net profit after tax in 2020). APRA has also stated that it expects banks to moderate dividend payout ratios, consider the use of dividend reinvestment plans (DRPs) and/or other capital management initiatives to offset the impact from dividends and conduct regular stress testing.

In addition, APRA has released further guidance on the implementation of Basel III reforms which will embed the “unquestionably strong” level of capital in the framework. On 8 December 2020 APRA outlined its proposals for changes to the capital framework including proposed changes to RWA effective from 1 January 20234.

[1]	Noting that APRA may apply higher CET1 requirements for an individual ADI.

[2]	If an ADI’s CET1 ratio falls below the Total CET1 Requirement (at least 8%), they face restrictions on the distribution of earnings, such as dividends, distribution payments on AT1 capital instruments and discretionary staff bonuses.
[3]	Letter to all authorised deposit taking institutions and insurers – “Capital Management” dated 15 December 2020.
[4]	Discussion paper: A more flexible and resilient capital framework for ADIs published 8 December 2020.

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Capital overview

Westpac’s capital adequacy ratios

%	31 March 2021	30 September 2020	31 March 2020
The Westpac Group at Level 2
Common equity Tier 1 capital ratio	12.3	11.1	10.8
Additional Tier 1 capital	2.2	2.1	2.1
Tier 1 capital ratio	14.5	13.2	12.9
Tier 2 capital	3.9	3.1	3.4
Total regulatory capital ratio	18.4	16.4	16.3

The Westpac Group at Level 1
Common equity Tier 1 capital ratio	12.6	11.4	11.1
Additional Tier 1 capital	2.2	2.1	2.2
Tier 1 capital ratio	14.8	13.5	13.3
Tier 2 capital	4.0	3.2	3.4
Total regulatory capital ratio	18.8	16.7	16.7

Westpac New Zealand Limited’s capital adequacy ratios

%	31 March 2021	30 September 2020	31 March 2020
Westpac New Zealand Limited
Common equity Tier 1 capital ratio	13.4	12.3	11.4
Additional Tier 1 capital	2.8	2.7	2.7
Tier 1 capital ratio	16.2	15.0	14.1
Tier 2 capital	2.0	2.1	1.8
Total regulatory capital ratio	18.2	17.1	15.9

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Pillar 3 report

Capital overview

Capital requirements

This table shows risk weighted assets and associated capital requirements1 for each risk type included in the regulatory assessment of Westpac’s capital adequacy. Westpac’s approach to managing these risks, and more detailed disclosures on the prudential assessment of capital requirements, are presented in the following sections of this report.

31 March 2021	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	66,086	849	66,935	5,355
Business lending	34,061	774	34,835	2,787
Sovereign	2,355	1,081	3,436	275
Bank	5,708	132	5,840	467
Residential mortgages	133,938	4,090	138,028	11,042
Australian credit cards	4,279	-	4,279	342
Other retail	9,266	779	10,045	804
Small business	16,097	-	16,097	1,288
Specialised lending	55,314	386	55,700	4,456
Securitisation	5,513	-	5,513	441
Mark-to-market related credit risk[3]	-	6,419	6,419	514
Total	332,617	14,510	347,127	27,771
Market risk			9,490	759
Operational risk			54,090	4,327
Interest rate risk in the banking book			11,998	960
Other assets[4]			6,194	496
Total			428,899	34,313

30 September 2020	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	73,666	976	74,642	5,971
Business lending	36,777	880	37,657	3,013
Sovereign	2,376	1,216	3,592	287
Bank	5,640	144	5,784	463
Residential mortgages	130,787	4,431	135,218	10,818
Australian credit cards	4,405	-	4,405	352
Other retail	10,174	774	10,948	876
Small business	16,977	-	16,977	1,358
Specialised lending	57,019	432	57,451	4,596
Securitisation	5,413	-	5,413	433
Mark-to-market related credit risk[3]	-	7,302	7,302	584
Total	343,234	16,155	359,389	28,751
Market risk			8,761	701
Operational risk			54,090	4,327
Interest rate risk in the banking book			9,124	730
Other assets[4]			6,541	523
Total			437,905	35,032

[1]	Total capital required is calculated as 8% of total risk weighted assets.
[2]	Westpac’s standardised risk weighted assets are categorised based on their equivalent IRB categories.
[3]	Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.
[4]	Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

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Capital overview

31 March 2020	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	78,288	1,087	79,375	6,350
Business lending	34,493	993	35,486	2,839
Sovereign	2,192	1,354	3,546	284
Bank	6,956	51	7,007	561
Residential mortgages	131,424	4,714	136,138	10,891
Australian credit cards	4,837	-	4,837	387
Other retail	11,594	805	12,399	992
Small business	16,812	-	16,812	1,345
Specialised lending	56,004	503	56,507	4,521
Securitisation	5,747	-	5,747	460
Mark-to-market related credit risk[3]	-	11,289	11,289	903
Total	348,347	20,795	369,142	29,533
Market risk			8,396	672
Operational risk			54,093	4,327
Interest rate risk in the banking book			5,305	424
Other assets[4]			6,969	558
Total			443,905	35,514

[1]	Total capital required is calculated as 8% of total risk weighted assets.
[2]	Westpac’s standardised risk weighted assets are categorised based on their equivalent IRB categories.
[3]	Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.
[4]	Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

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Pillar 3 report

Leverage ratio

Leverage ratio

The following table summarises Westpac’s leverage ratio. This has been determined using APRA’s definition of the leverage ratio as specified in APS110 Capital Adequacy.

$ billion	31 March 2021	31 December 2020	30 September 2020	30 June 2020
Tier 1 Capital	62.4	61.0	57.9	57.9
Total Exposures	995.8	984.3	1,001.8	985.6
Leverage ratio	6.3%	6.2%	5.8%	5.9%

Leverage ratio disclosure

$m		31 March 2021
On-balance sheet exposures
1	On-balance sheet items (excluding derivatives and securities financing transactions (SFTs), but including collateral)	861,191

2	(Asset amounts deducted in determining Tier 1 capital)	(17,427)
3	Total on-balance sheet exposures (excluding derivatives and SFTs) (sum of rows 1 and 2)	843,764

Derivative exposures
4	Replacement cost associated with all derivatives transactions (i.e. net of eligible cash variation margin)	7,813
5	Add-on amounts for potential future credit exposure (PFCE) associated with all derivatives transactions	14,753
6	Gross-up for derivatives collateral provided where deducted from the balance sheet assets pursuant to the	3,336
	Australian Accounting Standards	-
7	(Deductions of receivables assets for cash variation margin provided in derivatives transactions)	(6,258)
8	(Exempted central counterparty (CCP) leg of client-cleared trade exposures)	-
9	Adjusted effective notional amount of written credit derivatives	1,209
10	(Adjusted effective notional offsets and add-on deductions for written credit derivatives)	(1,189)
11	Total derivative exposures (sum of rows 4 to 10)	19,664
SFT exposures
12	Gross SFT assets (with no recognition of netting), after adjusting for sales accounting transactions	37,385
13	(Netted amounts of cash payables and cash receivables of gross SFT assets)	-
14	Counterparty credit risk exposure for SFT assets	15,164
15	Agent transaction exposures	-
16	Total SFT exposures (sum of rows 12 to 15)	52,549
Other off-balance sheet exposures		-
17	Off-balance sheet exposure at gross notional amount	207,942
18	(Adjustments for conversion to credit equivalent amounts)	(128,082)
19	Other off-balance sheet exposures (sum of rows 17 and 18)	79,860
Capital and total exposures
20	Tier 1 Capital	62,400
21	Total exposures (sum of rows 3, 11, 16 and 19)	995,837

Leverage ratio %
22	Leverage ratio	6.27%

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Leverage ratio

Summary comparison of accounting assets versus leverage ratio exposure measure

$m		31 March 2021
1	Total consolidated assets as per published financial statements	889,459
2	Adjustment for investments in banking, financial, insurance or commercial entities that are consolidated for	(3,060)
	accounting purposes but outside the scope of regulatory consolidation	-
3	Adjustment for assets held on the balance sheet in a fiduciary capacity pursuant to the Australian Accounting	-
	Standards but excluded from the leverage ratio exposure measure	-
4	Adjustments for derivative financial instruments	(2,715)
5	Adjustment for SFTs (i.e. repos and similar secured lending)	49,721
6	Adjustment for off-balance sheet exposures (i.e. conversion to credit equivalent amounts of off-balance sheet	79,859
	exposures)	-
7	Other adjustments	(17,427)
8	Leverage ratio exposure	995,837

Westpac Group March 2021 Pillar 3 report | 23

Pillar 3 report

Credit risk management

Credit risk is the potential for financial loss where a customer or counterparty fails to meet their financial obligations to Westpac. Westpac maintains a credit risk management framework and a number of supporting policies, processes and controls governing the assessment, approval and management of customer and counterparty credit risk. These incorporate the assignment of risk grades, the quantification of loss estimates in the event of default, and the segmentation of credit exposures.

Structure and organisation

The Chief Risk Officer (CRO) is responsible for the effectiveness of overall risk management throughout Westpac, including credit risk. The Group Chief Credit Officer is responsible for the effectiveness of credit risk management, including credit approval decisioning beyond business authority level and appointing our most senior authorised credit officers. Authorised credit officers have delegated authority to approve credit risk exposures, including customer risk grades, other credit parameters and their ongoing review. Our largest exposures are approved by our most experienced authorised credit officers. Line business management is responsible for managing credit risks originated in their business and for managing risk adjusted returns from their business credit portfolios, within the approved risk appetite, risk management framework and policies.

Credit risk management framework and policies

Westpac maintains a credit risk management framework and supporting policies that are designed to clearly define roles and responsibilities, acceptable practices, limits and key controls.

The Credit Risk Management Framework describes the principles, methodologies, systems, roles and responsibilities, reports and controls that exist for managing credit risk in Westpac. The Credit Risk Rating System policy describes the credit risk rating system philosophy, design, key features and uses of rating outcomes.

Concentration risk policies cover individual counterparties, specific industries (e.g. property) and individual countries. In addition, we have policies covering risk appetite statements, environmental, social and governance (ESG) risk, credit risks and the delegation of credit approval authorities.

At the divisional level, credit manuals embed the Group’s framework requirements for application in line businesses. These manuals include policies covering the origination, evaluation, approval, documentation, settlement and on-going management of credit risks, and sector policies to guide the extension of credit where industry-specific guidelines are considered necessary.

Credit approval limits govern the extension of credit and represent the formal delegation of credit approval authority to responsible individuals throughout the organisation.

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Credit risk management

Approach

Westpac adopts two approaches to managing credit risk depending upon the nature of the customer and the product.

Transaction-managed approach

For larger customers, Westpac evaluates credit requests by undertaking detailed individual customer and transaction risk analysis (the ‘transaction-managed’ approach). Such customers are assigned a customer risk grade (CRG) representing Westpac’s estimate of their probability of default (PD). Each facility is assigned a loss given default (LGD). The Westpac credit risk rating system has 20 risk grades for non-defaulted customers and 10 risk grades for defaulted customers. Non-defaulted CRGs down to the level of normally acceptable risk (i.e. D grade – see table below) are mapped to Moody’s and Standard & Poor’s (S&P) external senior ranking unsecured ratings. This mapping allows Westpac to integrate the rating agencies’ default history with internal historical data when calculating PDs.

The final assignment of CRGs and LGDs is approved by authorised credit approvers with appropriate delegated approval authority. All material credit exposures are approved by authorised Credit Officers who are part of the risk management stream and operate independently of the areas originating the credit risk proposals. Authorised Credit Officer decisions are subject to reviews to ensure consistent quality and confirm compliance with approval authority. Separate teams are responsible for maintaining accurate and timely recording of all credit risk approvals and changes to customer and facility data. These teams also operate independently of both the areas originating the credit risk proposals and the credit risk approvers. Appropriate segregation of functions is one of the key requirements of our credit risk management framework.

Mapping of Westpac risk grades

The table below shows the current alignment between Westpac’s internal CRGs and the corresponding external rating. Note that only high-level CRG groupings are shown.

Westpac customer risk grade	Standard & Poor’s rating	Moody’s rating
A	AAA to AA–	Aaa to Aa3
B	A+ to A–	A1 to A3
C	BBB+ to BBB–	Baa1 to Baa3
D	BB+ to B+	Ba1 to B1
Westpac Rating
E	Watchlist
F	Special mention
G	Substandard/default
H	Default

For Specialised Lending Westpac maps exposures to the appropriate supervisory slot based on an assessment that takes into account borrower strength and security quality, as required by APS 113.

Program-managed approach

High-volume retail customer credit portfolios with homogenous credit risk characteristics are managed on a statistical basis according to pre-determined objective criteria (the ‘program-managed’ approach). Program-managed exposure to a consumer customer may exceed $1 million. Business customer exposures may be program managed for exposure up to $3 million. Quantitative scorecards are used to assign application and behavioural scores to enable risk-based decision making within these portfolios. The scorecard outcomes and decisions are regularly monitored and validated against subsequent customer performance and scorecards are recalibrated or rebuilt when required. For capital estimation and other purposes, risk-based customer segments are created based upon modelled expected PD, Exposure At Default (EAD) and LGD. Accounts are then assigned to respective segments based on customer and account characteristics. Each segment is assigned a quantified measure of its PD, LGD and EAD.

For both transaction-managed and program-managed approaches, CRGs, PDs and LGDs are reviewed at least annually.

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Pillar 3 report

Credit risk management

Mapping of Basel categories to Westpac portfolios

APS113 Capital Adequacy: Internal Ratings-Based Approach to Credit Risk, states that under the Advanced IRB approach to credit risk, an ADI must categorise banking book exposures into six broad IRB asset classes and apply the prescribed treatment for those classes to each credit exposure within them for the purposes of deriving its regulatory capital requirement. Standardised and Securitised portfolios are subject to treatment under APS112 Capital Adequacy: Standardised Approach to Credit Risk and APS120 Securitisation respectively.

APS Asset Class	Sub-asset class	Westpac category	Segmentation criteria
Corporate	Corporate	Corporate	All transaction-managed customers not elsewhere classified where annual turnover exceeds $50 million[1].
	SME Corporate	Business Lending	All transaction-managed customers not elsewhere classified where annual turnover is $50 million or less.
	Project Finance (including Object Finance)	Specialised Lending-Project Finance	Applied to transaction-managed customers where the primary source of debt service, security and repayment is derived from the revenue generated by a completed project (e.g. infrastructure such as toll roads or railways).
	Income-producing Real Estate	Specialised Lending-Property Finance	Applied to transaction-managed customers where the primary source of debt service, security and repayment is derived from either the sale of a property development or income produced by one or more investment properties[2].
Sovereign		Sovereign	Applied to transaction-managed exposures backed by governments.
Bank		Bank	Applied to transaction-managed exposures to deposit-taking institutions and foreign equivalents.
Residential Mortgages		Residential Mortgages	Exposures secured by residential mortgages not elsewhere classified.
Qualifying Revolving Retail		Australian Credit Cards	Program-managed credit cards with low volatility in loss rates. The New Zealand cards portfolio is not eligible for Qualifying Revolving Retail treatment and is classified in Other Retail.
Other Retail		Small Business	Program-managed business lending exposures under $1 million where complex products are not utilised by the customer.
		Other Retail	All other program-managed lending to retail customers, including New Zealand credit cards.

[1]	Includes all NZ agribusiness loans, regardless of turnover.
[2]	Excludes large diversified property groups and property trusts, which appear in the Corporate asset class.

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Credit risk management

Mapping of Credit risk approach to Basel categories and exposure types

Approach	APS asset class	Types of exposures
Transaction-Managed Portfolios	Corporate Sovereign Bank	Direct lending Contingent lending Derivative counterparty Asset warehousing Underwriting Secondary market trading Foreign exchange settlement Other intra-day settlement obligations
Program-Managed Portfolios	Residential mortgage	Mortgages Equity access loans
	Qualifying revolving retail	Australian credit cards
	Other retail	Personal loans Overdrafts New Zealand credit cards Auto and equipment finance Business development loans Business overdrafts Other term products

Internal ratings process for transaction-managed portfolios

The process for assigning and approving individual customer PDs and facility LGDs involves:

•	Business unit representatives recommend the CRG and facility LGDs under the guidance of criteria set out in established credit policies. Each CRG is associated with an estimated PD;

•	Authorised credit officers evaluate the recommendations and approve the final CRG and facility LGDs. Authorised credit officers may override line business unit recommendations;

•	An expert judgement decisioning process is employed to evaluate CRG and the outputs of various risk grading models are used as one of several inputs into that process; and

•	Authorised credit officers’ decisions are subject to reviews to ensure consistent quality and confirm compliance with approval authority.

For on-going exposures to transaction-managed customers, risk grades and facility LGDs are required to be reviewed at least annually, but also whenever material changes occur.

No material deviations from the reference definition of default are permitted.

Internal ratings process for program-managed portfolios

The process for assigning PDs, LGDs and EADs to the program-managed portfolio involves dividing the portfolio into a number of pools per product. These pools are created by analysing risk characteristics that have historically predicted that an account is likely to go into default or loss.

No material deviations from the reference definition of default are permitted.

Internal credit risk ratings system

In addition to using the credit risk estimates as the basis for regulatory capital purposes, they are also used for the purposes described below:

Economic capital - Economic capital includes both credit and non-credit components. Economic credit capital is calculated using a framework that considers estimates of PD, LGD, EAD, total committed exposure and loan tenor, as well as measures of portfolio composition not reflected in regulatory capital formulae.

Provisioning - Credit provisions are held by Westpac to cover expected credit losses in the loan portfolio. Provisioning includes both individual and collective components. Individual provisions are calculated on impaired loans taking into account management’s best estimate of the present value of future cashflows.

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Credit risk management

Collective provisions are established on a portfolio basis using a framework that considers PD, LGD, EAD, total committed exposure, level of arrears, recent past experience and forward looking macro-economic forecasts.

Risk-adjusted performance measurement - Business performance is measured using allocated capital, which incorporates charges for economic capital and regulatory capital, including credit capital and capital for other risk types.

Pricing - Westpac prices loans to produce an acceptable return on the capital allocated to the loan. Returns include interest income and fees after expected credit losses and other costs.

Credit approval - For transaction-managed facilities, approval authorities are tiered based on the CRG, with lower limits applicable for customers with a higher PD. Program-managed facilities are approved on the basis of application scorecard outcomes and product based approval authorities.

Control mechanisms for the credit risk rating system include:

•	Westpac’s credit risk rating system is reviewed annually to confirm that the rating criteria and procedures are appropriate given the current portfolio and external conditions;

•	All models materially impacting the risk rating process are periodically reviewed in accordance with Westpac’s model risk policy;

•	Specific credit risk estimates (including PD, LGD and EAD levels) are overseen, reviewed annually and supported by the Credit Risk Estimates Committee (a sub-committee of CREDCO) for approval by General Manager, Enterprise Risk;

•	Credit Risk Assurance undertake an independent annual end-to-end technical and operational review of the overall process; and

•	CREDCO, RISKCO and BRiskC monitor the risk profile, performance and management of Westpac’s credit portfolio and the development and review of key credit risk policies.

Risk reporting

A comprehensive report on Westpac’s credit risk portfolio is provided to CREDCO, RISKCO and BRiskC quarterly. It details the current level of impairment losses, stressed exposures, delinquency trends, provisions, impaired assets and key performance metrics. It also reports on portfolio concentrations and large exposures.

Credit risk and asset quality are also reported to the Board including details of impairment losses, stressed exposures, delinquency trends and key performance metrics.

Response to COVID-19

Westpac remains focused on supporting customers. In response to the COVID-19 pandemic Westpac introduced a range of support packages such as lowering interest rates on certain products, waiving certain fees and providing impacted customers with an option to defer repayments. APRA permitted customers approved for deferrals to be excluded from traditional stress metrics while part of these support packages but customers were to be closely monitored, particularly once the deferral period ended.

APRA also revised prudential standard APS 220 Credit Quality to provide temporary capital relief where an eligible borrower’s ability to repay according to loan terms had been, or was likely to be, affected by the COVID-19 pandemic, subject to defined criteria. This temporary capital treatment ceased to be available on 31 March 2021. Westpac no longer offers COVID-19 related support packages.

The Australian Government has announced further government stimulus packages to support the economic recovery and those companies still in receipt of JobKeeper stimulus in the quarter ended 31 March 2021 under the SME Recovery Loan Scheme (SMERLS). Westpac has confirmed to the Australian Government Federal Treasury our participation to the scheme.

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Pillar 3 report Credit risk management

Summary credit risk disclosure

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 March 2021 $m	Exposure at Default	Weighted Assets	Expected Loss[1]	non-defaulted exposures	Impaired Loans	for Impaired Loans	the 6 months ended
Corporate	124,567	66,086	654	431	319	220	56
Business lending	53,052	34,061	750	475	388	198	25
Sovereign	143,237	2,355	2	2	-	-	-
Bank	23,404	5,708	7	7	-	-	-
Residential mortgages	562,798	133,938	1,919	1,126	263	78	44
Australian credit cards	16,459	4,279	202	154	82	49	71
Other retail	12,579	9,266	459	301	277	158	78
Small business	31,941	16,097	613	373	639	229	24
Specialised Lending	64,867	55,314	813	598	39	12	1
Securitisation	28,299	5,513	-	-	-	-	-
Standardised[2]	15,300	14,510	-	-	64	30	-
Total	1,076,503	347,127	5,419	3,467	2,071	974	299

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 September 2020 $m	Exposure at Default	Weighted Assets	Expected Loss[1]	non-defaulted exposures	Impaired Loans	for Impaired Loans	the 12 months ended
Corporate	129,988	73,666	758	514	558	244	95
Business lending	54,542	36,777	809	534	392	208	71
Sovereign	131,857	2,376	1	1	-	-	-
Bank	23,244	5,640	7	7	-	-	-
Residential mortgages	550,133	130,787	1,966	1,033	345	93	125
Australian credit cards	16,944	4,405	214	166	83	48	332
Other retail	13,471	10,174	522	341	326	187	275
Small business	32,758	16,977	685	350	933	328	74
Specialised Lending	65,491	57,019	837	659	86	25	3
Securitisation	26,817	5,413	-	-	-	-	-
Standardised[2]	16,993	16,155	-	-	56	19	2
Total	1,062,238	359,389	5,799	3,605	2,779	1,152	977

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 March 2020 $m	Exposure at Default	Weighted Assets	Expected Loss[1]	non-defaulted exposures	Impaired Loans	for Impaired Loans	the 6 months ended
Corporate	146,529	78,288	787	547	363	232	(4)
Business lending	54,428	34,493	669	413	347	195	35
Sovereign	127,064	2,192	2	2	-	-	-
Bank	26,633	6,956	9	9	-	-	-
Residential mortgages	553,866	131,424	1,788	1,229	404	114	67
Australian credit cards	18,601	4,837	314	238	123	92	164
Other retail	15,223	11,594	601	419	312	218	135
Small business	33,181	16,812	557	378	501	183	39
Specialised Lending	65,866	56,004	813	583	52	26	1
Securitisation	28,097	5,747	-	-	-	-	-
Standardised[2]	19,616	20,795	-	-	52	19	-
Total	1,089,104	369,142	5,540	3,818	2,154	1,079	437

1  Includes regulatory expected losses for defaulted and non-defaulted exposures.

2  Includes mark-to-market related credit risk.

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Pillar 3 report Credit risk management

Loan impairment provisions

Expected credit losses (ECL) are estimates of the cashflow shortfalls expected to result from defaults over the relevant timeframe. They are determined by evaluating a range of possible outcomes and taking into account the time value of money, past events, current conditions and forecasts of future economic conditions. Westpac calculates provisions for ECL based on a three-stage approach:

•	Stage 1: 12 months ECL (performing) - For financial assets where there has been no significant increase in credit risk since origination, a provision for 12-month ECL is recognised.

•	Stage 2: Lifetime ECL (performing) - For financial assets where there has been a significant increase in credit risk since origination and where the asset is still performing, a provision for lifetime ECL is recognised.

Determining when a financial asset has experienced a significant increase in credit risk is primarily based on changes in internal risk grades since origination of the financial asset. An internal risk grade assessed using both quantitative and qualitative factors. The number of notches (changes) in the internal risk grade that Westpac uses to represent a significant increase in credit risk is determined on a sliding scale where the number of notches will generally be greater for a financial asset with a lower credit risk compared to a financial asset with a higher credit risk.

•	Stage 3: Lifetime ECL (non-performing) - For financial assets that are non-performing a provision for lifetime ECL is recognised. Indicators include a breach of contract with Westpac such as a default on interest or principal payments, a borrower experiencing significant financial difficulties.

Collective and individual assessment - Financial assets that are in stages 1 and 2 are assessed on a collective basis as are financial assets in stage 3 below specified exposure thresholds. Those financial assets in stage 3 above the specified exposure thresholds are assessed on an individual basis.

Expected life - Lifetime ECL represents the expected credit losses that result from default events over the expected life of a financial instrument. In considering lifetime ECL, the remaining contractual life is used for non-retail portfolios. For retail portfolios lifetime ECL is calibrated to historically observed portfolio behaviour.

Forward looking information - The measurement of ECL for each stage and the assessment of significant increase in credit risk considers information about past events and current conditions as well as reasonable and supportable projections of future events and economic conditions. In order to capture the asymmetry of the losses expected over the range of plausible future events and economic conditions, Westpac considers three future macroeconomic scenarios i.e. base, upside and downside scenarios.

The macroeconomic variables used in these scenarios, include (but are not limited to) employment to population ratio, real gross domestic product growth rates and residential and commercial property price indices.

The ECL is a weighted average of the credit losses expected under these three scenarios. The scenario weights are based on Westpac’s assessment of upside and downside risks taking into account current trends, forward looking conditions and the degree of uncertainty attached to these projections.

Regulatory classification of loan impairment provisions

APS220 Credit Quality requires that Westpac report specific provisions and a General Reserve for Credit Loss (GRCL). All IAPs raised under Australian Accounting Standards (AAS) are classified as specific provisions. All Collectively Assessed Provisions (CAPs) raised under AAS are either classified into specific provisions or a GRCL.

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Pillar 3 report Credit risk management

Expected credit loss provision

31 March 2021	A-IFRS Provisions		Total Regulatory
$m	IAPs	CAPs	Provisions
Specific Provisions
for impaired loans	564	410	974
for defaulted but not impaired loans	NA	918	918
For Stage 2	NA	2,051	2,051
Total Specific Provision[1]
	564	3,379	3,943
General Reserve for Credit Loss[1]	NA	1,565	1,565
Total provisions for ECL	564	4,944	5,508

30 September 2020	A-IFRS Provisions		Total Regulatory
$m	IAPs	CAPs	Provisions
Specific Provisions
for impaired loans	611	541	1,152
for defaulted but not impaired loans	NA	1,021	1,021
For Stage 2	NA	2,199	2,199
Total Specific Provision[1]
	611	3,761	4,372
General Reserve for Credit Loss[1]	NA	1,791	1,791
Total provisions for ECL	611	5,552	6,163

31 March 2020	A-IFRS Provisions		Total Regulatory
$m	IAPs	CAPs	Provisions
Specific Provisions
for impaired loans	606	473	1,079
for defaulted but not impaired loans	NA	628	628
For Stage 2	NA	2,184	2,184
Total Specific Provision[1]
	606	3,285	3,891
General Reserve for Credit Loss[1]	NA	1,900	1,900
Total provisions for ECL	606	5,185	5,791

1 Provisions classified according to APRA’s letter dated 4 July 2017 “Provisions for regulatory purposes and AASB 9 financial instruments”.

Westpac Group March 2021 Pillar 3 report | 31

Pillar 3 report Credit risk management

Movement in provisions for impairment

For the 6 months ended			Non-	Collectively	Individually
31 March 2021	Performing		performing	assessed	assessed
$m	Stage 1	Stage 2	Stage 3	provisions	provisions	Total

Balance as at 30 September 2020 for Loans and Credit	1,084	2,875	2,173			6,132
Commitments
Transfers to Stage 1	695	(662)	(33)			-
Transfers to Stage 2	(112)	719	(607)			-
Transfers to Stage 3	(3)	(244)	247			-
Business activity during the period	52	(107)	(171)			(226)
Net remeasurement of provision for ECL	(689)	(8)	688			(9)
Write-offs	-	-	(431)			(431)
Exchange rate and other adjustments	(5)	(5)	26			16
Balance as at 31 March 2021 for Loans and Credit Commitments	1,022	2,568	1,892			5,482

Balance as at 30 September 2020 for debt securities	2	29	-			31
Provision for ECL on debt securities at amortised cost	1	(7)	-			(6)
Provision for ECL on debt securities at FVOCI[1]	1	-	-			1
Total provision for ECL as at 31 March 2021	4	22	-			26

Total provision for ECL as at 31 March 2021
	1,026	2,590	1,892			5,508

For the 12 months ended			Non-	Collectively	Individually
30 September 2020	Performing		performing	assessed	assessed
$m	Stage 1	Stage 2	Stage 3	provisions	provisions	Total

Balance as at 30 September 2019 for Loans and Credit Commitments	884	1,674	1,355	-	-	3,913
Transfers to Stage 1	1,577	(1,528)	(49)	-	-	-
Transfers to Stage 2	(344)	1,161	(817)	-	-	-
Transfers to Stage 3	(8)	(955)	963	-	-	-
Business activity during the period	212	60	(77)	-	-	195
Net remeasurement of provision for ECL	(1,232)	2,475	1,914	-	-	3,157
Write-offs	-	-	(1,170)	-	-	(1,170)
Exchange rate and other adjustments	(5)	(12)	54	-	-	38
Balance as at 30 September 2020 for Loans and Credit Commitments	1,084	2,875	2,173	-	-	6,132

Balance as at 30 September 2019 for debt securities	11	-	-			11
Provision for ECL on debt securities at amortised cost	(9)	27	-			18
Provision for ECL on debt securities at FVOCI[1]	2	-	-			2
Total provision for ECL as at 30 September 2020	4	27	-	-	-	31

Total provision for ECL as at 30 September 2020
	1,088	2,902	2,173	-	-	6,163

[1]	Impairment of debt securities at Fair Value through Other Comprehensive Income (FVOCI) is recognised in the income statement with a corresponding amount in other comprehensive income. There is no reduction of the carrying value of the debt securities which remain at fair value.

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Pillar 3 report Credit risk management

For the 6 months ended			Non-	Collectively	Individually
31 March 2020	Performing		performing	assessed	assessed
$m	Stage 1	Stage 2	Stage 3	provisions	provisions	Total
Balance as at 30 September 2019 for Loans and Credit Commitments	884	1,674	1,355	-	-	3,913

Transfers to Stage 1	600	(583)	(17)	-	-	-
Transfers to Stage 2	(131)	466	(335)	-	-	-
Transfers to Stage 3	(2)	(334)	336	-	-	-
Business activity during the period	120	114	(50)	-	-	184
Net remeasurement of provision for ECL	(297)	1,527	911	-	-	2,141
Write-offs	-	-	(537)	-	-	(537)
Exchange rate and other adjustments	7	14	44	-	-	65

Balance as at 31 March 2020 for Loans and Credit Commitments	1,181	2,878	1,707	-	-	5,766

Balance as at 30 September 2019 for debt securities	11	-	-			11
Provision for ECL on debt securities at amortised cost	10	3	-			13
Provision for ECL on debt securities at FVOCI[1]	1	-	-			1
Total provision for ECL as at 31 March 2020	22	3	-	-	-	25

Total provision for ECL as at 31 March 2020	1,203	2,881	1,707	-	-	5,791

[1]	Impairment of debt securities at Fair Value through Other Comprehensive Income (FVOCI) is recognised in the income statement with a corresponding amount in other comprehensive income. There is no reduction of the carrying value of the debt securities which remain at fair value.

Westpac Group March 2021 Pillar 3 report | 33

Pillar 3 report Credit risk exposures

The following tables segment the portfolio by characteristics that provide an insight into the assessment of credit risk concentration.

Exposure at Default by major type

31 March 2021	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	6 months ended[1]
Corporate	52,808	57,449	14,310	124,567	126,100
Business lending	39,220	13,832	-	53,052	53,786
Sovereign	109,514	1,490	32,233	143,237	137,438
Bank	14,085	1,829	7,490	23,404	22,546
Residential mortgages	486,802	75,996	-	562,798	556,398
Australian credit cards	6,664	9,795	-	16,459	16,731
Other retail	9,467	3,112	-	12,579	13,060
Small business	24,730	7,211	-	31,941	32,410
Specialised lending	52,619	10,598	1,650	64,867	65,297
Securitisation[2]	20,145	8,033	121	28,299	27,319
Standardised	12,192	1,048	2,060	15,300	16,208

Total	828,246	190,393	57,864	1,076,503	1,067,293

30 September 2020	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	12 months ended[3]
Corporate	57,485	60,099	12,404	129,988	137,385
Business lending	40,989	13,553	-	54,542	54,578
Sovereign	106,524	1,604	23,729	131,857	111,274
Bank	13,161	1,873	8,210	23,244	25,935
Residential mortgages	481,096	69,037	-	550,133	553,586
Australian credit cards	6,652	10,292	-	16,944	17,979
Other retail	10,210	3,261	-	13,471	14,880
Small business	25,463	7,295	-	32,758	33,158
Specialised lending	52,803	10,629	2,059	65,491	65,530
Securitisation[2]	20,542	6,138	137	26,817	27,152
Standardised	12,911	1,178	2,904	16,993	19,255

Total	827,836	184,959	49,443	1,062,238	1,060,712

31 March 2020	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	6 months ended[4]
Corporate	69,038	57,950	19,541	146,529	140,586
Business lending	42,083	12,345	-	54,428	54,546
Sovereign	119,847	1,857	5,360	127,064	102,570
Bank	14,899	2,415	9,319	26,633	27,505
Residential mortgages	486,270	67,596	-	553,866	555,459
Australian credit cards	8,218	10,383	-	18,601	18,434
Other retail	11,881	3,342	-	15,223	15,607
Small business	26,181	7,000	-	33,181	33,311
Specialised lending	54,066	9,750	2,050	65,866	65,739
Securitisation[2]	22,690	5,276	131	28,097	27,269
Standardised	13,476	1,162	4,978	19,616	19,992

Total	868,649	179,076	41,379	1,089,104	1,061,017

[1]	Average is based on exposures as at 31 March 2021, 31 December 2020, and 30 September 2020.
[2]	EAD associated with securitisations is for the banking book only.
[3]	Average is based on exposures as at 30 September 2020, 30 June 2020, 31 March 2020, 31 December 2019, and 30 September 2019.
[4]	Average is based on exposures as at 31 March 2020, 31 December 2019, and 30 September 2019.

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Pillar 3 report Credit risk exposures

Exposure at Default by measurement method

31 March 2021	IRB	Standardised	Total Exposure
$m	Approach	Approach	at Default

Corporate	124,567	5,113	129,680
Business lending	53,052	766	53,818
Sovereign	143,237	1,081	144,318
Bank	23,404	140	23,544
Residential mortgages	562,798	6,006	568,804
Australian credit cards	16,459	-	16,459
Other retail	12,579	1,812	14,391
Small business	31,941	-	31,941
Specialised lending	64,867	382	65,249
Securitisation	28,299	-	28,299

Total	1,061,203	15,300	1,076,503

30 September 2020	IRB	Standardised	Total Exposure
$m	Approach	Approach	at Default

Corporate	129,988	6,131	136,119
Business lending	54,542	866	55,408
Sovereign	131,857	1,216	133,073
Bank	23,244	152	23,396
Residential mortgages	550,133	6,471	556,604
Australian credit cards	16,944	-	16,944
Other retail	13,471	1,735	15,206
Small business	32,758	-	32,758
Specialised lending	65,491	422	65,913
Securitisation	26,817	-	26,817

Total	1,045,245	16,993	1,062,238

31 March 2020	IRB	Standardised	Total Exposure
$m	Approach	Approach	at Default

Corporate	146,529	8,133	154,662
Business lending	54,428	975	55,403
Sovereign	127,064	1,354	128,418
Bank	26,633	60	26,693
Residential mortgages	553,866	6,844	560,710
Australian credit cards	18,601	-	18,601
Other retail	15,223	1,758	16,981
Small business	33,181	-	33,181
Specialised lending	65,866	492	66,358
Securitisation	28,097	-	28,097

Total	1,069,488	19,616	1,089,104

Westpac Group March 2021 Pillar 3 report | 35

Pillar 3 report
Credit risk exposures

Exposure at Default by industry classification

31 March 2021 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	2,560	10,933	2,909	14,355	153	16,569	6,056	7,460	9,975	11,582	18,105	10,284	12,778	-	848	124,567
Business lending	5,830	9,724	4,230	2,035	19	4,553	476	1,098	6,451	5,901	8,173	2,318	434	-	1,810	53,052
Sovereign	-	1	-	60,118	82,411	55	64	388	6	192	-	2	-	-	-	143,237
Bank	-	-	-	23,354	-	-	-	-	50	-	-	-	-	-	-	23,404
Residential mortgages	-	-	-	-	-	-	-	-	-	-	-	-	-	562,798	-	562,798
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	16,459	-	16,459
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	12,579	-	12,579
Small business	950	2,263	3,921	1,612	788	1,747	574	2,131	5,011	3,931	3,186	1,720	359	-	3,748	31,941
Specialised lending	435	17	35	9	-	3	757	55,562	203	1,467	21	3,535	2,323	-	500	64,867
Securitisation	-	-	-	27,305	-	-	-	-	788	-	206	-	-	-	-	28,299
Standardised	117	12	150	4,581	1,081	158	56	383	107	34	536	173	53	7,818	41	15,300
Total	9,892	22,950	11,245	133,369	84,452	23,085	7,983	67,022	22,591	23,107	30,227	18,032	15,947	599,654	6,947	1,076,503

[1] Includes education, health & community services, cultural & recreational services and personal & other services.
[2] Includes wholesale trade and retail trade.
[3] Includes electricity, gas & water, and communication services.

36 | Westpac Group September 2020 Pillar 3 report

Pillar 3 report
Credit risk exposures

30 September 2020 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	2,517	11,148	2,977	12,292	625	18,833	7,101	6,607	11,678	11,808	19,896	10,383	13,260	-	863	129,988
Business lending	5,894	9,456	4,488	2,225	24	4,757	556	1,021	6,704	6,010	8,685	2,343	508	-	1,871	54,542
Sovereign	-	1	-	46,537	84,464	7	69	602	9	151	-	4	13	-	-	131,857
Bank	-	-	-	23,194	-	-	-	-	50	-	-	-	-	-	-	23,244
Residential mortgages	-	-	-	-	-	-	-	-	-	-	-	-	-	550,133	-	550,133
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	16,944	-	16,944
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	13,471	-	13,471
Small business	966	2,297	4,065	1,698	748	1,786	574	2,138	5,163	3,812	3,296	1,804	364	-	4,047	32,758
Specialised lending	393	18	34	17	-	4	1,004	55,681	59	1,747	16	3,649	2,326	-	543	65,491
Securitisation	-	-	-	25,777	-	-	-	-	827	-	213	-	-	-	-	26,817
Standardised	121	12	161	5,504	1,216	222	58	425	121	46	625	215	12	8,206	49	16,993
Total	9,891	22,932	11,725	117,244	87,077	25,609	9,362	66,474	24,611	23,574	32,731	18,398	16,483	588,754	7,373	1,062,238

[1] Includes education, health & community services, cultural & recreational services and personal & other services.
[2] Includes wholesale trade and retail trade.
[3] Includes electricity, gas & water, and communication services.

Westpac Group September 2020 Pillar 3 report | 37

Pillar 3 report
Credit risk exposures

31 March 2020 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	2,458	11,349	3,320	17,822	1,170	23,828	8,341	7,092	10,550	11,845	21,970	13,018	12,866	-	900	146,529
Business lending	5,853	8,759	4,280	2,437	19	4,842	544	1,230	6,794	5,914	8,929	2,435	505	-	1,887	54,428
Sovereign	-	1	-	47,479	79,069	8	95	146	6	187	-	60	13	-	-	127,064
Bank	-	-	-	26,582	-	-	-	-	50	-	-	1	-	-	-	26,633
Residential mortgages	-	-	-	-	-	-	-	-	-	-	-	-	-	553,866	-	553,866
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	18,601	-	18,601
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	15,223	-	15,223
Small business	973	2,378	4,111	1,779	699	1,776	568	2,176	5,242	3,650	3,354	1,840	363	-	4,272	33,181
Specialised lending	489	19	32	22	-	4	823	56,845	26	1,272	17	3,340	2,426	-	551	65,866
Securitisation	-	-	-	26,432	-	162	-	-	1,236	-	267	-	-	-	-	28,097
Standardised	132	27	176	7,358	1,354	240	62	494	142	60	694	198	23	8,601	55	19,616
Total	9,905	22,533	11,919	129,911	82,311	30,860	10,433	67,983	24,046	22,928	35,231	20,892	16,196	596,291	7,665	1,089,104

[1] Includes education, health & community services, cultural & recreational services and personal & other services.
[2] Includes wholesale trade and retail trade.
[3] Includes electricity, gas & water, and communication services.

38 | Westpac Group September 2020 Pillar 3 report

Pillar 3 report
Credit risk exposures

Exposure at Default by geography1

31 March 2021 $m	Australia	New Zealand	Americas	Asia	Europe	Pacific	Total Exposure at Default
Corporate	81,694	22,429	7,281	6,121	7,042	-	124,567
Business lending	48,255	4,797	-	-	-	-	53,052
Sovereign	124,825	12,824	4,721	462	405	-	143,237
Bank	22,165	574	106	531	28	-	23,404
Residential mortgages	501,445	61,160	-	193	-	-	562,798
Australian credit cards	16,459	-	-	-	-	-	16,459
Other retail	9,626	2,953	-	-	-	-	12,579
Small business	29,582	2,358	-	1	-	-	31,941
Specialised lending	56,748	8,119	-	-	-	-	64,867
Securitisation	23,923	4,376	-	-	-	-	28,299
Standardised	12,504	-	-	14	-	2,782	15,300
Total	927,226	119,590	12,108	7,322	7,475	2,782	1,076,503

30 September 2020 $m	Australia	New Zealand	Americas	Asia	Europe	Pacific	Total Exposure at Default
Corporate	83,682	23,058	7,662	10,111	5,475	-	129,988
Business lending	49,557	4,985	-	-	-	-	54,542
Sovereign	107,694	11,611	11,060	1,064	428	-	131,857
Bank	20,834	793	130	1,462	25	-	23,244
Residential mortgages	491,418	58,497	-	218	-	-	550,133
Australian credit cards	16,944	-	-	-	-	-	16,944
Other retail	10,409	3,062	-	-	-	-	13,471
Small business	30,364	2,393	-	1	-	-	32,758
Specialised lending	57,388	8,103	-	-	-	-	65,491
Securitisation	22,522	4,295	-	-	-	-	26,817
Standardised	13,872	-	-	19	-	3,102	16,993
Total	904,684	116,797	18,852	12,875	5,928	3,102	1,062,238

31 March 2020 $m	Australia	New Zealand	Americas	Asia	Europe	Pacific	Total Exposure at Default
Corporate	86,984	24,577	10,991	16,829	7,148	-	146,529
Business lending	49,307	5,121	-	-	-	-	54,428
Sovereign	97,932	10,359	16,633	1,655	485	-	127,064
Bank	20,388	2,408	139	3,646	52	-	26,633
Residential mortgages	494,238	59,404	-	224	-	-	553,866
Australian credit cards	18,601	-	-	-	-	-	18,601
Other retail	11,784	3,439	-	-	-	-	15,223
Small business	30,646	2,534	-	1	-	-	33,181
Specialised lending	57,147	8,673	46	-	-	-	65,866
Securitisation	23,627	4,106	-	364	-	-	28,097
Standardised	16,207	-	-	42	-	3,367	19,616
Total	906,861	120,621	27,809	22,761	7,685	3,367	1,089,104

[1]	Geographic segmentation of exposures is based on the location of the office in which these items were booked.

Westpac Group March 2021 Pillar 3 report | 39

Pillar 3 report
Credit risk exposures

Exposure at Default by residual contractual maturity

31 March 2021 $m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	Total Exposure at Default
Corporate	13,056	24,564	64,353	19,072	3,522	124,567
Business lending	4,693	15,186	23,029	4,407	5,737	53,052
Sovereign	1,409	34,033	49,207	19,787	38,801	143,237
Bank	3,026	3,641	15,956	643	138	23,404
Residential mortgages	29,630	4,104	13,415	2,665	512,984	562,798
Australian credit cards	16,459	-	-	-	-	16,459
Other retail	2,848	357	4,376	3,316	1,682	12,579
Small business	4,490	3,291	8,950	7,643	7,567	31,941
Specialised lending	421	21,633	32,317	6,917	3,579	64,867
Securitisation	-	3,860	11,183	2,011	11,245	28,299
Standardised	1,604	381	6,793	252	6,270	15,300
Total	77,636	111,050	229,579	66,713	591,525	1,076,503

30 September 2020 $m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	Total Exposure at Default
Corporate	14,419	27,059	64,555	19,980	3,975	129,988
Business lending	3,102	13,635	24,154	5,699	7,952	54,542
Sovereign	1,452	29,198	32,192	25,851	43,164	131,857
Bank	3,697	4,102	14,328	1,106	11	23,244
Residential mortgages	29,233	4,315	12,766	2,734	501,085	550,133
Australian credit cards	16,944	-	-	-	-	16,944
Other retail	2,899	351	4,718	3,570	1,933	13,471
Small business	4,481	2,949	8,923	8,044	8,361	32,758
Specialised lending	377	20,479	31,409	9,017	4,209	65,491
Securitisation	-	7,074	7,217	1,625	10,901	26,817
Standardised	1,522	472	7,900	281	6,818	16,993
Total	78,126	109,634	208,162	77,907	588,409	1,062,238

31 March 2020 $m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	Total Exposure at Default
Corporate	18,087	27,376	71,404	23,057	6,605	146,529
Business lending	3,081	13,297	23,945	5,912	8,193	54,428
Sovereign	1,899	44,635	18,625	22,685	39,220	127,064
Bank	5,188	4,025	15,961	1,390	69	26,633
Residential mortgages	28,723	4,658	13,725	2,760	504,000	553,866
Australian credit cards	18,601	-	-	-	-	18,601
Other retail	3,218	388	5,206	4,267	2,144	15,223
Small business	4,658	2,786	9,028	8,224	8,485	33,181
Specialised lending	408	19,699	32,119	9,198	4,442	65,866
Securitisation	-	1,706	12,585	2,075	11,731	28,097
Standardised	1,574	398	10,150	252	7,242	19,616
Total	85,437	118,968	212,748	79,820	592,131	1,089,104

40 | Westpac Group March 2021 Pillar 3 report

Pillar 3 report
Credit risk exposures

Impaired and past due loans

The following tables disclose the crystallisation of credit risk as impairment and loss. Analysis of exposures defaulted not impaired, impaired loans, related provisions and actual losses are broken down by concentrations reflecting Westpac’s asset categories, industry and geography.

Impaired and past due loans by portfolio

31 March 2021 $m	Defaulted not impaired[1]	Impaired Loans	Specific Provisions for Impaired Loans	Specific Provisions to Impaired Loans	Actual Losses for the 6 months ended
Corporate	155	319	220	69%	56
Business lending	793	388	198	51%	25
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	5,298	263	78	30%	44
Australian credit cards	-	82	49	60%	71
Other retail	-	277	158	57%	78
Small business	423	639	229	36%	24
Specialised lending	367	39	12	31%	1
Securitisation	-	-	-	-	-
Standardised	73	64	30	47%	-
Total	7,109	2,071	974	47%	299

30 September 2020 $m	Defaulted not impaired[1]	Impaired Loans	Specific Provisions for Impaired Loans	Specific Provisions to Impaired Loans	Actual Losses for the 12 months ended
Corporate	127	558	244	44%	95
Business lending	598	392	208	53%	71
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	7,042	345	93	27%	125
Australian credit cards	-	83	48	58%	332
Other retail	-	326	187	57%	275
Small business	440	933	328	35%	74
Specialised lending	229	86	25	29%	3
Securitisation	-	-	-	-	-
Standardised	96	56	19	34%	2
Total	8,532	2,779	1,152	41%	977

31 March 2020 $m	Defaulted not impaired[1]	Impaired Loans	Specific Provisions for Impaired Loans	Specific Provisions to Impaired Loans	Actual Losses for the 6 months ended
Corporate	91	363	232	64%	(4)
Business lending	474	347	195	56%	35
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	4,050	404	114	28%	67
Australian credit cards	-	123	92	75%	164
Other retail	-	312	218	70%	135
Small business	359	501	183	37%	39
Specialised lending	357	52	26	50%	1
Securitisation	-	-	-	-	-
Standardised	78	52	19	37%	-
Total	5,409	2,154	1,079	50%	437

[1]	Includes items past 90 days not impaired.

Westpac Group March 2021 Pillar 3 report | 41

Pillar 3 report
Credit risk exposures

Impaired and past due loans by industry classification

31 March 2021 $m	Defaulted not impaired[1]	Impaired Loans	Specific Provisions for Impaired Loans	Specific Provisions to Impaired Loans	Actual Losses for the 6 months ended
Accommodation, cafes & restaurants	187	65	32	49%	2
Agriculture, forestry & fishing	281	71	27	38%	13
Construction	108	123	51	41%	3
Finance & insurance	71	55	39	71%	16
Government administration & defence	-	-	-		-
Manufacturing	91	200	135	68%	43
Mining	13	20	6	30%	3
Property	489	96	30	31%	-
Property services & business services	142	266	130	49%	3
Services[2]	121	97	48	49%	7
Trade[3]	165	252	126	50%	4
Transport & storage	23	84	31	37%	7
Utilities[4]	3	8	2	25%	-
Retail lending	5,365	634	293	46%	195
Other	50	100	24	24%	3
Total	7,109	2,071	974	47%	299

30 September 2020 $m	Defaulted not impaired[1]	Impaired Loans	Specific Provisions for Impaired Loans	Specific Provisions to Impaired Loans	Actual Losses for the 12 months ended
Accommodation, cafes & restaurants	132	71	34	48%	5
Agriculture, forestry & fishing	242	95	38	40%	13
Construction	69	188	71	38%	12
Finance & insurance	39	68	43	63%	-
Government administration & defence	-	-	-	-	-
Manufacturing	92	302	188	62%	61
Mining	5	44	14	32%	2
Property	335	103	29	28%	49
Property services & business services	113	452	120	27%	14
Services[2]	129	145	67	46%	5
Trade[3]	148	274	112	41%	56
Transport & storage	30	143	52	36%	17
Utilities[4]	2	12	3	25%	4
Retail lending	7,122	770	336	44%	735
Other	74	112	45	41%	4
Total	8,532	2,779	1,152	41%	977

31 March 2020 $m	Defaulted not impaired[1]	Impaired Loans	Specific Provisions for Impaired Loans	Specific Provisions to Impaired Loans	Actual Losses for the 6 months ended
Accommodation, cafes & restaurants	109	37	18	49%	7
Agriculture, forestry & fishing	233	90	34	38%	3
Construction	50	107	45	42%	9
Finance & insurance	29	62	44	71%	5
Government administration & defence	-	-	-	-	-
Manufacturing	81	221	149	67%	7
Mining	6	17	6	35%	(1)
Property	284	77	39	51%	10
Property services & business services	83	130	67	52%	9
Services[2]	243	72	38	53%	4
Trade[3]	124	327	152	46%	6
Transport & storage	27	72	25	35%	9
Utilities[4]	2	7	2	29%	-
Retail lending	4,097	851	431	51%	366
Other	41	84	29	35%	3
Total	5,409	2,154	1,079	50%	437

[1]	Includes items past 90 days not impaired.

[2]	Includes education, health & community services, cultural & recreational services and personal & other services.

[3]	Includes wholesale trade and retail trade.

[4]	Includes electricity, gas & water, and communication services.

42 | Westpac Group March 2021 Pillar 3 report

Pillar 3 report
Credit risk exposures

Impaired and past due loans by geography1

31 March 2021 $m	Defaulted not impaired[2]	Impaired Loans	Specific Provisions for Impaired Loans	Specific Provisions to Impaired Loans	Actual Losses for the 6 months ended
Australia	6,601	1,671	756	45%	234
New Zealand	471	159	85	53%	23
Americas	-	-	-	-	-
Asia	1	178	112	63%	42
Europe	-	-	-	-	-
Pacific	36	63	21	33%	-
Total	7,109	2,071	974	47%	299

30 September 2020 $m	Defaulted not impaired[2]	Impaired Loans	Specific Provisions for Impaired Loans	Specific Provisions to Impaired Loans	Actual Losses for the 12 months ended
Australia	7,989	2,253	903	40%	859
New Zealand	502	193	96	50%	21
Americas	-	-	-	-	-
Asia	1	280	134	48%	95
Europe	-	-	-	-	-
Pacific	40	53	19	36%	2
Total	8,532	2,779	1,152	41%	977
31 March 2020 $m	Defaulted not impaired[2]	Impaired Loans	Specific Provisions for Impaired Loans	Specific Provisions to Impaired Loans	Actual Losses for the 6 months ended
Australia	4,964	1,681	818	49%	423
New Zealand	390	208	99	48%	13
Americas	-	-	-	-	-
Asia	2	216	145	67%	-
Europe	-	-	-	-	-
Pacific	53	49	17	35%	1
Total	5,409	2,154	1,079	50%	437

[1]	Geographic segmentation of exposures is based on the location of the office in which these items were booked.

[2]	Includes items past 90 days not impaired.

Westpac Group March 2021 Pillar 3 report | 43

Pillar 3 report
Credit risk exposures

Portfolios subject to the standardised approach

This table presents exposures subject to the standardised approach for the calculation of risk weighted assets.

As at 31 March 2021, exposures subject to the standardised approach and categorised by risk weight are primarily Westpac Pacific, Asian retail exposures, the margin lending portfolio, self-managed superannuation fund exposures and some other small portfolios. Mark-to-market related credit risk and qualifying central clearing counterparties exposure1 is also included in the standardised approach.

31 March 2021	Total Exposure	Risk Weighted
Risk Weight %	at Default $m	Assets $m
0%	2,013	-
2%	2,253	45
20%	1,289	258
35%	382	134
50%	1,311	655
75%	4,053	3,041
100%	3,826	3,826
150%	26	39
Default fund contributions[1]	147	94
Mark-to-market related credit risk	-	6,419
Total	15,300	14,510

30 September 2020 Risk Weight %	Total Exposure at Default $m	Risk Weighted Assets $m
0%	1,780	-
2%	3,406	68
20%	1,200	240
35%	415	145
50%	1,328	664
75%	4,451	3,338
100%	4,239	4,239
150%	54	81
Default fund contributions[1]	120	78
Mark-to-market related credit risk	-	7,302
Total	16,993	16,155

31 March 2020 Risk Weight %	Total Exposure at Default $m	Risk Weighted Assets $m
0%	1,650	-
2%	5,481	110
20%	1,190	238
35%	478	167
50%	1,340	670
75%	4,631	3,473
100%	4,651	4,651
150%	67	100
Default fund contributions[1]	128	98
Mark-to-market related credit risk	-	11,289
Total	19,616	20,795

[1]	Portfolios subject to the standardised approach include exposures to qualifying central clearing counterparties used to clear derivative transactions. Derivative counterparty exposure and initial margin are risk weighted at 2%. Default fund contributions to qualifying central clearing counterparties are shown separately and are subject to higher risk weights.

44 | Westpac Group March 2021 Pillar 3 report

Pillar 3 report
Credit risk exposures

Portfolios subject to supervisory risk-weights in the IRB approach

Exposures subject to supervisory risk-weights in the IRB approach include assets categorised as specialised lending, where a regulatory capital ‘slotting’ approach applies.

Westpac has property finance and project finance credit risk exposures categorised as specialised lending. The ‘Credit Risk Management’ section of this report describes the mapping of Westpac risk grades to both external rating equivalents and regulatory capital ‘slots’.

Property finance1

31 March 2021		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	24,621	98	17,234
Good	90%	25,264	207	22,840
Satisfactory	115%	5,099	143	5,864
Weak	250%	1,195	96	2,987
Default	NA	430	215	-
Total		56,609	759	48,925

30 September 2020		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	23,604	94	16,523
Good	90%	26,218	251	24,359
Satisfactory	115%	5,224	146	6,008
Weak	250%	1,344	107	3,359
Default	NA	339	170	-
Total		56,729	768	50,249

31 March 2020		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	23,013	92	16,110
Good	90%	29,436	236	26,491
Satisfactory	115%	4,479	125	5,151
Weak	250%	795	64	1,988
Default	NA	297	148	-
Total		58,020	665	49,740

[1]	The above table reflects that at 31 March 2021 and 30 September 2020 Westpac applied an overlay for property finance to take into account facilities where reviews had not been completed. The overlay is reassessed as customer reviews are completed. This has resulted in a $0.1 billion increase in RWA at 31 March 2021 and a $0.6 billion increase in RWA at 30 September 2020.

Westpac Group March 2021 Pillar 3 report | 45

Pillar 3 report
Credit risk exposures

Project and object finance

31 March 2021		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	6,341	25	4,439
Good	90%	1,521	12	1,369
Satisfactory	115%	303	8	348
Weak	250%	93	7	233
Default	NA	-	-	-
Total		8,258	54	6,389

30 September 2020		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	6,769	27	4,738
Good	90%	1,183	9	1,065
Satisfactory	115%	751	21	864
Weak	250%	41	3	103
Default	NA	18	9	-
Total		8,762	69	6,770

31 March 2020		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	5,803	23	4,063
Good	90%	1,064	9	957
Satisfactory	115%	589	16	677
Weak	250%	227	18	567
Default	NA	163	82	-
Total		7,846	148	6,264

46 | Westpac Group March 2021 Pillar 3 report

Pillar 3 report
Credit risk exposures

Portfolios subject to IRB approaches

In the table below Westpac’s transaction-managed exposures are classified by the external credit rating. Each external credit rating aligns to one or more internally assigned credit risk grades, as outlined in the ‘Credit Risk Management’ section of this report. Westpac’s internal rating scale has more risk grades than does the external rating scale, and as a result, average PD can vary from portfolio to portfolio for the same external grade. Westpac’s program-managed exposures are classified by PD band and the average PD within a band can, likewise, vary from portfolio to portfolio.

For both non-defaulted and defaulted exposures, regulatory expected loss is defined at facility level. For non-defaulted exposures, regulatory expected loss is the product of PD, LGD and EAD while for defaulted exposures, this is the best estimates of loss. Total regulatory expected loss as shown in the table below is the sum of both non-defaulted and defaulted regulatory expected loss and given the difference in methodology, regulatory expected loss reported is not equal to the product of the corresponding reported average PD, average LGD and aggregate EAD.

Corporate portfolio by external credit rating1

31 March 2021 $m	Outstandings[2]	Committed Undrawn[3]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	56	4	60	0.01%	41%	-	7	12%
AA	3,380	1,884	5,238	0.03%	48%	1	721	14%
A	16,564	12,110	28,566	0.07%	51%	10	7,192	25%
BBB	26,975	24,710	50,951	0.22%	48%	53	24,436	48%
BB	24,581	11,278	35,667	1.13%	37%	151	26,775	75%
B	1,174	157	1,328	4.78%	41%	26	1,787	135%
Other	1,688	412	2,095	23.70%	39%	190	4,383	209%
Subtotal	74,418	50,555	123,905	0.89%	45%	431	65,301	53%
Default	509	154	662	NA	40%	223	785	119%
Total	74,927	50,709	124,567	1.41%	45%	654	66,086	53%

30 September 2020 $m	Outstandings[2]	Committed Undrawn[3]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	189	-	189	0.01%	50%	-	20	11%
AA	2,424	2,461	4,884	0.03%	52%	1	883	18%
A	15,987	12,099	28,039	0.07%	52%	10	7,463	27%
BBB	29,416	25,139	54,099	0.22%	49%	57	26,466	49%
BB	26,213	11,255	37,328	1.14%	38%	167	28,739	77%
B	1,305	209	1,515	4.78%	41%	30	2,067	136%
Other	2,396	658	3,054	21.07%	39%	249	6,160	202%
Subtotal	77,930	51,821	129,108	0.99%	46%	514	71,798	56%
Default	699	182	880	NA	42%	244	1,868	212%
Total	78,629	52,003	129,988	1.66%	46%	758	73,666	57%

31 March 2020 $m	Outstandings[2]	Committed Undrawn[3]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	101	-	101	0.01%	50%	-	28	28%
AA	7,126	2,490	9,611	0.03%	50%	1	1,487	15%
A	19,424	13,330	32,702	0.07%	52%	12	8,898	27%
BBB	39,261	22,664	61,632	0.22%	49%	64	29,637	48%
BB	28,062	8,919	36,876	1.13%	37%	152	27,522	75%
B	1,554	209	1,719	4.78%	44%	36	2,671	155%
Other	2,765	616	3,382	21.23%	41%	282	7,083	209%
Subtotal	98,293	48,228	146,023	0.94%	46%	547	77,326	53%
Default	365	142	506	NA	65%	240	962	190%
Total	98,658	48,370	146,529	1.29%	47%	787	78,288	53%

[1]	The above table reflects that at 31 March 2021 and 30 September 2020 Westpac applied an overlay for corporate to take into account facilities where reviews had not been completed. The overlay is reassessed as customer reviews are completed. This has resulted in a $0.1 billion increase in RWA at 31 March 2021 and a $0.3 billion increase in RWA at 30 September 2020.

[2]	Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

[3]	Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group March 2021 Pillar 3 report | 47

Pillar 3 report
Credit risk exposures

Business lending portfolio by external credit rating1

31 March 2021 $m	Outstandings[2]	Committed Undrawn[3]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	-	-	-	-	-	-	-	-
AA	-	-	-	-	-	-	-	-
A	187	89	276	0.08%	43%	-	56	20%
BBB	1,274	574	1,844	0.21%	27%	1	384	21%
BB	34,034	11,292	45,205	1.60%	29%	218	26,031	58%
B	1,569	267	1,836	4.78%	32%	28	1,547	84%
Other	2,410	307	2,716	22.45%	36%	228	4,445	164%
Subtotal	39,474	12,529	51,877	2.75%	30%	475	32,463	63%
Default	1,116	59	1,175	NA	31%	275	1,598	136%
Total	40,590	12,588	53,052	4.90%	30%	750	34,061	64%

30 September 2020 $m	Outstandings[2]	Committed Undrawn[3]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	-	-	-	-	-	-	-	-
AA	-	-	-	-	-	-	-	-
A	188	74	261	0.08%	42%	-	53	20%
BBB	1,224	625	1,845	0.21%	26%	1	383	21%
BB	36,088	10,955	46,914	1.59%	30%	261	28,799	61%
B	1,384	226	1,612	4.78%	32%	25	1,369	85%
Other	2,569	354	2,924	22.12%	37%	247	4,929	169%
Subtotal	41,453	12,234	53,556	2.75%	30%	534	35,533	66%
Default	952	32	986	NA	34%	275	1,244	126%
Total	42,405	12,266	54,542	4.51%	30%	809	36,777	67%

31 March 2020 $m	Outstandings[2]	Committed Undrawn[3]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	-	-	-	-	-	-	-	-
AA	-	-	-	-	-	-	-	-
A	218	65	282	0.08%	42%	-	60	21%
BBB	1,469	502	1,969	0.21%	26%	1	430	22%
BB	38,131	10,024	48,015	1.56%	30%	221	28,438	59%
B	1,063	142	1,206	4.78%	33%	19	1,036	86%
Other	1,833	266	2,099	21.74%	37%	172	3,516	168%
Subtotal	42,714	10,999	53,571	2.37%	30%	413	33,480	62%
Default	828	26	857	NA	35%	256	1,013	118%
Total	43,542	11,025	54,428	3.90%	30%	669	34,493	63%

[1]	The above table reflects that at 31 March 2021 and 30 September 2020 Westpac applied an overlay for business lending to take into account facilities where reviews had not been completed. The overlay is reassessed as customer reviews are completed. This has resulted in a $0.2 billion increase in RWA at 31 March 2021 and a $0.9 billion increase in RWA at 30 September 2020.

[2]	Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

[3]	Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

48 | Westpac Group March 2021 Pillar 3 report

Pillar 3 report
Credit risk exposures

Sovereign portfolio by external credit rating

31 March 2021 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	79,518	106	82,215	0.01%	6%	1	1,086	1%
AA	55,760	968	60,446	0.02%	7%	1	1,163	2%
A	295	146	443	0.05%	25%	-	54	12%
BBB	106	10	116	0.22%	35%	-	37	32%
BB	3	14	17	2.30%	35%	-	15	88%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	135,682	1,244	143,237	0.01%	7%	2	2,355	2%
Default	-	-	-	NA	-	-	-	-
Total	135,682	1,244	143,237	0.01%	7%	2	2,355	2%

30 September 2020 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	71,383	157	77,107	0.01%	6%	-	1,135	1%
AA	49,201	984	54,057	0.02%	8%	1	1,121	2%
A	352	117	479	0.05%	27%	-	50	10%
BBB	191	7	198	0.20%	33%	-	57	29%
BB	5	11	16	2.23%	33%	-	13	81%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	121,132	1,276	131,857	0.01%	7%	1	2,376	2%
Default	-	-	-	NA	-	-	-	-
Total	121,132	1,276	131,857	0.01%	7%	1	2,376	2%

31 March 2020 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	56,238	150	60,998	0.01%	6%	-	718	1%
AA	59,725	1,160	64,805	0.02%	7%	2	1,220	2%
A	594	233	828	0.05%	27%	-	84	10%
BBB	407	7	414	0.21%	33%	-	154	37%
BB	8	11	19	2.07%	36%	-	16	84%
B	-	-	-	-	0%	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	116,972	1,561	127,064	0.02%	7%	2	2,192	2%
Default	-	-	-	NA	0%	-	-	-
Total	116,972	1,561	127,064	0.02%	7%	2	2,192	2%

[1]	Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

[2]	Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group March 2021 Pillar 3 report | 49

Pillar 3 report
Credit risk exposures

Bank portfolio by external credit rating

31 March 2021 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	2,413	-	2,463	0.01%	11%	-	101	4%
AA	9,013	211	9,258	0.03%	59%	2	1,903	21%
A	9,297	576	9,690	0.05%	58%	3	2,522	26%
BBB	1,745	302	1,962	0.19%	60%	2	1,150	59%
BB	15	17	30	0.92%	57%	-	28	90%
B	-	-	-	-	-	-	-	-
Other	1	-	1	22.50%	60%	-	4	400%
Subtotal	22,484	1,106	23,404	0.05%	54%	7	5,708	24%
Default	-	-	-	NA	-	-	-	-
Total	22,484	1,106	23,404	0.05%	54%	7	5,708	24%

30 September 2020 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	2,324	-	2,351	0.01%	10%	-	90	4%
AA	7,917	152	8,078	0.03%	59%	1	1,543	19%
A	10,391	490	10,731	0.05%	58%	4	2,708	25%
BBB	1,884	243	2,048	0.19%	59%	2	1,263	62%
BB	17	17	34	0.74%	53%	-	29	85%
B	-	-	-	-	-	-	-	-
Other	2	-	2	18.77%	60%	-	7	350%
Subtotal	22,535	902	23,244	0.05%	54%	7	5,640	24%
Default	-	-	-	NA	-	-	-	-
Total	22,535	902	23,244	0.05%	54%	7	5,640	24%

31 March 2020 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
AAA	625	55	680	0.01%	11%	-	24	4%
AA	8,861	173	9,015	0.03%	58%	2	1,762	20%
A	14,412	473	14,800	0.05%	54%	4	4,057	27%
BBB	1,984	173	2,110	0.19%	54%	3	1,091	52%
BB	15	12	27	0.60%	48%	-	19	70%
B	-	-	-	-	-	-	-	-
Other	1	-	1	12.11%	60%	-	3	300%
Subtotal	25,898	886	26,633	0.05%	54%	9	6,956	26%
Default	-	-	-	NA	-	-	-	-
Total	25,898	886	26,633	0.05%	54%	9	6,956	26%

[1]	Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

[2]	Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

50 | Westpac Group March 2021 Pillar 3 report

Pillar 3 report
Credit risk exposures

Residential mortgages portfolio by PD band1

31 March 2021 $m	Outstandings[2]	Committed Undrawn[3]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	143,271	42,989	184,454	0.06%	20%	23	10,643	6%
0.10 to 0.25	75,814	14,566	89,695	0.22%	20%	39	13,149	15%
0.25 to 1.0	199,560	22,352	217,749	0.56%	20%	244	55,617	26%
1.0 to 2.5	35,525	3,779	38,296	1.44%	21%	115	18,110	47%
2.5 to 10.0	13,032	624	13,351	4.62%	20%	126	12,276	92%
10.0 to 99.99	13,467	235	13,656	21.18%	20%	579	18,956	139%
Subtotal	480,669	84,545	557,201	1.00%	20%	1,126	128,751	23%
Default	5,586	28	5,597	NA	20%	793	5,187	93%
Total	486,255	84,573	562,798	1.99%	20%	1,919	133,938	24%

30 September 2020 $m	Outstandings[2]	Committed Undrawn[3]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	143,626	42,300	184,084	0.06%	20%	23	10,339	6%
0.10 to 0.25	72,665	11,777	83,738	0.22%	20%	36	11,936	14%
0.25 to 1.0	192,438	19,166	207,435	0.57%	20%	235	51,848	25%
1.0 to 2.5	37,467	3,583	39,993	1.43%	21%	120	18,368	46%
2.5 to 10.0	15,125	668	15,470	4.52%	20%	143	13,657	88%
10.0 to 99.99	11,794	232	11,968	19.93%	20%	476	16,328	136%
Subtotal	473,115	77,726	542,688	0.95%	20%	1,033	122,476	23%
Default	7,430	30	7,445	NA	20%	933	8,311	112%
Total	480,545	77,756	550,133	2.29%	20%	1,966	130,787	24%

31 March 2020 $m	Outstandings[2]	Committed Undrawn[3]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	145,843	40,976	185,030	0.06%	20%	23	10,384	6%
0.10 to 0.25	75,031	11,716	86,067	0.22%	20%	37	12,272	14%
0.25 to 1.0	194,476	19,051	209,423	0.57%	20%	237	52,333	25%
1.0 to 2.5	36,418	3,655	38,978	1.44%	21%	118	17,782	46%
2.5 to 10.0	15,317	669	15,657	4.69%	21%	150	14,043	90%
10.0 to 99.99	14,062	200	14,215	23.35%	20%	664	19,141	135%
Subtotal	481,147	76,267	549,370	1.11%	20%	1,229	125,955	23%
Default	4,486	30	4,496	NA	20%	559	5,469	122%
Total	485,633	76,297	553,866	1.91%	20%	1,788	131,424	24%

[1]	The above table reflects that at 31 March 2021 Westpac applied a floor of 23.8% to its mortgage risk weights to offset the temporary positive effects of COVID-19 stimulus and support measures on customer account behaviours. The floor is consistent with the mortgage risk weight at 30 September 2020 and has resulted in a $3.7 billion increase in mortgage RWA.

[2]	Outstandings are balances that were drawn down as at the reporting date.

[3]	Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group March 2021 Pillar 3 report | 51

Pillar 3 report
Credit risk exposures

Australian credit cards portfolio by PD band1

31 March 2021 $m	Outstandings[2]	Committed Undrawn[3]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	1,730	9,636	7,739	0.05%	70%	3	180	2%
0.10 to 0.25	1,058	3,929	3,219	0.16%	73%	4	221	7%
0.25 to 1.0	1,047	1,193	1,792	0.47%	74%	6	300	17%
1.0 to 2.5	1,233	867	1,843	1.56%	74%	21	765	42%
2.5 to 10.0	1,158	376	1,384	4.53%	73%	46	1,173	85%
10.0 to 99.99	370	89	388	26.90%	71%	74	1,344	346%
Subtotal	6,596	16,090	16,365	1.30%	72%	154	3,983	24%
Default	94	14	94	NA	71%	48	296	315%
Total	6,690	16,104	16,459	1.87%	72%	202	4,279	26%

30 September 2020 $m	Outstandings[2]	Committed Undrawn[3]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	1,596	9,952	7,755	0.05%	70%	3	181	2%
0.10 to 0.25	987	4,388	3,400	0.16%	73%	4	233	7%
0.25 to 1.0	1,024	1,367	1,871	0.45%	73%	7	307	16%
1.0 to 2.5	1,826	1,103	2,529	1.67%	74%	31	1,099	43%
2.5 to 10.0	725	211	850	6.18%	73%	38	895	105%
10.0 to 99.99	424	99	446	26.52%	70%	83	1,401	314%
Subtotal	6,582	17,120	16,851	1.37%	72%	166	4,116	24%
Default	93	16	93	NA	71%	48	289	311%
Total	6,675	17,136	16,944	1.91%	72%	214	4,405	26%

31 March 2020 $m	Outstandings[2]	Committed Undrawn[3]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	1,704	9,799	7,793	0.05%	70%	3	181	2%
0.10 to 0.25	1,146	4,397	3,603	0.16%	73%	4	247	7%
0.25 to 1.0	1,260	1,335	2,109	0.46%	73%	7	346	16%
1.0 to 2.5	2,350	1,146	3,124	1.70%	74%	39	1,373	44%
2.5 to 10.0	1,060	245	1,222	6.22%	73%	55	1,295	106%
10.0 to 99.99	608	95	629	29.22%	70%	130	1,186	189%
Subtotal	8,128	17,017	18,480	1.80%	72%	238	4,628	25%
Default	121	17	121	NA	72%	76	209	173%
Total	8,249	17,034	18,601	2.44%	72%	314	4,837	26%

[1]	The above table reflects that at 31 March 2021 and 30 September 2020 Westpac applied a floor of 26% to its Australian Credit Cards risk weights. This has resulted in a $0.6 billion increase in RWA at 31 March 2021 and 30 September 2020.

[2]	Outstandings are balances that were drawn down as at the reporting date.

[3]	Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

52 | Westpac Group March 2021 Pillar 3 report

Pillar 3 report
Credit risk exposures

Other retail portfolio by PD band

31 March 2021 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	224	911	781	0.05%	47%	-	59	8%
0.10 to 0.25	335	1,202	1,128	0.20%	59%	2	288	26%
0.25 to 1.0	3,186	1,002	4,035	0.66%	58%	15	2,024	50%
1.0 to 2.5	2,458	830	3,109	1.63%	66%	35	2,613	84%
2.5 to 10.0	2,108	291	2,359	4.79%	70%	85	2,555	108%
10.0 to 99.99	838	46	897	26.05%	67%	164	1,347	150%
Subtotal	9,149	4,282	12,309	3.47%	63%	301	8,886	72%
Default	267	11	270	NA	67%	158	380	141%
Total	9,416	4,293	12,579	5.54%	63%	459	9,266	74%

30 September 2020 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	217	878	750	0.05%	47%	-	57	8%
0.10 to 0.25	339	1,263	1,177	0.20%	60%	3	306	26%
0.25 to 1.0	3,301	1,080	4,210	0.66%	59%	16	2,121	50%
1.0 to 2.5	2,690	904	3,386	1.63%	66%	39	2,854	84%
2.5 to 10.0	2,329	320	2,603	4.78%	69%	92	2,822	108%
10.0 to 99.99	968	52	1,032	27.02%	67%	191	1,582	153%
Subtotal	9,844	4,497	13,158	3.72%	63%	341	9,742	74%
Default	310	10	313	NA	66%	181	432	138%
Total	10,154	4,507	13,471	5.95%	63%	522	10,174	76%

31 March 2020 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	215	940	786	0.05%	48%	-	59	8%
0.10 to 0.25	365	1,376	1,307	0.19%	60%	2	329	25%
0.25 to 1.0	3,469	961	4,252	0.67%	56%	16	2,068	49%
1.0 to 2.5	3,114	919	3,837	1.66%	66%	45	3,232	84%
2.5 to 10.0	3,197	340	3,486	4.90%	67%	121	3,630	104%
10.0 to 99.99	1,185	46	1,254	27.19%	66%	235	1,854	148%
Subtotal	11,545	4,582	14,922	4.07%	62%	419	11,172	75%
Default	298	11	301	NA	67%	182	422	140%
Total	11,843	4,593	15,223	5.96%	62%	601	11,594	76%

[1]	Outstandings are balances that were drawn down as at the reporting date.

[2]	Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group March 2021 Pillar 3 report | 53

Pillar 3 report
Credit risk exposures

Small business portfolio by PD band

31 March 2021 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	222	378	430	0.07%	51%	-	46	11%
0.10 to 0.25	148	206	346	0.19%	21%	-	29	8%
0.25 to 1.0	5,969	3,721	9,600	0.46%	29%	13	2,008	21%
1.0 to 2.5	13,940	1,908	15,808	1.63%	38%	96	7,982	50%
2.5 to 10.0	2,561	282	2,844	5.09%	35%	53	1,909	67%
10.0 to 99.99	1,837	82	1,921	29.07%	38%	211	2,168	113%
Subtotal	24,677	6,577	30,949	3.25%	35%	373	14,142	46%
Default	982	36	992	NA	36%	240	1,955	197%
Total	25,659	6,613	31,941	6.26%	35%	613	16,097	50%

30 September 2020 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	222	395	431	0.07%	51%	-	46	11%
0.10 to 0.25	125	192	310	0.19%	21%	-	27	9%
0.25 to 1.0	6,041	3,723	9,667	0.47%	29%	13	2,024	21%
1.0 to 2.5	14,216	1,976	16,145	1.63%	39%	100	8,195	51%
2.5 to 10.0	2,936	332	3,270	5.09%	35%	61	2,198	67%
10.0 to 99.99	1,573	78	1,652	28.10%	38%	176	1,864	113%
Subtotal	25,113	6,696	31,475	2.99%	35%	350	14,354	46%
Default	1,273	29	1,283	NA	39%	335	2,623	204%
Total	26,386	6,725	32,758	6.79%	36%	685	16,977	52%

31 March 2020 $m	Outstandings[1]	Committed Undrawn[2]	Exposure at Default	Probability of Default	Loss Given Default	Regulatory Expected Loss	Risk Weighted Assets	Average Risk Weight
0.0 to 0.10	241	361	435	0.07%	50%	-	46	11%
0.10 to 0.25	131	191	314	0.19%	21%	-	27	9%
0.25 to 1.0	6,267	3,602	9,770	0.47%	28%	13	2,039	21%
1.0 to 2.5	14,668	1,805	16,447	1.64%	39%	104	8,476	52%
2.5 to 10.0	3,331	309	3,643	5.25%	36%	71	2,534	70%
10.0 to 99.99	1,762	66	1,831	27.83%	38%	190	2,039	111%
Subtotal	26,400	6,334	32,440	3.14%	35%	378	15,161	47%
Default	731	19	741	NA	37%	179	1,651	223%
Total	27,131	6,353	33,181	5.30%	35%	557	16,812	51%

[1]	Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

[2]	Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

54 | Westpac Group March 2021 Pillar 3 report

Pillar 3 report
Credit risk exposures

Credit Quality

Actual losses

31 March 2020	Write-offs	Legal and	Write-offs from		Actual Losses for the
$m	direct	recovery costs	provisions[1]	Recoveries	6 months ended
Corporate	-	-	56	-	56
Business lending	30	-	3	(8)	25
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	8	-	37	(1)	44
Australian credit cards	121	-	-	(50)	71
Other retail	142	4	-	(68)	78
Small business	10	1	14	(1)	24
Specialised lending	-	2	3	(4)	1
Securitisation	-	-	-	-	-
Standardised	-	-	-	-	-
Total	311	7	113	(132)	299

30 September 2020	Write-offs	Legal and	Write-offs from		Actual Losses for the
$m	direct	recovery costs	provisions[1]	Recoveries	12 months ended
Corporate	-	-	101	(6)	95
Business lending	44	2	34	(9)	71
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	18	-	108	(1)	125
Australian credit cards	392	-	-	(60)	332
Other retail	373	10	-	(108)	275
Small business	27	2	48	(3)	74
Specialised lending	1	4	4	(6)	3
Securitisation	-	-	-	-	-
Standardised	2	-	-	-	2
Total	857	18	295	(193)	977

31 March 2020	Write-offs	Legal and	Write-offs from		Actual Losses for the
$m	direct	recovery costs	provisions[1]	Recoveries	6 months ended
Corporate	1	-	1	(6)	(4)
Business lending	21	-	19	(5)	35
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	8	-	59	-	67
Australian credit cards	197	-	-	(33)	164
Other retail	181	7	1	(54)	135
Small business	20	-	19	-	39
Specialised lending	1	2	-	(2)	1
Securitisation	-	-	-	-	-
Standardised	-	-	-	-	-
Total	429	9	99	(100)	437

[1]	Write-offs from individually assessed provisions.

Westpac Group March 2021 Pillar 3 report | 55

Pillar 3 report
Credit risk exposures

Regulatory loss estimates and actual losses

The table below compares regulatory credit risk estimates used in the calculation of risk weighted assets to the average of actual outcomes observed since the time of Advanced IRB accreditation for each portfolio.

Predicted parameters represent average internally predicted long-run probabilities of default for non-defaulted obligors at the start of each year, as well as downturn estimates of loss (or the regulatory minimum where required). They are averaged using data from the financial years beginning at the time of Advanced IRB accreditation (2008 for most portfolios) and compared to observed outcomes over the same period1.

Predicted parameters are reviewed annually utilising observed outcomes from prior periods as a key input.

Default rates

At the start of each year, a predicted default probability is assigned to all non-defaulted obligors. This is averaged over the portfolio for the period since IRB accreditation and reported as the predicted default rate. The actual default rate reflects the fraction of obligors who start the year not in default but default during the one year period. The observed annual default rates are averaged over the period since IRB accreditation.

Loss Given Default (LGD)

The LGD analysis excludes recent defaults in order to allow sufficient time for the full workout of the facility and hence an accurate LGD to be determined. The workout period varies by portfolio: a two year workout period is assumed for transaction-managed and residential mortgage lending; and a one year period for other program-managed portfolios.

Exposure at Default (EAD)

The EAD variance compares the observed EAD to the predicted EAD up to one year prior to default. For transaction-managed portfolios, predicted EAD is currently mandated to be 100% of committed exposures. The observed EAD is averaged for all obligors that defaulted over the observation period.

						Observed EAD
31 March 2021	Regulatory	Default rate		Loss Given Default		variance to
$m	Expected Loss[2]	Predicted	Observed	Predicted	Observed	Predicted[3]
Corporate	654	2.26%	0.93%	47%	35%	(23%)
Business lending	750	2.25%	1.65%	35%	16%	(13%)
Sovereign	2	0.22%	-	-	-	-
Bank	7	0.42%	0.12%	-	-	-
Residential mortgages	1,919	0.70%	0.59%	20%	1%	(1%)
Australian credit cards	202	1.69%	1.61%	75%	59%	(2%)
Other retail	459	4.75%	3.65%	68%	43%	(7%)
Small business	613	3.61%	2.67%	38%	9%	(10%)
Specialised lending	813	NA	2.13%	NA	20%	(9%)
Securitisation	-	NA	NA	NA	NA	NA
Standardised	-	NA	NA	NA	NA	NA
Total	5,419

[1]	Predicted parameters are not available for specialised lending, securitisation or standardised exposures because risk weights for these portfolios do not rely on credit estimates and are shown as NA in the tables above.
[2]	Includes regulatory expected losses for defaulted and non-defaulted exposures.
[3]	A negative outcome indicates observed EAD was lower than predicted EAD, which can happen because exposures were managed down prior to default or off-balance sheet items or undrawn limits were not fully drawn prior to default.

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Credit risk exposures

						Observed EAD
30 September 2020	Regulatory	Default rate		Loss Given Default		variance to
$m	Expected Loss[1]	Predicted	Observed	Predicted	Observed	Predicted[2]
Corporate	758	2.25%	0.92%	47%	35%	(23%)
Business lending	809	2.24%	1.54%	35%	17%	(13%)
Sovereign	1	0.23%	-	-	-	-
Bank	7	0.43%	0.13%	-	-	-
Residential mortgages	1,966	0.68%	0.54%	20%	1%	(1%)
Australian credit cards	214	1.70%	1.63%	75%	59%	(2%)
Other retail	522	4.79%	3.71%	69%	44%	(7%)
Small business	685	3.55%	2.52%	38%	11%	(9%)
Specialised lending	837	NA	1.90%	NA	20%	(9%)
Securitisation	-	NA	NA	NA	NA	NA
Standardised	-	NA	NA	NA	NA	NA
Total	5,799

						Observed EAD
31 March 2020	Regulatory	Default rate		Loss Given Default		variance to
$m	Expected Loss[1]	Predicted	Observed	Predicted	Observed	Predicted[2]
Corporate	787	2.25%	0.93%	47%	36%	(23%)
Business lending	669	2.24%	1.56%	34%	17%	(13%)
Sovereign	2	0.23%	-	-	-	-
Bank	9	0.43%	0.13%	-	-	-
Residential mortgages	1,788	0.66%	0.53%	20%	1%	(1%)
Australian credit cards	314	1.68%	1.63%	75%	59%	(2%)
Other retail	601	4.83%	3.80%	69%	45%	(8%)
Small business	557	3.28%	2.21%	39%	12%	(9%)
Specialised lending	813	NA	1.93%	NA	22%	(9%)
Securitisation	-	NA	NA	NA	NA	NA
Standardised	-	NA	NA	NA	NA	NA
Total	5,540

[1]	Includes regulatory expected losses for defaulted and non-defaulted exposures

[2]	A negative outcome indicates observed EAD was lower than predicted EAD, which can happen because exposures were managed down prior to default or off-balance sheet items or undrawn limits were not fully drawn prior to default.

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Credit risk mitigation

This section describes the way in which Westpac reduces its credit risk by using financial collateral, guarantees or credit derivatives for the Corporate, Sovereign and Bank asset classes.

Approach

Westpac recognises credit risk mitigation only when formal legal documentation is held that establishes Westpac’s direct, irrevocable and unconditional recourse to the collateral or to an unrelated credit risk mitigation provider. Minimum standards for recognising credit risk mitigation are set out in Westpac’s credit rules and policies. All proposals for recognising risk mitigation require approval by an authorised credit officer. Authorised credit officer approval is also required for existing risk mitigation to be discontinued or withdrawn.

The amount of credit risk mitigation recognised is the face value of the mitigation instrument, adjusted by the application of discounts for any maturity and/or currency mismatch with the underlying obligation, so that a discounted amount is recognised when calculating the residual exposure after mitigation.

For regulatory capital purposes:

•	exposures secured by eligible financial collateral, either cash or certain government or semi-government securities, or where protection is bought via credit linked notes, provided proceeds are invested in eligible financial collateral, are included at the gross value, with risk weighted assets for the portion thus secured calculated by applying a 5% LGD[1];

•	exposures mitigated by eligible guarantees, standby letters of credit or similar instruments, where Westpac has direct recourse to an unrelated third party, or credit protection bought via credit default swaps where Westpac is entitled to recover either full principal or credit losses on occurrence of defined credit events, are treated under double default rules where the protection provider is rated A-/A3 or better. The GCCO has the authority to approve exceptions to the A-/A3 minimum; and

•	exposures mitigated by guarantees, letters of credit, credit default swaps or similar instruments, which are not eligible for double default treatment are treated under the substitution approach.

When Westpac uses credit risk mitigation techniques to reduce counterparty exposure, limits are applied to both gross (i.e. pre-mitigation) and net exposure. Furthermore, exposure is recorded against the provider of any credit risk mitigation and a limit framework prevents excessive concentration to such counterparties.

Netting

Risk reduction by way of current account set-offs is recognised for exposures to creditworthy customers domiciled in Australia and New Zealand only. Customers are required to enter into formal agreements giving Westpac the unfettered right to set-off gross credit and debit balances in their nominated accounts to determine Westpac’s net exposure within each of these two jurisdictions. Cross-border set-offs are not permitted.

Close-out netting is undertaken for off-balance sheet financial market transactions with counterparties with whom Westpac has entered into master netting agreements which allow such netting in specified jurisdictions. Close-out netting effectively aggregates pre-settlement risk exposure at time of default, thus reducing overall exposure.

Collateral valuation and management

Westpac revalues financial markets and associated collateral positions on a daily basis to monitor the net risk position, and has formal processes in place so that calls for collateral top-up or exposure reduction are made promptly. An independent operational unit has responsibility for monitoring these positions. The collateralisation arrangements are documented via the Credit Support Annex of the International Swaps and Derivatives Association (ISDA) master agreement for derivatives transactions and Global Master Repurchase Agreement (GMRA) for repurchase transactions and Clearing Agreements for cleared trades.

[1]	Excludes collateralised derivative transactions.

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Credit risk mitigation

Total exposure covered by collateral, credit derivatives and guarantees

		Impact		Total exposure for	Credit Risk Mitigants
31 March 2021	Total before	of credit	Total after	which some credit	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation[1]	mitigation	risk is mitigated	Collateral	Guarantees	Credit Derivatives
Corporate	124,955	(388)	124,567	3,642	902	436	-
Sovereign	143,292	(55)	143,237	712	56	120	-
Bank	24,899	(1,495)	23,404	7,991	1,495	-	-
Standardised	15,300	-	15,300	1,794	-	-	-
Total	308,446	(1,938)	306,508	14,139	2,453	556	-

		Impact		Total exposure for	Credit Risk Mitigants
30 September 2020	Total before	of credit	Total after	which some credit	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation[1]	mitigation	risk is mitigated	Collateral	Guarantees	Credit Derivatives
Corporate	130,473	(485)	129,988	4,357	1,879	295	-
Sovereign	132,020	(163)	131,857	757	164	79	-
Bank	24,458	(1,214)	23,244	7,981	1,214	-	-
Standardised	16,993	-	16,993	2,797	-	-	-
Total	303,944	(1,862)	302,082	15,892	3,257	374	-

		Impact		Total exposure for	Credit Risk Mitigants
31 March 2020	Total before	of credit	Total after	which some credit	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation[1]	mitigation	risk is mitigated	Collateral	Guarantees	Credit Derivatives
Corporate	150,294	(3,765)	146,529	8,562	5,617	305	-
Sovereign	127,690	(626)	127,064	1,422	626	103	-
Bank	34,129	(7,496)	26,633	15,088	7,496	-	-
Standardised	19,616	-	19,616	4,932	-	-	-
Total	331,729	(11,887)	319,842	30,004	13,739	408	-

[1]	Impact of credit mitigation under the substitution approach.

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Counterparty credit risk

This section describes Westpac’s exposure to credit risk arising from derivative and treasury products.

Approach

Westpac actively assesses and manages the derivative and treasury credit risk (known collectively as counterparty credit risk) arising from its derivatives business. Westpac’s process for managing counterparty credit risk is based on its assessment of the potential future credit risk Westpac is exposed to when dealing in derivatives products and securities financing transactions. Westpac quantifies this risk through a daily simulation of future market price and rate shocks and converts the effect of these shocks on the mark-to-market value of Westpac’s positions to a credit exposure using Westpac’s Derivative Risk Equivalent (DRE) methodology. Exposures are loaded into Westpac’s credit limit management system where they are checked against pre-settlement risk limits that are set at the counterparty level. Limit excesses are reported to credit managers and actioned within strict timeframes.

Structure and organisation

The Financial Markets Credit management team is charged with managing the counterparty credit exposure arising from derivatives and treasury products.

Market related credit risk

There are two components to the regulatory capital requirements for credit risk arising from derivative products:

•	capital to absorb losses arising from the default of derivative counterparties; and
•	capital to absorb losses arising from mark-to-market valuation movements resulting from changes in the credit quality of derivative counterparties. These valuation movements are referred to as credit valuation adjustments (CVA) and this risk is sometimes labelled as CVA risk. Westpac refers to this requirement as mark-to-market related credit risk.

Risk mitigation

Mitigation is achieved in a number of ways:

•	the limit system monitors for excesses of the pre-defined limits, with any excesses being notified to authorised credit officers;

•	Westpac has netting agreements with counterparties to allow the exposure across a portfolio of trades with the same counterparty to be netted;

•	Westpac has collateral agreements with its largest counterparties. The market value of the counterparty’s portfolio is used to recalculate the credit position at each end of day, with collateral being called for when certain pre-set limits are met or exceeded. Westpac exchanges Initial Margin with eligible counterparties for eligible products as protection against potential future exposure to changes in market value;

•	Westpac has initial margin agreements with qualifying counterparties subject to relevant international regulations. The exchange of initial margin for eligible products covers the potential future exposure that could arise from changes in the market value of derivative transactions over the close-out period in the event of a counterparty default;

•	credit derivatives are used to mitigate credit exposure against certain counterparties; and

•	regular marking to market and settling of the foreign exchange components of foreign exchange reset contracts.

Counterparty derivative exposures and limits

The risk management methodology for counterparty derivatives exposures is similar to the credit methodology for transaction-managed loans. The main difference is in the estimation of the exposure for derivatives which is based on the DRE methodology. DRE is a credit exposure measure for derivative trades which is calibrated to a ‘loan-equivalent’ exposure.

Counterparty credit limits are approved on an uncommitted and unadvised basis by authorised credit officers. This follows an evaluation of each counterparty’s credit worthiness and establishing an agreed credit risk appetite for the nature and extent of prospective business.

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Counterparty credit risk

Wrong-way risk exposures

Westpac defines wrong-way risk as exposure to a counterparty which is adversely correlated with the credit quality of that counterparty. With respect to credit derivatives, wrong-way risk refers to credit protection purchased from a counterparty highly correlated to the reference obligation.

Wrong-way risk exposures using credit derivatives are controlled by only buying protection from highly rated counterparties. These transactions are assessed by an authorised credit officer who has the right to decline any transaction where they feel there is an unacceptably high correlation between the ability to perform under the trade and the performance of the underlying counterparty.

Consequences of a downgrade in Westpac’s credit rating

A downgrade in Westpac’s credit rating can have an impact on Westpac’s collateral agreements. Where an outright threshold and minimum transfer amount are agreed, there will not be any impact on the amount of collateral posted by Westpac in the event of a credit rating downgrade. Where the threshold and minimum transfer amount are tiered according to credit rating, the impact of Westpac being downgraded below its current credit rating would be: for a one notch downgrade, postings of $81 million; while for a two notch downgrade, postings would be $90 million1.

Counterparty credit risk summary

	31 March	30 September	31 March
$m	2021	2020	2020
Gross positive fair value	23,141	24,320	58,420
Netting and collateral benefits	(14,978)	(16,086)	(45,783)
including cash collateral held	875	1,850	(7,463)
Replacement cost	8,163	8,234	12,637
Potential future exposure	9,853	9,613	11,755
Impact of scaling factor of 1.4 and incurred credit	7,036	6,923	9,500
value adjustment
Net derivatives credit exposure under SA-CCR	25,052	24,770	33,891

Exposure type
Interest rate contracts	8,930	10,320	12,144
Foreign exchange contracts	15,590	13,772	20,397
Equity contracts	5	5	5
Credit derivatives	5	8	141
Commodity contracts	521	665	1,201
Other	-	1	4
Total	25,052	24,770	33,891

The format and content this table (including the comparative disclosures for prior periods) has been revised to align to the Standardised Approach – Counterparty Credit Risk (SA-CCR) applicable under the Prudential Standard APS 180 Capital Adequacy: Counterparty Credit Risk (July 2019). This change does not impact SA-CCR capital.

Credit derivative transactions that create exposures to counterparty credit risk

31 March 2021	Westpac Portfolio		Intermediation activities
Credit derivatives products used ($m)	Bought	Sold	Bought	Sold
Credit Default Swaps	-	5	-	-
Total Return Swaps	-	-	-	-
Credit options	-	-	-	-
Credit linked notes	-	-	-	-
Collateralised Loan Obligations	-	-	-	-
Other	-	-	-	-
Total	-	5	-	-

[1]	Credit rating downgrade postings are cumulative.

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Counterparty credit risk

30 September 2020	Westpac Portfolio		Intermediation activities
Credit derivatives products used ($m)	Bought	Sold	Bought	Sold
Credit Default Swaps	-	8	-	-
Total Return Swaps	-	-	-	-
Credit options	-	-	-	-
Credit linked notes	-	-	-	-
Collateralised Loan Obligations	-	-	-	-
Other	-	-	-	-
Total	-	8	-	-

31 March 2020	Westpac Portfolio		Intermediation activities
Credit derivatives products used ($m)	Bought	Sold	Bought	Sold
Credit Default Swaps	69	72	-	-
Total Return Swaps	-	-	-	-
Credit options	-	-	-	-
Credit linked notes	-	-	-	-
Collateralised Loan Obligations	-	-	-	-
Other	-	-	-	-
Total	69	72	-	-

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Securitisation

A securitisation is a financial structure where the cash flow from a pool of assets is used to service obligations to at least two different tranches or classes of creditors (typically holders of debt securities), with each class or tranche reflecting a different degree of credit risk (i.e. one class of creditors is entitled to receive payments from the pool before another class of creditors).

Securitisation transactions are generally grouped into two broad categories:

•	traditional or true sale securitisations, which involve the transfer of ownership of the underlying asset pool to a third party; and

•	synthetic transactions, where the ownership of the pool remains with the originator and only the credit risk of the pool is transferred to a third party, using credit derivatives or guarantees.

Covered bond transactions, in which bonds issued by Westpac are guaranteed by assets held in a special purpose vehicle, are not considered to be securitisation transactions.

Approach

Westpac’s involvement in securitisation activities ranges from a seller of its own assets to an investor in third-party transactions and includes the arranging of transactions, the provision of securitisation services and the provision of funding for clients, including clients requiring access to capital markets.

Securitisation of Westpac originated assets - Securitisation is a funding, liquidity and capital management tool. It allows Westpac the ability to liquefy a pool of assets and increase Westpac’s wholesale funding capacity. Westpac may provide arm’s length facilities to the securitisation vehicles. The facilities entered into typically include the provision of liquidity, funding, underwriting and derivative contracts.

Westpac has entered into on balance sheet securitisation transactions whereby loans originated by Westpac are transformed into stocks of saleable mortgage backed securities and held in the originating bank’s liquid asset portfolio. These ‘self securitisations’ do not change risk weighted assets1. No securitisation transactions for Westpac originated assets are classified as a resecuritisation.

Securitisation in the management of Westpac’s credit portfolio - Westpac uses securitisation, including portfolio credit default swaps, to manage its corporate and institutional loan and counterparty credit risk portfolios. Single name credit default swaps are not treated as securitisations but as credit risk mitigation facilities. Transactions are entered into to manage counterparty credit risk or concentration risks.

Provision of securitisation services, including funding and arranging asset backed bond issues – Westpac provides services to clients wishing to access asset-backed financing through securitisation. Those services include the provision of warehouse and term funding of securitised assets and arranging asset backed bond issues.

Securitisation facilities provided by Westpac include resecuritisation exposures which are securitisation exposures in which the risk associated with an underlying pool of exposures is tranched and at least one of the underlying exposures is itself a securitisation exposure. Westpac also buys and sells securitisation exposures in the secondary market to facilitate portfolio management activity by its institutional customers who hold asset backed bonds.

Westpac’s role in the securitisation process

Securitisation activity	Role played by Westpac
Securitisation of Westpac originated assets	•	Arranger	•	Note holder
	•	Asset originator	•	Trust manager
	•	Bond distributor	•	Swap provider
	•	Facility provider	•	Servicer
Securitisation in the management of Westpac’s credit portfolio	•	Hedger - protection purchaser
	•	Investor - protection seller
	•	Investor - purchaser of securitisation exposures
Provision of securitisation services including funding and arranging asset backed bond issues	•	Arranger	•	Liquidity facility
	•	Bond distributor		provider
	•	Credit enhancement	•	Swap counterparty
		provider		servicer
	•	Funder	•	Market maker and
broker for distributed
bonds

[1]	The credit exposures of the underlying loans are measured in accordance with APS113.

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Securitisation

Key Objectives

Securitisation of Westpac originated assets - The securitisation of Westpac’s own assets provides funding diversity, and is a core tool of liquidity management.

Securitisation in the management of Westpac’s credit portfolio - Westpac acts as principal in transactions and will buy and sell protection in order to meet its portfolio management objectives. Westpac also purchases securitisation exposures in order to earn income. All securitisation activity must follow Westpac’s credit policies and approval processes.

Provision of securitisation services, including funding and arranging asset backed bond issues - Westpac receives market-based fees in return for its services as servicer, swap counterparty, arranger and facility provider and program fees, interest margins and bond distribution fees on warehouse and term funding facilities. Westpac facilitates portfolio management activity by its institutional customers by buying and selling securitisation exposures in the secondary market and is compensated through an interest margin and bid-offer spread on the transactions.

Structure and organisation

Securitisation of Westpac originated assets - Westpac’s Treasury operations are responsible for all Westpac originated securitisation activity including funding, liquidity and capital management.

Securitisation in the management of Westpac’s credit portfolio - Westpac’s exposure arising from securitisation, including portfolio hedging, is managed by Westpac Institutional Bank (WIB) and integrated within Westpac’s standard risk reporting and management systems.

Provision of securitisation services including funding and arranging asset backed bond issues - These services are provided by WIB and include the provision of liquidity, credit enhancement, funding and derivative facilities, servicer and arranger services, and market-making and broking of asset-backed bonds.

Risk reporting

Credit exposure - Funding, liquidity, credit enhancement and redraw facilities, swap arrangements and counterparty exposures are captured and monitored in key source systems along with other facilities/derivatives entered into by Westpac.

Operational risk exposure - The operational risk review process for Westpac includes the identification of risks, controls and key performance indicators in relation to all securitisation activity and services provided by Westpac or any of its subsidiaries.

Market risk exposure - Exposures arising from transactions with the securitisation conduit and other counterparties are captured as part of Westpac’s traded and non-traded market risk reporting and limit management framework.

Liquidity risk exposure - Exposure to, and the impact of, securitisation transactions are managed under the Liquidity Risk Management Framework and are integrated into routine reporting for capital and liquidity positions, net interest margin analysis, balance sheet forecasting and funding scenario testing. The annual funding plan incorporates consideration of overall liquidity risk limits and the securitisation of Westpac originated assets.

Risk mitigation

Securitisation of Westpac originated assets - The interest rate and basis risks generated by Westpac’s hedging arrangements to each securitisation trust are captured and managed within Westpac’s asset and liability management framework. The liquidity risk generated by Westpac’s liquidity and redraw facilities to each securitisation trust is captured and managed in accordance with Westpac’s liquidity management policies along with all other contingent liquidity facilities.

Securitisation in the management of Westpac’s credit portfolio - Transactions are approved in accordance with Westpac’s credit risk mitigation approach (see pages 58 and 59).

Provision of securitisation services including funding and arranging asset backed bond issues - All securitisation transactions are approved within the context of a securitisation credit policy that sets detailed transaction-specific guidelines that regulate servicer counterparty risk appetite, transaction tenor, asset class, third party credit support and portfolio quality. This policy is applied in conjunction with other credit and market risk policies that governs the provision of derivative and other services that support securitisation transactions. In particular, credit hedging transactions are subject to Westpac’s credit risk mitigation approach (see pages 58 and 59). Any interest rate or currency hedging is subject to counterparty credit risk management (see pages 60 and 61) and market risk management (see pages 73 and 74) policies and processes.

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Securitisation

Regulatory capital approaches

The regulatory capital treatment of all securitisation exposures is measured in accordance with APS120. APS120 specifies that securitisation exposures held in the trading book are subject to the requirements of Prudential Standard APS 116 Capital Adequacy: Market Risk.

Under APS120 the approaches employed include the External Rating Based Approach (ERBA) and the Supervisory Formula Approach (SFA). Under the ERBA, APRA provides risk-weights that are matched to external credit ratings and takes into account tranche maturity and tranche thickness. The SFA applicable to unrated exposures dynamically looks at the type and performance of underlying asset pools funded by the securitisation exposure as well as the structural features of the transaction to determine capital requirements. The Internal Assessment Approach (IAA) is not permitted under APS120.

Securitisation of Westpac originated assets - The assets sold by Westpac to a securitisation trust are excluded from Westpac’s calculation of credit risk weighted assets if capital relief is sought and the requirements of APS120 are satisfied1. Westpac cannot rely on external rating when risk weighting its exposure to these trusts and must use the SFA instead.

In instances where insufficient risk transfer is achieved by the transaction for regulatory purposes, the capital calculation is performed on the underlying asset pool while the facilities provided to such securitisation vehicles do not attract regulatory capital charges.

Securitisation in the management of Westpac’s credit portfolio - Securitisation exposures are assessed using either the ERBA or SFA approaches.

Provision of securitisation services including funding - Westpac uses the ERBA and the SFA methodology when determining regulatory capital requirements for warehouse and term funding facilities related to securitised assets on Westpac’s balance sheet.

The External Credit Assessment Institutions that can be used by Westpac for securitisations are Standard & Poor’s, Moody’s and Fitch.

Westpac’s accounting policies for securitisation activities

Securitisation of Westpac originated assets - The assets sold by Westpac to a securitisation trust remain on Westpac’s balance sheet for accounting purposes.

Securitisation in the management of Westpac’s credit portfolio - For risk mitigation using synthetic securitisation, the underlying assets remain on Westpac’s balance sheet for accounting purposes. The accounting treatment of the assets will depend on their nature. They could include loans and receivables, available for sale securities or derivatives. The most common form of synthetic securitisation is via a credit default swap, which is treated as a derivative and recognised in the profit and loss statement at fair value.

For investment in securitisation exposures, if the instrument has been designated on initial recognition at fair value (including instruments containing a credit default swap), the exposure will be measured at fair value through the Income Statement. All other investments in securitisation exposures will be classified as available-for-sale (AFS) and measured at fair value through Other Comprehensive Income (within the AFS securities reserve).

Provision of securitisation services including funding and arranging asset backed bond issues - Fee income from these services is recognised on an accrual basis. Liquidity and funding facilities are treated as commitments to provide finance, with fee and margin income recognised on an accrual basis. Warehouse and term funding facilities are treated as loans.

[1]	Including the requirements to achieve capital relief.

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Securitisation

Banking book summary of assets securitised by Westpac

This table shows outstanding banking book securitisation assets and assets intended to be securitised1 for Westpac originated assets by underlying asset type. It includes the amount of impaired and past due assets, along with any losses recognised by Westpac during the current period.

Securitised assets are held in securitisation trusts. Trusts which meet requirements to achieve capital relief do not form part of the Level 2 consolidated group. Self securitisation trusts remain consolidated at Level 2 and the assets transferred to these trusts are risk weighted in accordance with APS113.

	Total outstanding securitised by ADI			Assets			Westpac
31 March 2021	Traditional		Synthetic	intended to be	Impaired	Past due	recognised
$m	Securitisation	[2]	Securitisation	securitised	loans	assets	losses
Residential mortgages	137,681		-	-	42	1,068	-
Credit cards	-		-	-	-	-	-
Auto and equipment finance	1,483		-	-	34	-	-
Business lending	-		-	-	-	-	-
Investments in ABS	-		-	-	-	-	-
Other	-		-	-	-	-	-
Total	139,164		-	-	76	1,068	-

	Total outstanding securitised by ADI			Assets			Westpac
30 September 2020	Traditional		Synthetic	intended to be	Impaired	Past due	recognised
$m	Securitisation	[2]	Securitisation	securitised	loans	assets	losses
Residential mortgages	145,384		-	-	56	1,407	-
Credit cards	-		-	-	-	-	-
Auto and equipment finance	1,735		-	-	53	-	-
Business lending	-		-	-	-	-	-
Investments in ABS	-		-	-	-	-	-
Other	-		-	-	-	-	-
Total	147,119		-	-	109	1,407	-

	Total outstanding securitised by ADI			Assets			Westpac
31 March 2020	Traditional		Synthetic	intended to be	Impaired	Past due	recognised
$m	Securitisation	[2]	Securitisation	securitised	loans	assets	losses
Residential mortgages	106,523		-	-	68	838	-
Credit cards	-		-	-	-	-	-
Auto and equipment finance	2,306		-	-	38	-	-
Business lending	-		-	-	-	-	-
Investments in ABS	-		-	-	-	-	-
Other	-		-	-	-	-	-
Total	108,829		-	-	106	838	-

Banking book summary of total Westpac sponsored third party assets securitised

This table represents banking book third party assets where Westpac acts as a sponsor.

	31 March	30 September	31 March
$m	2021	2020	2020
Residential mortgages	95	113	122
Credit cards	-	-	-
Auto and equipment finance	-	-	-
Business lending	-	-	-
Investments in ABS	-	-	-
Other	-	-	-
Total	95	113	122

[1]	Represents securitisation activity from the end of the reporting period to the disclosure date of this report.

[2]	Includes self-securitisation assets of $131,646 million as at 31 March 2021 ($138,333 million as at 30 September 2020 and $98,212 million as at 31 March 2020).

66 | Westpac Group March 2021 Pillar 3 report

Pillar 3 report

Securitisation

Banking book summary of securitisation activity by asset type

This table shows assets transferred into securitisation schemes by underlying asset type (ADI originated) for the relevant period.

For the 6 months ended
31 March 2021	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	9,925	-
Credit cards	-	-
Auto and equipment finance	325	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	10,250	-

For the 12 months ended
30 September 2020	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	76,353	-
Credit cards	-	-
Auto and equipment finance	506	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	76,859	-

For the 6 months ended
31 March 2020	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	19,547	-
Credit cards	-	-
Auto and equipment finance	318	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	19,865	-

Westpac Group March 2021 Pillar 3 report | 67

Pillar 3 report

Securitisation

Banking book summary of on and off-balance sheet securitisation by exposure type

31 March 2021	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	7,303	37	7,340
Liquidity facilities	-	-	273	273
Funding facilities	2,951	-	1,451	4,402
Underwriting facilities	-	-	-	-
Lending facilities	625	-	540	1,165
Warehouse facilities	9,265	-	5,854	15,119
Total	12,841	7,303	8,155	28,299

30 September 2020	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	7,650	19	7,669
Liquidity facilities	-	-	308	308
Funding facilities	2,167	-	1,589	3,756
Underwriting facilities	-	-	-	-
Lending facilities	551	-	404	956
Warehouse facilities	10,173	-	3,955	14,128
Total	12,892	7,650	6,275	26,817

31 March 2020	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	8,583	39	8,622
Liquidity facilities	-	-	306	306
Funding facilities	3,163	-	783	3,946
Underwriting facilities	-	-	-	-
Lending facilities	536	-	299	835
Warehouse facilities	10,408	-	3,980	14,388
Total	14,107	8,583	5,407	28,097

68 | Westpac Group March 2021 Pillar 3 report

Pillar 3 report

Securitisation

Banking book securitisation exposure at default by risk weight band

31 March 2021	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
Less than or equal to 10%	15	-	15	-	-	-
Greater than 10 - 20%	24,511	-	24,511	4,205	-	4,205
Greater than 20 - 30%	2,117	-	2,117	540	-	540
Greater than 30 - 50%	946	-	946	351	-	351
Greater than 50 - 75%	664	-	664	370	-	370
Greater than 75 - 100%	15	-	15	15	-	15
Greater than 100 - 250%	30	-	30	33	-	33
Greater than 250 - 425%	-	-	-	-	-	-
Greater than 425 - 650%	-	-	-	-	-	-
Other	-	-	-	-	-	-
Deductions	-	-	-	-	-	-
Total	28,299	-	28,299	5,513	-	5,513

30 September 2020	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
Less than or equal to 10%	7	-	7	-	-	-
Greater than 10 - 20%	22,686	-	22,686	3,892	-	3,892
Greater than 20 - 30%	1,804	-	1,804	451	-	451
Greater than 30 - 50%	1,639	-	1,639	659	-	659
Greater than 50 - 75%	599	-	599	329	-	329
Greater than 75 - 100%	54	-	54	54	-	54
Greater than 100 - 250%	26	-	26	29	-	29
Greater than 250 - 425%	-	-	-	-	-	-
Greater than 425 - 650%	-	-	-	-	-	-
Other	-	-	-	-	-	-
Deductions	-	-	-	-	-	-
Total	26,817	-	26,817	5,413	-	5,413

31 March 2020	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
Less than or equal to 10%	5	-	5	-	-	-
Greater than 10 - 20%	22,579	-	22,579	3,887	-	3,887
Greater than 20 - 30%	2,787	-	2,787	680	-	680
Greater than 30 - 50%	2,109	-	2,109	814	-	814
Greater than 50 - 75%	554	-	554	306	-	306
Greater than 75 - 100%	2	-	2	2	-	2
Greater than 100 - 250%	48	-	48	57	-	57
Greater than 250 - 425%	-	-	-	-	-	-
Greater than 425 - 650%	-	-	-	-	-	-
Other	-	-	-	-	-	-
Deductions	14	-	14	-	-	-
Total	28,097	-	28,097	5,747	-	5,747

Banking book securitisation exposure deducted from capital

$m	31 March 2021	30 September 2020	31 March 2020
Securities	-	-	-
Liquidity facilities	-	-	-
Funding facilities	-	-	14
Underwriting facilities	-	-	-
Credit enhancements	-	-	-
Derivative transactions	-	-	-
Total	-	-	14

Westpac Group March 2021 Pillar 3 report | 69

Pillar 3 report

Securitisation

Banking book securitisation subject to early amortisation treatment

There is no securitisation exposure in the banking book that is subject to early amortisation treatment as at 31 March 2021 (nil as at 30 September 2020).

Banking book resecuritisation exposure subject to credit risk mitigation (CRM)

As at 31 March 2021 resecuritisation exposures subject to CRM was nil (nil as at 30 September 2020).

Banking book resecuritisation exposure to guarantors

Westpac has no third party guarantors providing guarantees for securitised assets, principal or interest repayments as at 31 March 2021 (nil as at 30 September 2020).

Trading book summary of assets securitised by Westpac

As at 31 March 2021 there was nil in outstanding securitisation exposures for Westpac originated assets held in the trading book (nil as at 30 September 2020).

Trading book summary of total Westpac sponsored third party assets securitised

There are no third party assets held in the trading book where Westpac is responsible for the establishment of the securitisation program and subsequent management as at 31 March 2021 (nil as at 30 September 2020).

Trading book summary of securitisation activity by asset type

There is no originated securitisation activity in the trading book for the 12 months to 31 March 2021 (nil for the 6 months to 30 September 2020).

Trading book aggregated amount of exposure securitised by Westpac and subject to APS116 Capital Adequacy: Market Risk

As at 31 March 2021 there is no Westpac originated outstanding securitisation exposure held in the trading book subject to APS116 Capital Adequacy: Market Risk (nil as at 30 September 2020).

70 | Westpac Group March 2021 Pillar 3 report

Pillar 3 report
Securitisation

Trading book summary of on and off-balance sheet securitisation by exposure type1

31 March 2021	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default

Securities	-	29	-	29
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	112	112
Other derivatives	-	-	11	11
Total	-	29	123	152

30 September 2020	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	30	-	30
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	103	103
Other derivatives	-	-	17	17
Total	-	30	120	150

31 March 2020	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	92	-	92
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	116	116
Other derivatives	-	-	16	16
Total	-	92	132	224

Trading book securitisation exposure subject to specific risk

There is no trading book securitisation exposure subject to specific risk for 31 March 2021 (nil for 30 September 2020).

Trading book securitisation exposure subject to APS120 Securitisation specific risk by risk weight band

There is no trading book securitisation exposure subject to APS120 specific risk for 31 March 2021 (nil for 30 September 2020).

Trading book capital requirements for securitisation exposures subject to internal models approach (IMA) by risk classification

There is no trading book capital requirement for securitisation subject to IMA for 31 March 2021 (nil for 30 September 2020).

Trading book capital requirements for securitisation regulatory capital approaches by risk weight band

There is no trading book capital requirement for securitisation subject to regulatory capital approaches for 31 March 2021 (nil for 30 September 2020).

[1]	EAD associated with trading book securitisation is not included in the EAD by Major Type on page 34. Trading book securitisation exposure is captured and risk weighted under APS116.

Westpac Group March 2021 Pillar 3 report | 71

Pillar 3 report
Securitisation

Trading book securitisation exposure deducted from capital

There is no trading book capital deduction for 31 March 2021 (nil for 30 September 2020).

Trading book securitisation subject to early amortisation treatment

There is no securitisation exposure in the trading book that is subject to early amortisation treatment for 31 March 2021 (nil for 30 September 2020).

Trading book resecuritisation exposure subject to CRM

Westpac has no resecuritisation exposure subject to CRM at 31 March 2021 (nil for 30 September 2020).

Trading book resecuritisation by guarantor creditworthiness

Westpac has no third party guarantors providing guarantees for securitised assets, principal or interest repayments for 31 March 2021 (nil for 30 September 2020).

72 | Westpac Group March 2021 Pillar 3 report

Pillar 3 report Market risk

Westpac’s exposure to market risk arises out of its Financial Markets and Treasury trading activities. This is quantified for regulatory capital purposes using both the standard method and the internal model approach, details of which are provided below.

Approach

Financial Markets’ trading activity includes dealings that encompass book running and distribution activity. The types of market risk arising from these activities include interest rate, foreign exchange, commodity, equity price, credit spread and volatility risk.

Treasury’s trading activity includes the management of interest rate, foreign exchange and credit spread risks associated with the wholesale funding book, liquid asset portfolios and foreign exchange repatriations. Treasury also manages banking book risk which is discussed in the Interest Rate Risk in the Banking Book section.

Trading activities are managed within a BRiskC approved market risk framework that incorporates BRiskC approved value at risk (VaR) and stressed value at risk (SVaR) limits. VaR and SVaR are the primary mechanisms for measuring and managing market risk. Market risk is managed using VaR, SVaR and structural risk limits (including volume limits and basis point value limits) in conjunction with scenario analysis and stress testing. Market risk limits are allocated to business management based upon Westpac’s risk appetite and business strategies, in addition to the consideration of market liquidity and concentration risk.

Trades are fair valued daily using rates that have been captured from an independent market data source that has been approved by the Revaluation Committee (RC). Where there is no source of independent rates, data will either be derived using a methodology approved by the RC or sourced from dealer contributions. Rates that are dealer-sourced or have limited independent sources are reviewed at least on a monthly basis. The RC will meet monthly to review the results of independent price verification performed by the Finance valuation function. In addition, valuation adjustments may be made as deductions from Common Equity Tier 1 Capital for exposures which are not be captured through the fair valuation framework.

VaR and SVaR limits

Market risk arising from trading book activities is primarily measured using VaR based on an historical simulation methodology. Westpac estimates VaR as the potential loss in earnings from adverse market movements and is calculated to a 99% confidence level using the most recent 12 months of historical market data. SVaR is an additional VaR measure which uses 12 months of historical market data that includes a period of significant financial stress. VaR and SVaR take account of all material market variables that may cause a change in the value of the trading portfolio, including interest rates, foreign exchange rates, price changes, volatility, and the correlation between these variables.

The BRiskC approved market risk VaR and SVaR limits for trading activities include separate VaR and SVaR sub-limits for the trading activities of Financial Markets and Treasury.

Backtesting

Daily backtesting of VaR results is performed to ensure that model integrity is maintained. A review of both the actual and potential profit and loss outcomes is also undertaken to monitor any skew created by the historical data.

Stress testing

Daily stress testing against pre-determined scenarios is carried out to analyse potential losses beyond the 99% confidence level. An escalation framework around selective stress tests is approved by the Head of Market Risk.

Profit and loss notification framework

The BRiskC has approved a profit and loss notification framework. Included in this framework are levels of escalation in accordance with the size of the profit or loss. Triggers are applied to both a 1-day and a rolling 20-day cumulative total.

Westpac Group March 2021 Pillar 3 report | 73

Pillar 3 report Market risk

Risk reporting

Daily monitoring of current exposure and limit utilisation is conducted independently by risk managers in the Market Risk and Treasury Risk teams, who monitor market risk exposures against VaR, SVaR and structural limits. Daily VaR and SVaR position reports are produced by risk type, by product lines and by geographic region. These are supplemented by structural risk reporting, advice of profit and loss trigger levels and stress test escalation trigger points. Model accreditation has been granted by APRA for the use of an internal model for the determination of regulatory capital for the key classes of interest rate (general market), foreign exchange, commodity and equity risks (including equity specific risk). Under the model, regulatory capital is derived from both the current VaR window (based upon the most recent 12 months of historical market data) and a SVaR window (12 months of market data that includes a period of significant financial stress), where these VaR measures are calculated over a 10-day time horizon to a 99th percentile, one-tailed confidence interval. Specific risk refers to the variations in individual security prices that cannot be explained by general market movements, and event and default risk. Interest rate specific risk capital (specific issuer risk) is calculated using the Standard method and is added to the VaR regulatory capital measure.

Risk mitigation

Market risk positions are managed by the trading desks consistent with delegated trading and product authorities. Risks are consolidated into portfolios based on product and risk type. Risk management is carried out by qualified personnel with varying levels of seniority commensurate with the nature and scale of market risks under management.

The following controls allow monitoring by management:

•	trading authorities and responsibilities are clearly delineated at all levels;

•	a structured system of limits and reporting of risk exposures, including stress testing;

•	surveillance of dealing room conduct;

•	all new products and significant product variations undergo a rigorous approval process to identify business risks prior to launch;

•	models that are used to determine risk or profit and loss for Westpac’s accounts are independently reviewed;

•	duties are segregated so that employees involved in the origination, processing and valuation of transactions operate under separate reporting lines, minimising the opportunity for collusion; and

•	legal personnel review documentation for compliance with relevant laws and regulations.

In addition, Group Audit independently reviews compliance with policies, procedures and limits.

Market risk regulatory capital and risk weighted assets

The Internal model approach uses VaR and Stressed VaR, while the Standard approach is used for interest rate specific risk.

$m	31 March 2021	30 September 2020	31 March 2020

Internal model approach	680	630	571
Standard approach	79	71	101

Total capital required	759	701	672

Risk weighted assets	9,490	8,761	8,396

74 | Westpac Group March 2021 Pillar 3 report

Pillar 3 report Market risk

VaR by risk type

31 March 2021	For the 6 months ended
$m	High	Low	Average	Period end

Interest rate risk	28.7	8.1	18.4	8.1
Foreign exchange risk	6.3	0.7	2.2	1.3
Equity risk	3.2	0.0	0.4	0.4
Commodity risk	7.9	0.5	1.5	0.7
Other market risks	23.8	3.9	17.7	4.0
Diversification benefit	NA	NA	(13.7)	(5.1)
Net market risk[1]
	41.5	9.5	26.5	9.5
30 September 2020	For the 6 months ended
$m	High	Low	Average	Period end

Interest rate risk	25.5	14.2	19.2	16.6
Foreign exchange risk	11.7	0.8	4.0	2.4
Equity risk	0.7	0.1	0.3	0.3
Commodity risk	3.4	0.6	1.6	0.9
Other market risks	28.2	14.7	22.7	20.0
Diversification benefit	NA	NA	(18.5)	(14.9)
Net market risk[1]
	42.0	20.5	29.3	25.2
31 March 2020	For the 6 months ended
$m	High	Low	Average	Period end

Interest rate risk	21.7	7.0	9.9	15.4
Foreign exchange risk	11.2	0.5	3.9	1.5
Equity risk	0.4	0.0	0.1	0.4
Commodity risk	3.4	1.2	2.2	2.7
Other market risks	32.9	2.4	6.5	28.1
Diversification benefit	NA	NA	(10.9)	(25.1)
Net market risk[1]
	31.8	7.1	11.6	23.0

Stressed VaR by risk type

31 March 2021	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	76.5	35.1	58.7	59.8
Foreign exchange risk	10.3	0.9	3.9	3.3
Equity risk	3.5	0.1	0.4	1.0
Commodity risk	3.5	0.6	1.5	1.7
Other market risks	15.2	11.2	12.5	13.9
Diversification benefit	NA	NA	(105.6)	(20.7)
Net market risk[1]	80.8	35.6	62.4	59.0
30 September 2020	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	76.0	41.0	58.7	42.5
Foreign exchange risk	17.4	1.5	6.3	2.5
Equity risk	0.9	0.1	0.2	0.2
Commodity risk	5.1	0.8	2.4	1.1
Other market risks	19.2	12.2	14.9	12.9
Diversification benefit	NA	NA	(72.5)	(10.3)
Net market risk[1]
	94.0	40.9	68.6	49.0

[1]	VaR and SVaR measures shown here use a 1 day time horizon. The net market risk measure reflects the aggregate diversified risk position for the period. Therefore, individual risk factors will not sum to this total.

Westpac Group March 2021 Pillar 3 report | 75

Pillar 3 report Market risk

31 March 2020	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	85.7	39.5	58.0	55.5
Foreign exchange risk	34.3	0.9	10.8	2.4
Equity risk	0.3	0.0	0.1	0.2
Commodity risk	13.1	2.2	5.0	5.9
Other market risks	23.3	16.2	18.8	19.0
Diversification benefit	NA	NA	(66.6)	(22.5)
Net market risk[1]	89.4	34.0	56.0	60.6

Back-testing results

The following graph gives a comparison of actual profit and loss to VaR over the 6 months ended 31 March 2021.

Each point on the graph represents 1 day’s trading profit or loss. This result is placed on the graph relative to the associated VaR utilisation. The downward sloping line represents the point where a loss is equal to VaR utilisation.

1 The net market risk measure reflects the aggregate diversified risk position for the period. Therefore, individual risk factors will not sum to this total.

76 | Westpac Group March 2021 Pillar 3 report

Pillar 3 report
Interest Rate Risk in the Banking Book (IRRBB)

Interest Rate Risk in the Banking Book (IRRBB) is the risk to interest income arising from a mismatch between the duration of assets and liabilities that arises in the normal course of banking activities.

Approach

The banking book activities that give rise to market risk include lending activities, balance sheet funding and capital management. Interest rate risk, basis risk, currency risk and funding and liquidity risk are inherent in these activities. Treasury’s Asset & Liability Management (ALM) unit is responsible for managing market risk arising from Westpac’s banking book activity.

All material regions, business lines and legal entities are included in Westpac’s IRRBB framework.

Model accreditation has been granted by APRA for the use of an internal model for the determination of IRRBB regulatory capital. Under the model, regulatory capital is primarily derived from a VaR measure using 6 years of historical data with a scaled 1 year, 99th percentile, one-tailed confidence interval.

Asset and liability management

The ALM unit manages the structural interest rate mismatch associated with the transfer priced balance sheet, including the investment of Westpac’s capital to its agreed benchmark duration. A key risk management objective is to achieve reasonable stability of Net Interest Income (NII) over time. These activities are performed under the oversight of ALCO and the Treasury Risk team.

Net Interest Income sensitivity

NII sensitivity is managed in terms of the net interest income-at-risk (NaR) modelled over a set time horizon using defined scenarios for movements in wholesale market interest rates. The NII measurement framework combines the underlying statement of financial position data with assumptions about runoff and new business, expected repricing behaviour and changes in wholesale market interest rates. The interest rate scenarios modelled include those projected using 100 and 200 basis point shifts up and down from current market yield curves.

A comparison between the NII outcomes from these modelled scenarios indicates the sensitivity to interest rate changes. On and off-balance sheet instruments are then used to manage this interest rate risk.

NaR limit

The BRiskC has approved a NaR limit. This limit is managed by the Group Treasurer and is expressed as a defined basis point shock over a one year risk horizon. This limit is monitored by the Treasury Risk team.

VaR limit

The BRiskC has also approved an interest rate VaR limit for ALM activities. This limit is managed by the Group Treasurer and monitored by the Treasury Risk team. Additionally, the BRiskC and the Treasury Risk team set structural risk limits to prevent undue concentration of risk.

Structural foreign exchange rate risk

Structural foreign exchange rate risk results from the generation of foreign currency denominated earnings and from Westpac’s capital deployed in offshore branches and subsidiaries, where it is denominated in currencies other than Australian dollars. The Australian dollar equivalent of offshore earnings and capital is subject to change as exchange rates fluctuate, which could introduce significant variability to Westpac’s reported financial results. ALCO provides oversight of the appropriateness of foreign exchange hedges on earnings and capital.

Risk reporting

Interest rate risk in the banking book risk measurement systems include front office product systems, which capture all treasury funding and derivative transactions; the transfer pricing system, which captures all retail and other business transactions; and non-traded Interest Rate Risk systems, which calculate amongst other things, ALM VaR and NaR.

Daily monitoring of market risk exposure against VaR and structural risk limits is conducted independently by the Treasury Risk team, with NaR monitored on a monthly basis. Management reports detailing structural positions and VaR are produced and distributed daily for use by dealers and management across all stakeholder groups. Quarterly reports are produced for the senior management market risk forums of RISKCO and BRiskC to provide transparency of material market risks and issues.

Westpac Group March 2020 Pillar 3 report | 77

Pillar 3 report

Interest Rate Risk in the Banking Book (IRRBB)

Risk mitigation

Market risk arising in the banking book stems from the ordinary course of banking activities, including structural interest rate risk (the mismatch between the duration of assets and liabilities) and capital management. Hedging Westpac’s exposure to interest rate risk is undertaken using derivatives. The hedge accounting strategy adopted utilises a combination of the cash flow, fair value and net investment hedge approaches. Some derivatives held for economic hedging purposes do not meet the criteria for hedge accounting as defined under AASB 139 Financial Instruments: Recognition and Measurement and therefore are accounted for in the same way as derivatives held for trading.

The same controls used to monitor traded market risk allow for continuous monitoring by management.

Change in economic value of a sudden upward and downward movement in interest rates

31 March 2021	200bp parallel	200bp parallel
$m	increase	decrease

AUD	(470.2)	511.5
NZD	4.7	(4.2)
USD	32.5	(38.8)

Total	(433.0)	468.5

30 September 2020	200bp parallel	200bp parallel
$m	increase	decrease

AUD	(290.1)	237.4
NZD	(10.0)	12.3
USD	45.8	(54.9)
Total	(254.3)	194.8

31 March 2020	200bp parallel	200bp parallel
$m	increase	decrease

AUD	7.7	5.6
NZD	10.2	10.6
USD	71.1	(38.9)

Total	89.0	(22.7)

VaR results for non-traded interest rate risk[1]
	For the	For the	For the
	6 months ended	6 months ended	6 months ended
	31 March	30 September	31 March
$m	2021	2020	2020

High	224.3	219.7	169.2
Low	69.9	166.9	31.0
Average	190.1	207.0	45.7

Period end	69.9	202.4	169.2

Interest rate risk in the banking book regulatory capital and risk weighted assets
	31 March	30 September	31 March
$m	2021	2020	2020

Total capital required	960	730	424
Risk weighted assets	11,998	9,124	5,305

[1]	IRRBB VaR includes interest rate risk, credit spread risk in liquid assets and other basis risks as used for internal management reporting purposes.

78 | Westpac Group March 2021 Pillar 3 report

Pillar 3 report

Operational risk

Operational risk is defined as the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition includes legal and regulatory risk but excludes strategic risk. Westpac’s operational risk definition is aligned to APS115 Capital Adequacy: Advanced Measurement Approaches to Operational Risk (AMA).

Approach

Westpac has been accredited to use the AMA in accordance with APS115. Westpac’s operational risk is measured and managed in accordance with the policies and processes defined in its Operational Risk Management Framework.

Westpac’s Operational Risk Management Framework

The Operational Risk Management Framework outlines our approach to the:

•	identification, measurement and management of operational risks that may impede Westpac’s ability to achieve its strategic objectives and vision;

•	identification and escalation of operational risk incidents in order to mitigate potential financial loss, regulatory impacts and reputational damage that may impact shareholders, the community, and employees; and

•	calculation of operational risk capital.

The key components of Westpac’s operational risk management framework are listed below:

Governance - The governance structure provides clearly defined roles and responsibilities for overseeing and reviewing operational risk exposure and its management.

The Board and BRiskC are supported by committees, including RISKCO, that monitor the Group’s operational risk profile and the effectiveness of operational risk management practices, including operational risk capital.

Risk and Control Assessment (RCA) - The RCA process provides a structured and consistent approach for the Business to develop risk profiles and thereby supports them in implementing appropriate actions where the risk is outside the defined Risk Appetite.

Issue and Action Management - The Issue and Action Management process encompasses the identification and management of issues, which relate to control deficiencies or gaps, to ensure that they are effectively addressed through action plans.

Key Indicators (KIs) - are objective measures used by management to monitor the current risk and control environment, inform the assessment of risk and to assist in prompting management action when the metrics indicate that the level of risk is increasing.

Incident Management – The Incident Management process assists in implementing consistent identification, recording, escalation and rectification of incidents and related losses in a transparent and practical way. This assists the Group to comply with all legal and regulatory obligations and licensing conditions (including reporting material regulatory breaches to regulatory authorities).

Data - The framework includes principles and processes to ensure the integrity of operational risk data used to support management decision-making and calculate and allocate capital. The principles apply to the governance, input and capture, reconciliation and validation, reporting and storage of operational risk data. Operational risk data is subject to independent validation on a regular basis.

Scenario Analysis - is used to provide a forward looking-view and facilitate a structured and consistent approach to assess the impacts of severe but plausible loss events on the Group’s objectives and operations. Scenario Analysis is also an input to the calculation of operational risk capital.

Reporting - Regular reporting of operational risk information to governance bodies and senior management is used to support timely and proactive management of operational risk and enable transparent and formal oversight of the risk and control environment.

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Operational risk

AMA capital model overview

Operational risk regulatory capital is calculated on a quarterly basis. Westpac’s operational risk capital is based on three data sources:

•	Internal Loss Data – operational risk losses experienced by Westpac;

•	External Loss Data – operational risk losses experienced by other financial institutions; and

•	Scenario Data – potential losses from severe but plausible events relevant to Westpac.

These data sources together represent the internal and external operational risk profile, across the spectrum of operational risk losses, from both historical and forward-looking perspectives. The model combines these data sources to produce a loss distribution.

Expected loss offsets and risk mitigation

No adjustments or deductions are currently made to Westpac’s measurement of operational risk regulatory capital for the mitigating impacts of insurance or expected operational risk losses.

Operational Risk regulatory capital and risk weighted assets

	31 March	30 September	31 March
$m	2021	2020	2020

Advanced measurement approach	2,562	2,562	2,562
Standardised approach overlay	765	765	765
Culture, Governance & Accountability Review overlay	500	500	500
AUSTRAC related overlay	500	500	500

Total capital required	4,327	4,327	4,327

Risk weighted assets	54,090	54,090	54,093

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Equity risk

Equity risk is defined as the potential for financial loss arising from movements in equity values. The disclosures in this section exclude investments in equities made by Westpac subsidiaries outside the regulatory Level 2 group.

Structure and organisation

Portfolio and transactional limits for Westpac’s direct equity investments are governed by various supporting policies and delegated approval limits. Where appropriate, the BRiskC (under delegation from the Westpac Board) will consider and approve risks beyond management’s approval authority.

Approach

Westpac has established a comprehensive set of policies defining the management of equity risk. These policies are reviewed and approved periodically (in most cases annually).

Risk mitigation

Westpac does not use financial instruments to mitigate its exposure to equities in the banking book.

Banking book positions

Hybrid equity underwriting and equity warehousing risk - As a financial intermediary Westpac underwrites listed and unlisted hybrid equity securities.

Investment securities - Westpac undertakes, as part of the ordinary course of business, certain investments in strategic equity holdings and over time the nature of underlying investments will vary.

Measurement of equity securities - Equity securities are generally carried at their fair value. Fair value for equities that have a quoted market price (in an active market) is determined based upon current bid prices. If a market for a financial asset is not active, fair value is determined based upon a valuation technique. This includes the use of recent arms-length transactions, discounted cash flow analysis, option pricing models and other valuation techniques commonly used by market participants to price similar instruments. In the event that the fair value of an unlisted security cannot be measured reliably, these investments are measured at cost.

Where the investment is held for long term strategic purposes, these investments are accounted for either at fair value through other comprehensive income (OCI), fair values through profit and loss, or equity accounted for and recognised as a share in associates.

Other related matters

•	Fair value should not differ to the listed stock price. Should a listed stock price not be available, fair value is estimated using the valuation techniques referred to above. The book value of certain unlisted investments for which active markets do not exist are measured at cost because cost is considered to be a reasonable approximation of fair value.

•	The equity method of accounting is used for investments in Associates. Associates are entities in which the Group has significant influence, but not control, over the operating and financial policies.

Risk reporting

Westpac manages equity risk in two ways, VaR limits and investment limits:

•	A VaR limit (in conjunction with structural limits) is used to manage traded equity. This limit is a sub-limit of the overall VaR limit for Financial Markets trading activities. Equity trading activity is overseen by the independent Market Risk function applying the same controls used for monitoring other trading book activities in Financial Markets and Treasury; and

•	Investment exposures are reported annually to MARCO.

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Equity risk

Book value of equity exposures

	31 March	30 September	31 March
$m	2021	2020	2020
Listed equity exposures (publicly traded)	40	365	199
Unlisted equity exposures (privately traded)	122	127	128
Total book value of equity exposures	162	492	327

Gains/losses

	31 March	30 September	31 March
$m	2021	2020	2020
Cumulative realised gains (losses)	32	47	-

Total unrealised gains (losses) through profit & loss	-	303	(91)
Total unrealised gains (losses) through equity	-	-	-
Total latent revaluation gains (losses)	-	-	-

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Funding and liquidity risk management

Funding and liquidity risk is the risk that Westpac cannot meet its payment obligations or that it does not have the appropriate amount, tenor and composition of funding and liquidity to support its assets.

Approach

Funding and liquidity risk is measured and managed in accordance with the policies and processes defined in the Board-approved Liquidity Risk Management Framework which is part of the Westpac Board-approved Risk Management Strategy.

Responsibility for managing Westpac’s liquidity and funding positions in accordance with the Liquidity Risk Management Framework is delegated to Treasury, under the oversight of Group ALCO and Treasury Risk.

Liquidity Risk Management Framework

The Liquidity Risk Management Framework sets out Westpac’s funding and liquidity risk appetite, roles and responsibilities of key people managing funding and liquidity risk within Westpac, risk reporting and control processes and limits and targets used to manage Westpac’s balance sheet. Key components of Westpac’s approach to liquidity risk management are listed below.

Funding strategy

Treasury undertakes an annual funding review that outlines Westpac’s balance sheet funding strategy over a three year period. This review encompasses trends in global markets, peer analysis, wholesale funding capacity, expected funding requirements and a funding risk analysis. This strategy is continuously reviewed to take account of changing market conditions, investor sentiment and estimations of asset and liability growth rates.

Westpac monitors the composition and stability of its funding so that it remains within its funding risk appetite. This includes compliance with both the LCR and NSFR.

Liquid asset holdings

Westpac holds a portfolio of liquid assets for several purposes, including as a buffer against unforeseen funding requirements. The level of liquid assets held takes into account the liquidity requirements of Westpac’s balance sheet under normal and stress conditions.

Liquidity modelling

In managing liquidity for Westpac, Treasury utilises balance sheet forecasts and the maturity profile of Westpac’s wholesale funding portfolio to project liquidity outcomes. Local liquidity limits are also used by Westpac in applicable jurisdictions to ensure liquidity is managed efficiently and prudently.

In addition, Westpac conducts regular stress testing to assess its ability to meet cash flow obligations under a range of market conditions and scenarios. These scenarios inform liquidity limits and strategic planning.

Liquidity transfer pricing

Westpac has a liquidity transfer pricing framework which allocates liquidity costs across Westpac.

Contingency planning

Treasury maintains a contingent funding plan that outlines the steps that should be taken by Westpac in the event of an emerging ‘funding crisis’. The plan is aligned with Westpac’s broader Liquidity Crisis Management Policy which is approved annually by the Board.

Liquidity reporting

Daily liquidity risk reports are reviewed by the Group’s Treasury and Treasury Risk teams. Liquidity reports are presented to ALCO monthly and to the Board quarterly.

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Liquidity coverage ratio

Liquidity Coverage Ratio

Westpac’s average LCR for the quarter was 124%1 (31 December 2020: 152%).

Liquid assets included in the LCR comprise High Quality Liquid Assets (HQLA), the Committed Liquidity Facility (CLF) offered by the Reserve Bank of Australia and additional qualifying Reserve Bank of New Zealand securities. LCR liquid assets also includes Westpac’s Additional Allowance of the Term Funding Facility (TFF).

Westpac’s portfolio of HQLA averaged $117.3 billion over the quarter2.

Funding is sourced from retail, small business, corporate and institutional customer deposits and wholesale funding. Westpac seeks to minimise the outflows associated with this funding by targeting customer deposits with lower LCR outflow rates and actively manages the maturity profile of its wholesale funding portfolio. Westpac maintains a buffer over the regulatory minimum of 100%.

Effective 1 January 2021, the Group is required by APRA to increase the value of its net cash outflows by 10% for the purpose of calculating LCR.

		31 March 2021		31 December 2020
		Total unweighted	Total weighted	Total unweighted	Total weighted
$m		value (average)[2]	value (average)[2]	value (average)[2]	value (average)[2]
Liquid assets, of which:
1	High-quality liquid assets (HQLA)		117,280		126,801
2	Alternative liquid assets (ALA)		39,604		53,291
3	Reserve Bank of New Zealand (RBNZ) securities		8,196		7,019

Cash Outflows
4	Retail deposits and deposits from small business customers, of which:	287,212	25,064	283,038	24,896
5	Stable deposits	142,384	7,119	141,806	7,090
6	Less stable deposits	144,828	17,945	141,232	17,806

7	Unsecured wholesale funding, of which:	161,362	73,242	163,105	75,875
8	Operational deposits (all counterparties) and deposits in networks for cooperative banks	79,933	19,898	75,421	18,773
9	Non-operational deposits (all counterparties)	68,405	40,320	75,751	45,169
10	Unsecured debt	13,024	13,024	11,933	11,933

11	Secured wholesale funding		1		-

12	Additional requirements, of which:	204,259	27,461	200,526	25,969
13	Outflows related to derivatives exposures and other collateral requirements	10,882	10,882	10,198	10,198
14	Outflows related to loss of funding on debt products	1,365	1,365	656	656
15	Credit and liquidity facilities	192,012	15,214	189,672	15,115

16	Other contractual funding obligations	251	251	689	689
17	Other contingent funding obligations	37,718	3,185	39,735	3,346

18	Total cash outflows		129,204		130,775

Cash inflows
19	Secured lending (e.g. reverse repos)	5,891	-	10,551	-
20	Inflows from fully performing exposures	8,817	5,202	9,337	5,532
21	Other cash inflows	2,559	2,559	2,206	2,206
22	Total cash inflows	17,267	7,761	22,094	7,738

23	Total liquid assets		165,080		187,111
24	Total net cash outflows		133,587		123,037
	24.1 Of which: Net cash outflows overlay		12,144		-
25	Liquidity Coverage Ratio (%)		124%		152%
	Number of data points used		64		65

[1]	Calculated as a simple average of the daily observations over the quarter.

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Net stable funding ratio

Net Stable Funding Ratio

The NSFR is a structural measure which requires that a bank has sufficient Available Stable Funding (ASF) to cover its Required Stable Funding (RSF) over a one year horizon. Westpac’s NSFR as at 31 March 2021 was 122.5%1 (31 December 2020 122.3%). Westpac maintains a buffer over the regulatory minimum of 100%.

		Unweighted value by residual maturity
31 March 2021		No maturity	< 6 months 6 months to		> 1 year	Weighted
$m				< 1yr		value
Available Stable Funding (ASF) Item
1	Capital	70,338	-	1,702	23,371	95,411
2	Regulatory capital	70,338	-	1,702	23,371	95,411
3	Other capital instruments	-	-	-	-	-

4	Retail deposits and deposits from small business customers	275,760	77,621	322	129	326,631
5	Stable deposits	140,094	23,293	5	8	155,231
6	Less stable deposits	135,666	54,328	316	120	171,400

7	Wholesale funding	130,620	126,051	29,295	110,121	202,544
8	Operational deposits	80,437	-	-	-	40,218
9	Other wholesale funding	50,183	126,051	29,295	110,121	162,326

10	Liabilities with matching interdependent assets	-	-	-	-	-

11	Other liabilities	-	21,214	445	377	600
12	NSFR derivative liabilities			3,746
13	All other liabilities and equity not included in the above categories	-	17,467	445	377	600

14	Total ASF					625,185
Required Stable Funding (RSF) Item
15a)	Total NSFR (High quality liquid assets - HQLA)					4,082
15b)	Alternate Liquid Assets (ALA)					6,678
15c)	Reserve Bank of New Zealand (RBNZ) securities					186

16	Deposits held at other financial institutions for operational purposes	-	-	-	-	-

17	Performing loans and securities	1,041	49,101	37,602	554,116	451,546
18	Performing loans to financial institutions secured by Level 1 HQLA	649	2,178	-	-	867

19	Performing loans to financial institutions secured by non-Level 1 HQLA and unsecured performing loans to financial institutions	392	3,972	1,938	13,826	15,784

20	Performing loans to nonfinancial corporate clients, loans to retail and small business customers, and loans to sovereigns, central banks and public sector entities (PSEs), of which:	-	34,457	26,970	114,962	128,341
21	With a risk weight of less than or equal to 35% under APS 112	-	29	219	451	417

22	Performing residential mortgages, of which:	-	7,867	8,172	421,220	302,512
23	With a risk weight equal to 35% under APS 112	-	7,275	7,562	376,600	263,410

24	Securities that are not in default and do not qualify as HQLA, including exchange-traded equities	-	627	522	4,108	4,043

25	Assets with matching interdependent liabilities	-	-	-	-	-

26	Other assets:	11,205	18,649	482	18,627	37,892
27	Physical traded commodities, including gold	-				-
28	Assets posted as initial margin for derivative contracts and contributions to default funds of central counterparties (CCPs)			2,294		1,950
29	NSFR derivative assets			6,897		3,151
30	NSFR derivative liabilities before deduction of variation margin posted			7,298		1,460
31	All other assets not included in the above categories	11,205	2,159	482	18,627	31,332

32	Off-balance sheet items			194,928		9,902

33	Total RSF					510,287

34	Net Stable Funding Ratio (%)					122.5%

[1]	Calculated as total available stable funding divided by total required stable funding as at end of the quarter.

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Net stable funding ratio

		Unweighted value by residual maturity
31 December 2020		No maturity	< 6 months 6 months to		> 1 year	Weighted
$m				< 1yr		value
Available Stable Funding (ASF) Item
1	Capital	68,655	458	1,702	22,368	93,184
2	Regulatory capital	68,655	458	1,702	22,368	93,184
3	Other capital instruments	-	-	-	-	-

4	Retail deposits and deposits from small business customers	271,845	81,331	311	149	326,458
5	Stable deposits	139,057	24,349	8	10	155,253
6	Less stable deposits	132,788	56,982	304	139	171,205

7	Wholesale funding	129,135	132,476	16,193	116,956	202,400
8	Operational deposits	80,677	-	-	-	40,339
9	Other wholesale funding	48,458	132,476	16,193	116,956	162,061

10	Liabilities with matching interdependent assets	-	-	-	-	-

11	Other liabilities	-	25,787	475	727	964
12	NSFR derivative liabilities			7,186
13	All other liabilities and equity not included in the above categories	-	18,601	475	727	964

14	Total ASF					623,005
Required Stable Funding (RSF) Item
15a)	Total NSFR (High quality liquid assets - HQLA)					4,181
15b)	Alternate Liquid Assets (ALA)					6,678
15c)	Reserve Bank of New Zealand (RBNZ) securities					173

16	Deposits held at other financial institutions for operational purposes	-	-	-	-	-

17	Performing loans and securities	1,458	48,859	41,479	548,105	449,621
18	Performing loans to financial institutions secured by Level 1 HQLA	1,138	3,417	-	-	1,479

19	Performing loans to financial institutions secured by non-Level 1 HQLA and unsecured performing loans to financial institutions	320	5,309	2,719	11,698	14,174

20	Performing loans to nonfinancial corporate clients, loans to retail and small business customers, and loans to sovereigns, central banks and public sector entities (PSEs), of which:	-	31,632	29,835	118,531	131,262
21	With a risk weight of less than or equal to 35% under APS 112	-	29	31	1,115	755

22	Performing residential mortgages, of which:	-	7,905	8,315	414,486	299,245
23	With a risk weight equal to 35% under APS 112	-	7,282	7,657	368,518	258,871

24	Securities that are not in default and do not qualify as HQLA, including exchange-traded equities	-	596	610	3,390	3,460

25	Assets with matching interdependent liabilities	-	-	-	-	-

26	Other assets:	11,197	26,042	738	20,571	38,673
27	Physical traded commodities, including gold	-				-
28	Assets posted as initial margin for derivative contracts and contributions to default funds of central counterparties (CCPs)			2,372		2,016
29	NSFR derivative assets			7,473		287
30	NSFR derivative liabilities before deduction of variation margin posted			14,998		3,000
31	All other assets not included in the above categories	11,197	1,199	738	20,571	33,370

32	Off-balance sheet items			194,021		9,879

33	Total RSF					509,206

34	Net Stable Funding Ratio (%)					122.3%

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Appendix I | Regulatory capital reconciliation

Balance Sheet Reconciliation

				Reconciliation Table
31 March 2021	Group Balance		Level 2 Regulatory	Capital Disclosure
$m	Sheet	Adjustment	Balance Sheet	Template

Assets
Cash and balances with central banks	33,877	(12)	33,865
Collateral paid	3,917	-	3,917
Due from subsidiaries	-	532	532
Trading securities and financial assets measured at fair value through income statement (FVIS)	20,928	(670)	20,258
Derivative financial instruments	22,373	-	22,373
Investment securities	91,303	(139)	91,164
Loans	688,218	-	688,218
Other financial assets	3,312	149	3,461
Current tax assets	221	-	221
Life insurance assets	3,416	(3,416)	-
Investments in associates	78	-	78
Property and equipment	3,337	(1)	3,336
Deferred tax assets	2,335	(94)	2,241	Table a
Intangible assets	10,997	32	11,029	Table b
Investments in life & general insurance, funds management & securitisation entities	-	2,063	2,063	Table c
Other assets	788	(200)	588
Assets held for sale	4,359	(1,245)	3,114
Total assets	889,459	(3,001)	886,458

Liabilities
Collateral received	2,504	-	2,504
Due to subsidiaries	-	1,187	1,187
Deposits and other borrowings	585,401	-	585,401
Other financial liabilities	42,996	(196)	42,800
Derivative financial instruments	20,303	-	20,303
Debt issues	127,850	-	127,850
Current tax liabilities	26	(20)	6
Life insurance liabilities	1,070	(1,070)	-
Provisions	3,820	(54)	3,766
Deferred tax liabilities	107	(41)	66
Loan capital	26,294	-	26,294	Table d and e
Other liabilities	3,938	(190)	3,748
Liabilities held for sale	3,049	(844)	2,205
Total liabilities	817,358	(1,228)	816,130

Equity
Ordinary share capital	41,604	-	41,604	Row 1
Treasury shares and RSP treasury shares	(603)	-	(603)	Table f
Reserves	1,954	(93)	1,861	Table g
Retained Profits	29,097	(1,680)	27,417	Row 2
Non-controlling interests	49	-	49
Total equity	72,101	(1,773)	70,328

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Appendix I | Regulatory capital reconciliation

		Capital
		Disclosure
		Template
$m	31 March 2021	Reference
Table a
Deferred Tax Assets
Total Deferred Tax Assets per level 2 Regulatory Balance Sheet	2,241
Add: Held for sale deferred tax assets (per Level 2)	19
Deferred tax asset adjustment before applying prescribed thresholds	2,260	Row 26e
Less: Amounts below prescribed threshold - risk weighted	(2,260)	Row 75
Total per Capital Disclosure Template - Deferred Tax Asset	-	Row 21 / 25

		Capital
		Disclosure
		Template
$m	31 March 2021	Reference
Table b
Goodwill and other intangible assets
Total Goodwill and Intangibles Assets per level 2 Regulatory Balance Sheet	11,029
Less: Capitalised Software Disclosed Under Intangibles	(2,049)	Row 9
Total per Capital Disclosure Template - Goodwill	8,980	Row 8

		Capital
		Disclosure
		Template
$m	31 March 2021	Reference
Table c
Equity Investments
Significant Investment in financial entities	56
Equity Investments in non-consolidated subsidiaries	2,063
Total Significant Investment in financial entities	2,119	Row 73
Non-significant Investment in financial entities	66	Row 72
Total Investments in financial institutions	2,185	Row 26d
Investment in commercial entities	40	Row 26g
Total Equity Investments before applying prescribed threshold	2,225
Less: Amounts below prescribed threshold	(2,225)
Total per Capital Disclosure Template - Equity Investments	-	Row 18/ 19/ 23

		Capital
		Disclosure
		Template
$m	31 March 2021	Reference
Table d
Additional Tier 1 Capital
Total Loan Capital per Level 2 Regulatory Balance Sheet	26,294
Less: Tier 2 Capital Instruments Reported Below	(16,766)
Add: Capitalised Issue Costs for Additional Tier 1 Capital Instruments[1]	45
Less: Fair Value Adjustment[2]	(80)
Total per Capital Disclosure Template - Tier 1 Capital	9,493	Row 36

Additional Tier 1 Capital included in Regulatory Capital
Westpac Capital Notes 2	1,311
Westpac Capital Notes 4	1,702
Westpac Capital Notes 5	1,690
Westpac Capital Notes 6	1,423
SEC Registered Capital Securities	1,644
Westpac Capital Notes 7	1,723
Total Basel III complying instruments	9,493	Row 30
Total Basel III non complying instruments	-	Row 33
Total per Capital Disclosure Template - Additional Tier 1 Capital Instruments	9,493	Row 36

[1]	Unamortised issue costs relating to capital instruments are netted off against each instrument in the Balance Sheet. For regulatory capital purposes, these capital instruments are shown gross of unamortised issue costs. The unamortised issue costs are deducted from CET1 as part of capitalised expenses in Row 26f in the capital disclosure template.

[2]	For regulatory capital purposes, APRA requires these instruments to be included as if they were unhedged.

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Appendix I | Regulatory capital reconciliation

		Capital
		Disclosure
		Template
$m	31 March 2021	Reference
Table e
Tier 2 Capital
Total Tier 2 Capital per Level 2 Regulatory Balance Sheet	16,766
Add: Capitalised Issue Costs for Tier 2 Capital Instruments[1]	39
Less: Fair Value Adjustment[2]	30
Less: Cumulative amortisation of Tier 2 Capital Instruments	-
Less: Basel III transitional adjustment	-	Row 56c
Provisions	161	Row 50 / 76
Total per Capital Disclosure Template - Tier 2	16,996	Row 51

Tier 2 Capital included in Regulatory Capital
AUD350 million Westpac Subordinated Notes	350
SDG325 million Westpac Subordinated Notes	317
USD100 million Westpac Subordinated Notes	131
JPY20,000 million Westpac Subordinated Notes	238
JPY10,200 million Westpac Subordinated Notes	121
JPY10,000 million Westpac Subordinated Notes	119
AUD175 million Westpac Subordinated Notes	175
NZD400 million Westpac Subordinated Notes	368
USD1,500 million Westpac Subordinated Notes	1,969
JPY8,000 million Westpac Subordinated Notes	95
JPY13,500 million Westpac Subordinated Notes	160
JPY12,000 million Westpac Subordinated Notes	143
HKD 600 million Westpac Subordinated Notes	102
AUD350 million Westpac Subordinated Notes	350
AUD185 million Westpac Subordinated Notes	185
AUD250 million Westpac Subordinated Notes	250
AUD130 million Westpac Subordinated Notes	130
AUD725 million Westpac Subordinated Notes II	725
USD1,000 million Westpac Subordinated Notes	1,309
USD1,250 million Westpac Subordinated Notes	1,640
AUD1,000 million Westpac Subordinated Notes	1,000
USD1,500 million Westpac Subordinated Notes	1,970
USD1,000 million Westpac Subordinated Notes	1,308
USD1,500 million Westpac Subordinated Notes	1,967
AUD1,250 million Westpac Subordinated Notes	1,250
Total Basel III complying instruments	16,373	Row 46

USD352 million Perpetual Floating Rate Notes	462
Total Basel III non complying instruments	462
Less: Basel III transitional adjustment	-	Row 85
Total Basel III non complying instruments after transitional adjustment	462	Row 47
Provisions	161	Row 50 / 76
Total per Capital Disclosure Template - Tier 2 Capital Instruments	16,996	Row 51

		Capital
		Disclosure
		Template
$m	31 March 2021	Reference
Table f
Treasury Shares and RSP Treasury Shares
Total treasury shares per Level 2 Regulatory Balance Sheet	(603)
Less: Treasury Shares not included for Level 2 Regulatory Capital	(57)
Total per Capital Disclosure Template - Treasury Shares	(660)	Row 26a

		Capital
		Disclosure
		Template
$m	31 March 2021	Reference
Table g
Accumulated Other Comprehensive Income (and other reserves)
Total reserves per Level 2 Regulatory Balance Sheet	1,861
Less: Share Based Payment Reserve not included within capital	(47)
Total per Capital Disclosure Template - Accumulated Other Comprehensive Income (and other reserves)	1,814	Row 3

[1]	For regulatory capital purposes, APRA requires these instruments to be included as if they were unhedged.

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Appendix I | Regulatory capital reconciliation

The capital disclosure template below represents the post 1 January 2018 Basel III template.

$m		31 March 2021	Table Reference
	Common Equity Tier 1 capital: instruments and reserves
1	Directly issued qualifying ordinary shares (and equivalent for mutually-owned entities) capital	41,604
2	Retained earnings	27,417
3	Accumulated other comprehensive income (and other reserves)	1,814	Table g
4	Directly issued capital subject to phase out from CET1 (only applicable to mutually-owned companies)	-
5	Ordinary share capital issued by subsidiaries and held by third parties (amount allowed in group CET1)	49
6	Common Equity Tier 1 capital before regulatory adjustments	70,884
	Common Equity Tier 1 capital : regulatory adjustments
7	Prudential valuation adjustments	-
8	Goodwill (net of related tax liability)	(8,980)	Table b
9	Other intangibles other than mortgage servicing rights (net of related tax liability)	(2,049)	Table b
10	Deferred tax assets that rely on future profitability excluding those arising from temporary differences (net of related tax liability)	-
11	Cash-flow hedge reserve	(95)
12	Shortfall of provisions to expected losses	(93)
13	Securitisation gain on sale (as set out in paragraph 562 of Basel II framework)	-
14	Gains and losses due to changes in own credit risk on fair valued liabilities	(1)
15	Defined benefit superannuation fund net assets	(69)
16	Investments in own shares (if not already netted off paid-in capital on reported balance sheet)	-
17	Reciprocal cross-holdings in common equity	-
18	Investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-	Table c
19	Significant investments in the ordinary shares of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions (amount above 10% threshold)	-	Table c
20	Mortgage service rights (amount above 10% threshold)	-
21	Deferred tax assets arising from temporary differences (amount above 10% threshold, net of related tax liability)	-	Table a
22	Amount exceeding the 15% threshold	-
23	of which: significant investments in the ordinary shares of financial entities	-	Table c
24	of which: mortgage servicing rights	-
25	of which: deferred tax assets arising from temporary differences	-	Table a
26	National specific regulatory adjustments (sum of rows 26a, 26b, 26c, 26d, 26e, 26f, 26g, 26h, 26i and 26j)	(6,665)
26a	of which: treasury shares	(660)	Table f
26b	of which: offset to dividends declared under a dividend reinvestment plan (DRP), to the extent that the dividends are used to purchase new ordinary shares issued by the ADI	-
26c	of which: deferred fee income	230
26d	of which: equity investments in financial institutions not reported in rows 18, 19 and 23	(2,185)	Table c
26e	of which: deferred tax assets not reported in rows 10, 21 and 25	(2,260)	Table a
26f	of which: capitalised expenses	(1,749)
26g	of which: investments in commercial (non-financial) entities that are deducted under APRA prudential requirements	(40)	Table c
26h	of which: covered bonds in excess of asset cover in pools	-
26i	of which: undercapitalisation of a non-consolidated subsidiary	-
26j	of which: other national specific regulatory adjustments not reported in rows 26a to 26i	(1)
27	Regulatory adjustments applied to Common Equity Tier 1 due to insufficient Additional Tier 1 and Tier 2 to cover deductions	-
28	Total regulatory adjustments to Common Equity Tier 1	(17,952)
29	Common Equity Tier 1 Capital (CET1)	52,932

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Appendix I | Regulatory capital reconciliation

$m		31 March 2021	Table Reference
	Additional Tier 1 Capital: instruments
30	Directly issued qualifying Additional Tier 1 instruments	9,493	Table d
31	of which: classified as equity under applicable accounting standards	-
32	of which: classified as liabilities under applicable accounting standards	9,493	Table d
33	Directly issued capital instruments subject to phase out from Additional Tier 1	-
34	Additional Tier 1 instruments (and CET1 instruments not included in row 5) issued by subsidiaries and held by third parties (amount allowed in group AT1)	-
35	of which: instruments issued by subsidiaries subject to phase out	-
36	Additional Tier 1 Capital before regulatory adjustments	9,493	Table d
	Additional Tier 1 Capital: regulatory adjustments
37	Investments in own Additional Tier 1 instruments	(25)
38	Reciprocal cross-holdings in Additional Tier 1 instruments	-
39	Investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-
40	Significant investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation (net of eligible short positions)	-
41	National specific regulatory adjustments (sum of rows 41a, 41b and 41c)	-
41a	of which: holdings of capital instruments in group members by other group members on behalf of third parties	-
41b	of which: investments in the capital of financial institutions that are outside the scope of regulatory consolidations not reported in rows 39 and 40	-
41c	of which: other national specific regulatory adjustments not reported in rows 41a and 41b	-
42	Regulatory adjustments applied to Additional Tier 1 due to insufficient Tier 2 to cover deductions	-
43	Total regulatory adjustments to Additional Tier 1 capital	(25)
44	Additional Tier 1 capital (AT1)	9,468	Table d
45	Tier 1 Capital (T1=CET1+AT1)	62,400
	Tier 2 Capital: instruments and provisions
46	Directly issued qualifying Tier 2 instruments	16,373	Table e
47	Directly issued capital instruments subject to phase out from Tier 2	462	Table e
48	Tier 2 instruments (and CET1 and AT1 instruments not included in rows 5 or 34) issued by subsidiaries and held by third parties (amount allowed in group T2)	-
49	of which: instruments issued by subsidiaries subject to phase out	-
50	Provisions	161	Table e
51	Tier 2 Capital before regulatory adjustments	16,996	Table e
	Tier 2 Capital: regulatory adjustments
52	Investments in own Tier 2 instruments	(100)
53	Reciprocal cross-holdings in Tier 2 instruments	-
54	Investments in the Tier 2 capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-
55	Significant investments in the Tier 2 capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions	(140)
56	National specific regulatory adjustments	(99)
	(sum of rows 56a, 56b and 56c)
56a	of which: holdings of capital instruments in group members by other group members on behalf of third parties	-
56b	of which: investments in the capital of financial institutions that are outside the scope of regulatory consolidation not reported in rows 54 and 55	(99)
56c	of which: other national specific regulatory adjustments not reported in rows 56a and 56b	-
57	Total regulatory adjustments to Tier 2 capital	(339)
58	Tier 2 capital (T2)	16,657
59	Total capital (TC=T1+T2)	79,057
60	Total risk-weighted assets based on APRA standards	428,899

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Appendix I | Regulatory capital reconciliation

$m		31 March 2021	Table Reference
	Capital ratios and buffers
61	Common Equity Tier 1 (as a percentage of risk-weighted assets)	12.3%
62	Tier 1 (as a percentage of risk-weighted assets)	14.5%
63	Total capital (as a percentage of risk-weighted assets)	18.4%
64	Buffer requirement (minimum CET1 requirement of 4.5% plus capital conservation buffer of 2.5% plus any countercyclical buffer requirements expressed as a percentage of risk-weighted assets)[1]	8.0%
65	of which: capital conservation buffer requirement[1]	3.5%
66	of which: ADI-specific countercyclical buffer requirements	0.0%
67	of which: G-SIB buffer requirement (not applicable)	NA
68	Common Equity Tier 1 available to meet buffers (as a percentage of risk-weighted assets)	12.3%
	National minima (if different from Basel III)
69	National Common Equity Tier 1 minimum ratio (if different from Basel III minimum)	4.5%
70	National Tier 1 minimum ratio (if different from Basel III minimum)	6.0%
71	National total capital minimum ratio (if different from Basel III minimum)	8.0%
	Amount below thresholds for deductions (not risk-weighted)
72	Non-significant investments in the capital of other financial entities	66	Table c
73	Significant investments in the ordinary shares of financial entities	2,119	Table c
74	Mortgage servicing rights (net of related tax liability)	-
75	Deferred tax assets arising from temporary differences (net of related tax liability)	2,260	Table a
	Applicable caps on the inclusion of provisions in Tier 2
76	Provisions eligible for inclusion in Tier 2 in respect of exposures subject to standardised approach (prior to application of cap)	65	Table e
77	Cap on inclusion of provisions in Tier 2 under standardised approach	181
78	Provisions eligible for inclusion in Tier 2 in respect of exposures subject to internal ratings-based approach (prior to application of cap)	96	Table e
79	Cap for inclusion of provisions in Tier 2 under internal ratings-based approach	1,961
	Capital instruments subject to phase-out arrangements (only applicable between 1 Jan 2018 and 1 Jan 2022)
80	Current cap on CET1 instruments subject to phase out arrangements	NA
81	Amount excluded from CET1 due to cap (excess over cap after redemptions and maturities	NA
82	Current cap on AT1 instruments subject to phase out arrangements	557
83	Amount excluded from AT1 instruments due to cap (excess over cap after redemptions and maturities)	-
84	Current cap on T2 instruments subject to phase out arrangements	569
85	Amount excluded from T2 due to cap (excess over cap after redemptions and maturities)	-	Table e

Countercyclical buffer

The table below details Westpac’s countercyclical buffer requirement.

	Exposure at default	Risk Weighted Assets[2]	Jurisdictional buffer	ADI-specific buffer
Hong Kong	1,518	660	1.000%	0.00187%
Luxembourg	53	44	0.500%	0.00006%
Norway	1	5	1.000%	0.00002%
Other	1,074,931	352,826	0.000%	0.00000%
Total	1,076,503	353,535		0.00195%

Total Risk Weighted Assets				428,899
Countercyclical capital buffer				8

1	Includes 1% Domestic Systemically Important Bank (D-SIB) requirement.
2	Represents total private sector (excludes Banks and Sovereigns) credit and specific market risk weighted assets.

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Appendix II | Entities included in regulatory consolidation

This appendix lists all subsidiaries controlled by Westpac according to their level of regulatory consolidation.

Level 1 Entities

The following controlled entities have been approved by APRA for inclusion in the Westpac ADI’s ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy at Level 1:

Westpac Banking Corporation	Westpac Capital-NZ-Limited
1925 (Commercial) Pty Limited	Westpac Debt Securities Pty Limited
1925 (Industrial) Pty Limited	Westpac Direct Equity Investments Pty Limited
Belliston Pty Limited	Westpac Equity Investments NZ Limited
Bill Acceptance Corporation Pty Limited	Westpac Finance (HK) Limited
Capital Finance Australia Limited	Westpac Financial Holdings Pty Limited
CBA Limited	Westpac Group Investment-NZ-Limited
Challenge Limited	Westpac Holdings-NZ-Limited
Mortgage Management Pty Limited	Westpac Investment Capital Corporation
Partnership Pacific Pty Limited	Westpac Investment Vehicle No.2 Pty Limited
Partnership Pacific Securities Pty Limited	Westpac Investment Vehicle Pty Limited
Pashley Investments Pty Limited	Westpac Leasing Nominees-Vic.-Pty Limited
Sallmoor Pty Limited	Westpac New Zealand Group Limited
Sixty Martin Place (Holdings) Pty Limited	Westpac Overseas Holdings No. 2 Pty Limited
St.George Business Finance Pty Limited	Westpac Overseas Holdings Pty Limited
St.George Equity Finance Limited	Westpac Properties Limited
St.George Finance Holdings Limited	Westpac Securitisation Holdings Pty Limited
St.George Security Holdings Pty Limited	Westpac Structured Products Limited
Value Nominees Pty Limited	Westpac TPS Trust
Westpac Administration 2 Pty Limited	Westpac Unit Trust
Westpac Administration Pty Limited	Westpac USA Inc.
Westpac Americas Inc.

Level 2 Entities

The following controlled entities are included in the Level 2 consolidation (along with the ELE entities) for the purposes of measuring capital adequacy:

1925 Advances Pty Limited	Capital Fleetlease Pty Limited
Altitude Administration Pty Limited	Capital Motor Finance Pty Limited
Altitude Rewards Pty Limited	Capital Rent Group Pty Limited
Aotearoa Financial Services Limited	Crusade ABS Series 2017-1 Trust
BT (Queensland) Pty Limited	Crusade ABS Series 2017-1P Trust
BT Australia Pty Limited	Crusade ABS Series 2018-1P Trust
BT Financial Group (NZ) Limited	Crusade Trust No.2P of 2008
BT Financial Group Pty Limited	Danaby Pty Limited
BT Securities Limited	General Credits Pty Limited
Capital Corporate Finance Limited	Hastings Management Pty Limited
Capital Finance (NZ) Pty Limited	Net Nominees Limited

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Appendix II | Entities included in regulatory consolidation

Level 2 Entities (Continued)

Number 120 Limited	Westpac Capital Markets LLC
Oniston Pty Limited	Westpac Cash PIE Fund
Qvalent Pty Limited	Westpac Covered Bond Trust
RAMS Financial Group Pty Limited	Westpac Digital Partnerships Pty Ltd
RMS Warehouse Trust 2007-1	Westpac Equity Holdings Pty Limited
Series 2008-1M WST Trust	Westpac Europe Limited
Series 2012-1 WST Trust	Westpac Financial Consultants Pty Limited
Series 2013-1 WST Trust	Westpac Financial Services Group Limited
Series 2013-2 WST Trust	Westpac Financial Services Group-NZ-Limited
Series 2014-1 WST Trust	Westpac Global Capital Markets Pty Limited
Series 2014-2 WST Trust	Westpac Investment Vehicle No.3 Pty Limited
Series 2015-1 WST Trust	Westpac New Zealand Limited
Series 2019-1 WST Trust	Westpac Notice Saver PIE Fund
Series 2020-1 WST Trust	Westpac NZ Covered Bond Holdings Limited
SIE-LEASE (Australia) Pty Limited	Westpac NZ Covered Bond Limited
St.George Commercial Credit Corporation Pty Limited	Westpac NZ Operations Limited
St.George Finance Limited	Westpac NZ Securitisation Holdings Limited
St.George Motor Finance Limited	Westpac NZ Securitisation Limited
The Home Mortgage Company Limited	Westpac NZ Securitisation No.2 Limited
W2 Investments Pty Limited	Westpac Securities Limited
Westpac (NZ) Investments Limited	Westpac Securities NZ Limited
Westpac Administration 3 Pty Limited	Westpac Securitisation Management Pty Limited
Westpac Administration 4 Pty Limited	Westpac Singapore Limited
Westpac Altitude Rewards Trust	Westpac Syndications Management Pty Limited
Westpac Asian Lending Pty Limited	Westpac Term PIE Fund
Westpac Bank-PNG-Limited	Westpac Europe GmbH
Westpac Capital Markets Holding Corp.

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Appendix II | Entities included in regulatory consolidation

Level 3 Entities

The following controlled entities are excluded from the Level 2 consolidation but form part of the conglomerate group at Level 3:

Advance Asset Management Limited	Reinventure Special Purpose Investment Unit Trust
Asgard Capital Management Limited	Securitor Financial Group Pty Limited
Asgard Wealth Solutions Limited	Sydney Capital Corporation Inc.
BT Funds Management (NZ) Limited	Waratah Receivables Corporation Pty Limited
BT Funds Management Limited	Waratah Securities Australia Limited
BT Funds Management No.2 Limited	Westpac Custodian Nominees Pty Limited
BT Portfolio Services Limited	Westpac Financial Services Limited
eQR Securities Pty. Limited	Westpac General Insurance Limited
GIS Private Nominees Pty Limited	Westpac General Insurance Services Limited
Hastings Funds Management Pty Limited	Westpac Lenders Mortgage Insurance Limited
Magnitude Group Pty Limited	Westpac Life Insurance Services Limited
Pendal Long Term Income Fund	Westpac Life-NZ-Limited
Pendal Short Term Income Fund	Westpac New Zealand Staff Superannuation Scheme Trustee Limited
Planwise AU Pty Ltd
Red Bird Ventures Limited	Westpac Nominees-NZ-Limited
Reinventure Fund II I.L.P	Westpac RE Limited
Reinventure Fund III I.L.P	Westpac Securities Administration Limited
Reinventure Fund, I.L.P.	Westpac Superannuation Nominees-NZ-Limited

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Appendix III | Level 3 entities’ assets and liabilities

The following legal entities are excluded from the regulatory scope of consolidation.

The total assets and liabilities should not be aggregated because some of the entities are holding companies for other entities in the table shown below.

31 March 2021		Liabilities (excluding
$m	Total Assets	equity)
a) Securitisation
Sydney Capital Corporation Inc.	-	-
Waratah Receivables Corporation Pty Limited	-	1
Waratah Securities Australia Limited	-	-

b) Insurance, funds management and other
Advance Asset Management Limited	56	30
Asgard Capital Management Limited	56	19
Asgard Wealth Solutions Limited	54	7
BT Funds Management (NZ) Limited	82	18
BT Funds Management Limited	362	311
BT Funds Management No.2 Limited	10	1
BT Portfolio Services Limited	190	111
eQR Securities Pty. Limited	-	-
GIS Private Nominees Pty Limited	5	2
Hastings Funds Management Pty Limited	-	-
Magnitude Group Pty Limited	4	-
Pendal Long Term Income Fund	499	499
Pendal Short Term Income Fund	409	409
Planwise AU Pty Ltd	5	2
Red Bird Ventures Limited	5	3
Reinventure Fund II I.L.P	45	-
Reinventure Fund III I.L.P	22	-
Reinventure Fund, I.L.P.	632	122
Reinventure Special Purpose Investment Unit Trust	39	-
Securitor Financial Group Pty Limited	3	-
Westpac Custodian Nominees Pty Limited	-	-
Westpac Financial Services Limited	29	14
Westpac General Insurance Limited	918	765
Westpac General Insurance Services Limited	62	6
Westpac Lenders Mortgage Insurance Limited	1,152	836
Westpac Life Insurance Services Limited	3,075	1,127
Westpac Life-NZ-Limited	223	(28)
Westpac New Zealand Staff Superannuation Scheme Trustee Limited	-	-
Westpac Nominees-NZ-Limited	4	-
Westpac RE Limited	9	1
Westpac Securities Administration Limited	7	-
Westpac Superannuation Nominees-NZ-Limited	-	-

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Appendix IV | Regulatory expected loss

Capital deduction for regulatory expected loss

For capital adequacy purposes APRA requires the amount of regulatory expected credit losses in excess of eligible provisions to be deducted from capital. The following table shows how the deduction is calculated.

$m	31 March 2021	30 September 2020	31 March 2020
Provisions associated with eligible portfolios
Total provisions for impairment charges	5,508	6,163	5,791
plus general reserve for credit losses adjustment	-	-	-
plus provisions associated with partial write-offs	20	26	41
less ineligible provisions[1]	(106)	(118)	(129)
Total eligible provisions	5,422	6,071	5,703
Regulatory expected downturn loss	5,419	5,801	5,540
Excess/(shortfall) in eligible provisions compared to
regulatory expected downturn loss	3	270	163
Common equity Tier 1 capital deduction for regulatory expected
downturn loss in excess of eligible provisions[2]	(93)	(40)	-

1	Provisions associated with portfolios subject to the Basel standardised approach to credit risk are not eligible.
2	Regulatory expected loss is calculated for portfolios subject to the Basel advanced IRB approach to credit risk. The comparison between regulatory expected loss and eligible provisions is performed separately for defaulted and non-defaulted exposures. As at 31 March 2021, there was $93 million excess of eligible provisions compared to regulatory expected loss for defaulted exposures (30 September 2020: $40 million).

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Appendix V | APS330 quantitative requirements

The following table cross-references the quantitative disclosure requirements given by Attachments A, C, D and E of APS330 to the quantitative disclosures made in this report. The continuous reporting requirements for capital instruments under Attachment B are satisfied separately and can be found on the regulatory disclosures section on the Westpac website.

In addition to this report, the regulatory disclosures section of the Westpac website1 contains the reporting requirements for:

●	Capital instruments under Attachment B of APS330; and

●	The identification of potential Global-Systemically Important Banks (G-SIB) under Attachment H of APS330 (disclosed annually).

APS330 reference		Westpac disclosure	Page
General Requirements
Paragraph 12	(a) (c) to (d)	Balance Sheet Reconciliation	87
Paragraph 13		Level 3 entities’ assets and liabilities	96
Paragraph 49		Summary leverage ratio	22

Attachment A:
Table 1: Capital disclosure template		Capital disclosure template	90

Attachment C:
Table 3: Capital adequacy	(a) to (e)	Capital requirements	20
	(f)	Westpac’s capital adequacy ratios	19
		Capital adequacy ratios of major subsidiary banks	19

Table 4: Credit risk	(a)	Exposure at Default by major type	34
	(b)	Impaired and past due loans by portfolio	41
	(c)	General reserve for credit losses	31

Table 5: Securitisation exposures	(a)	Banking book summary of securitisation activity by asset type	67
	(b)	Banking book summary of on and off-balance sheet securitisation by exposure type	68
		Trading book summary of on and off-balance sheet securitisation by exposure type	73

Attachment D:
Table 6: Capital adequacy	(b) to (f)	Capital requirements	20
	(g)	Westpac’s capital adequacy ratios	19
		Capital adequacy ratios of major subsidiary banks	19
Table 7: Credit risk - general disclosures	(b)	Exposure at Default by major type	34
	(c)	Exposure at Default by geography	39
	(d)	Exposure at Default by industry classification	36
	(e)	Exposure at Default by residual contractual maturity	40
	(f)	Impaired and past due loans by industry classification	42
	(g)	Impaired and past due loans by geography	43
	(h)	Movement in provisions for impairment charges	32
	(h)	Loan impairment provisions	31
	(i)	Exposure at Default by measurement method	35
	(j)	General reserve for credit losses	31
Table 8: Credit risk - disclosures for portfolios subject to the standardised approach and supervisory risk-weights in the IRB approaches (formerly Table 5)	(b)	Portfolios subject to the standardised approach	44
		Property finance	45
		Project finance	46

1 http://www.westpac.com.au/about-westpac/investor-centre/financial-information/regulatory-disclosures/

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Appendix V | APS330 quantitative requirements

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Appendix V | APS330 quantitative requirements

APS330 reference		Westpac disclosure	Page
Table 13: Market risk - disclosures for ADIs using the standard method	(b)	Market Risk regulatory capital and risk weighted assets	74
Table 14: Market risk - disclosures for ADIs using the IMA for trading portfolios	(d)	VaR and Stressed VaR by risk type	75
Table 16: Equities - disclosures for banking book positions	(b) to (c)	Book value of listed equity exposures by industry classification / Book value of unlisted equity exposures by industry classification	82
	(d) to (e)	Gains/losses	82
	(f)	Capital requirement[1]	NA
Table 17: Interest rate risk in the banking book	(b)	Change in economic value of sudden upward and downward movement in interest rates	78
	(b)	Capital requirement	78
Attachment E
Table 18: Leverage ratio disclosure template		Leverage ratio disclosure	22
Table 19: Summary comparison of accounting assets vs leverage ratio exposure measure		Summary comparison of accounting assets vs leverage ratio exposure measure	23
Attachment F
Table 20: Liquidity Coverage Ratio disclosure template		Liquidity Coverage Ratio disclosure	84
Table 21: Net Stable Funding Ratio template		Net Stable Funding Ratio disclosure	85
Attachment G2
Table 21: Remuneration disclosure requirements	(g)	Governance structure	NA
	(h)	Quantitative Disclosures	NA
	(i)	Deferred remuneration	NA
	(j) to (k)	Total value of remuneration awards for the current financial year for senior managers and material risk takers	NA

1 Equity exposures are not risk weighted at Level 2.

2 Remuneration disclosure is an annual reporting requirement under APS330.

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Glossary

Term	Description
Actual losses	Represent direct write-offs and write-offs from provisions after adjusting for recoveries.
Additional Tier 1 capital	Comprises high quality components of capital that provide a permanent and unrestricted commitment of funds that are freely available to absorb losses but rank behind claims of depositors and other more senior creditors. They also provide for fully discretionary capital distributions.
Alternate Liquid Assets (ALA)	Assets that qualify for inclusion in the numerator of the LCR in jurisdictions where there is insufficient supply of HQLA.
Advanced measurement approach (AMA)	The capital requirement using the AMA is based on a bank’s internal operational risk systems, which must both measure and manage operational risk.
Assets intended to be securitised	Represents securitisation activity from the end of the reporting period to the disclosure date of this report.
Australian accounting standards (AAS)	A set of Australian reporting standards and interpretations issued by the Australian Accounting Standards Board.
Australian and New Zealand standard industrial classification (ANZSIC)	A code used by the Australian Bureau of Statistics and Statistics New Zealand for classifying businesses.
Authorised deposit-taking institution (ADI)	ADIs are corporations that are authorised under the Banking Act 1959 to carry on banking business in Australia.
Banking book	The banking book includes all securities that are not actively traded by Westpac.
Committed Liquidity Facility (CLF)	Facility established with the RBA to cover the shortfall in Australian dollars between the ADI’s holding of HQLA and net cash outflows. The CLF is an ALA for the Group’s LCR calculation.
Common equity Tier 1 (CET1) capital	The highest form of capital. The key components of common equity are shares, retained earnings and undistributed current year earnings.
Credit valuation adjustment (CVA) risk	Refer to mark-to-market related credit risk.
Default	A customer default is deemed to have occurred when Westpac considers that either or both of the following events have taken place:
• the customer is unlikely to pay its credit obligations to its financiers in full, without recourse by any of them to actions such as realising security (where held); and
• the customer is past due 90 or more calendar days on any material credit obligation to its financiers. Overdrafts will be considered past due once the customer has breached an advised limit, or been advised of a limit smaller than the current outstandings.

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Glossary

Term	Description
Defaulted not impaired	Includes facilities where:
• contractual payments of interest and/or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days (including accounts for customers who have been granted hardship assistance); or
• an order has been sought for the customer’s bankruptcy or similar legal action has been instituted, which may avoid or delay repayment of its credit obligations; and
• the estimated net realisable value of assets/security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, or where there are otherwise reasonable grounds to expect payment in full and interest is being taken to profit on an accrual basis.
These facilities, while in default, are not treated as impaired for accounting purposes.
Double default rules	Double default applies to exposures where a particular obligor’s exposure has been hedged by the purchase of credit protection from a counterparty and loss will only occur if both obligor and counterparty default. In this instance, capital can be reduced.
Exposure at default (EAD)	EAD is calculated at facility level and includes outstandings as well as the proportion of committed undrawn that is expected to be drawn in the event of a future default.
Extended licensed entity (ELE)	An extended licensed entity (ELE) comprises an ADI and any subsidiaries of the ADI that have been approved by APRA as being part of a single ‘stand- alone’ entity.
External credit assessment institution (ECAI)	ECAI is an external institution recognised by APRA (directly or indirectly) to provide credit assessment in determining the risk-weights on financial institutions’ rated credit exposures (including securitisation exposures).
Geography	Geographic segmentation of exposures is based on the location of the office in which these items were booked.
High-quality liquid assets (HQLA)	Assets which meet APRA’s criteria for inclusion as HQLA in the numerator of the LCR.
Impaired exposures	Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on an assessment of the customer’s outlook, cashflow, and the net realisation of value of assets to which recourse is held:
• facilities 90 days or more past due, and full recovery is in doubt: exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days;
• non-accrual facilities: exposures with individually assessed impairment provisions held against them, excluding restructured loans;
• restructured facilities: exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer;
• other assets acquired through security enforcement (includes other real estate owned): includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and
• any other facilities where the full collection of interest and principal is in doubt.

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Glossary

Term	Description
Industry	Exposures to businesses, government and other financial institutions are classified into industry clusters based upon groups of related ANZSIC codes. Companies that operate in multiple industries are classified according to their primary industry. Consumer customers as classified as “retail” and not further broken down.
Interest rate risk in the banking book (IRRBB)	The risk to current and future year interest income arising from a mismatch between the duration of assets and liabilities that arises in the normal course of banking activities.
Internal ratings-based approach (IRB & Advanced IRB)	These approaches allow banks to use internal estimates of the risks of their loans as inputs into the determination of the amount of credit risk capital needed to support the organisation. In the Advanced IRB approach, banks must supply their own estimates for all three credit parameters – Probability of Default, Loss Given Default and Exposure at Default.
Leverage ratio	The leverage ratio is defined by APRA as Tier 1 capital divided by the “Exposure measure” and is expressed as a percentage. “Exposure measure” includes on-balance sheet exposures, derivatives exposures, securities financing transaction (SFT) exposures, and other off-balance sheet exposures.
Liquidity coverage ratio (LCR)	An APRA requirement to maintain an adequate level of unencumbered high quality liquid assets, to meet liquidity needs for a 30 calendar day period under an APRA-defined severe stress scenario. Absent a situation of financial stress, the value of the LCR must not be less than 100%. LCR is calculated as the percentage ratio of stock of HQLA, CLF and qualifying Reserve Bank of New Zealand securities over the total net cash out flows in a modelled 30 day defined stressed scenario.
Loss given default (LGD)	The LGD represents an estimate of the expected severity of a loss to Westpac should a customer default occur during a severe economic downturn. Westpac assigns LGD to each credit facility, assuming an event of default has occurred and taking into account a conservative estimate of the net realisable value of assets to which Westpac has recourse and over which it has security. LGDs also reflect the seniority of exposure in the customer’s capital and debt structure.
Maturity	The maturity date used is drawn from the contractual maturity date of the customer loans.
Mark-to-market related credit risk	The risk of mark-to-market losses related to deterioration in the credit quality of a derivative counterparty also referred to as credit valuation adjustment (CVA) risk.
Monte Carlo simulation	A method of random sampling to achieve numerical solutions to mathematical problems.
Net cash outflows	Total expected cash outflows minus total expected cash inflows in the specified LCR stress scenario calculated in accordance with APRA’s liquidity standard.
Net interest income at risk (NaR)	BRiskC-approved limit expressed as a defined basis point shock in interest rates over a one year risk horizon.
Net Stable Funding Ratio (NSFR)	The NSFR is defined as the ratio of the amount of available stable funding (ASF) to the amount of required stable funding (RSF) defined by APRA. The amount of ASF is the portion of an ADI’s capital and liabilities expected to be a reliable source of funds over a one year time horizon. The amount of RSF is a function of the liquidity characteristics and residual maturities of an ADI’s assets and off-balance sheet activities. ADI’s must maintain an NSFR of at least 100%.
Off-balance sheet exposure	Credit exposures arising from facilities that are not recorded on Westpac’s balance sheet (under accounting methodology). Undrawn commitments and the expected future exposure calculated for Westpac’s derivative products are included in off-balance sheet exposure.

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Glossary

Term	Description
On balance sheet exposure	Credit exposures arising from facilities that are recorded on Westpac’s balance sheet (under accounting methodology).
Potential future credit exposure (PFCE)	The PFCE for each transaction is calculated by multiplying the effective notional principal amount by a credit conversion factor specified in APS112.
Probability of default (PD)	Probability of default is a through-the-cycle assessment of the likelihood of a customer defaulting on its financial obligations within one year.
Resecuritisation	A resecuritisation exposure is a securitisation exposure in which the risk associated with an underlying pool of exposures is tranched and at least one of the underlying exposures is a securitisation exposure. In addition, an exposure to one or more resecuritisation exposures is a resecuritisation exposure;
Risk weighted assets (RWA)	Assets (both on and off-balance sheet) are risk weighted according to each asset’s inherent potential for default and what the likely losses would be in case of default. In the case of non-asset backed risks (i.e. market and operational risk), RWA is determined by multiplying the capital requirements for those risks by 12.5.
Securitisation purchased	The purchase of third party securitisation exposure, for example residential mortgage backed securities.
Securitisation retained	Securitisation exposures arising through Westpac originated assets or generated by Westpac third party securitisation activity.
Securities financing transactions (SFT)	APRA defines SFTs as “transactions such as repurchase agreements, reverse repurchase agreements, and security lending and borrowing, and margin lending transactions, where the value of the transactions depends on the market valuation of securities and the transactions are typically subject to margin agreements.”
Sponsor	An ADI would generally be considered a sponsor if it, in fact or substance, manages or advises the securitisation program, places securities into the market, or provide liquidity and/or credit enhancements.
Standard model	The standard model for Market risk applies supervisory risk weights to trading positions.
Stressed VaR (SVaR)	Stressed VaR uses the approved VaR model but applies a period of significant market stress. Market risk capital is estimated by adding Stressed VaR to regular VaR.
Substitution approach	Substitutions refers to the rules governing the circumstances when capital can be reduced because an obligor’s exposure has been hedged by the purchase of credit protection from a counterparty and the counterparty’s PD is used in place of the obligors’ PD.
Supervisory Formula Approach (SFA)	The SFA applicable to unrated exposures dynamically looks at the type and performance of underlying asset pools funded by the securitisation exposure as well as the structural features of the transaction to determine capital requirements
Tier 2 capital	Includes other capital elements, which, to varying degrees, fall short of the quality of Tier 1 capital but still contribute to the overall strength of an entity as a gone concern capital.

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Glossary

Term	Description
Trading book	Trading book activity represents dealings that encompass book running and distribution activity. The types of market risk arising from trading activity include interest rate risk, foreign exchange risk, commodity risk, equity price risk, credit spread risk and volatility risk. Financial Markets and Treasury are responsible for managing market risk arising from Westpac’s trading activity.
Value at risk (VaR)	VaR is the potential loss in earnings from adverse market movements and is calculated over a one-day time horizon at a 99% confidence level using a minimum of one year of historical rate data. VaR takes account of all material market variables that may cause a change in the value of the trading portfolio and the banking book including interest rates, foreign exchange rates, price changes, volatility, and the correlation among these variables.

 Exchange rates

The following exchange rates were used in the Westpac Pillar 3 report, and reflect spot rates for the period end.

	$31 March 2021	30 September 2020	31 March 2020
USD	0.7596	0.7108	0.6191
GBP	0.5536	0.5540	0.5017
NZD	1.0892	1.0802	1.0264
EUR	0.6487	0.6060	0.5620

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Disclosure regarding forward-looking statements

This report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this report and include statements regarding Westpac’s intent, belief or current expectations with respect to its business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. Words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’, ‘aim’, ‘outlook’ or other similar words are used to identify forward-looking statements. These forward-looking statements reflect Westpac’s current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond Westpac’s control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon Westpac. There can be no assurance that future developments will be in accordance with Westpac’s expectations or that the effect of future developments on Westpac will be those anticipated. Actual results could differ materially from those expected, depending on the outcome of various factors, including, but not limited to:

●	information security breaches, including cyberattacks;

●	the effect of the global COVID-19 pandemic, which has had, and may continue to have, a negative impact on our business and global economic conditions, adversely affect a wide-range of Westpac’s key suppliers, third-party contractors and customers, create increased volatility in financial markets and result in increased impairments, defaults and write-offs;

●	the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements;

●	regulatory investigations, reviews and other actions, inquiries, litigation, fines, penalties, restrictions or other regulator imposed conditions, including as a result of our actual or alleged failure to comply with laws (such as financial crime laws), regulations or regulatory policy;

●	the effectiveness of Westpac’s risk management policies, including internal processes, systems and employees, and operational risks resulting from ineffective processes and controls, as well as breakdowns in processes and procedures requiring remediation activity;

●	the failure to comply with financial crime obligations, which has had, and could further have, adverse effects on our business and reputation;

●	the occurrence of environmental change (including as a result of climate change) or external events in countries in which Westpac or its customers or counterparties conduct their operations;

●	internal and external events which may adversely impact Westpac’s reputation;

●	litigation and other legal proceedings and regulator investigations and enforcement actions;

●	reliability and security of Westpac’s technology and risks associated with changes to technology systems;

●	the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result;

●	market volatility, including uncertain conditions in funding, equity and asset markets;

●	an increase in defaults in credit exposures because of a deterioration in economic conditions;

●	adverse asset, credit or capital market conditions;

●	the incidence of inadequate capital levels under stressed conditions;

●	the risk that governments will default on their debt obligations or will be unable to refinance their debts as they fall due;

●	changes to Westpac’s credit ratings or the methodology used by credit rating agencies;

●	levels of inflation, interest rates (including low or negative interest rates), exchange rates and market and monetary fluctuations and volatility;

●	an increase in defaults, write-offs and provisions for credit impairments;

●	changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and other countries (including as a result of tariffs and other protectionist trade measures) in which Westpac or its customers or counterparties conduct their operations and Westpac’s ability to maintain or to increase market share, margins and fees, and control expenses;

●	the effects of competition, including from established providers of financial services and from non-financial services entities, in the geographic and business areas in which Westpac conducts its operations;

●	poor data quality or poor data retention;
●	the incidence or severity of Westpac-insured events;

●	changes to Westpac’s critical accounting estimates and judgements and changes to the value of Westpac’s intangible assets;

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Disclosure regarding forward-looking statements

●	changes in political, social or economic conditions in any of the major markets in which Westpac or its customers or counterparties operate;

●	the inability to syndicate or sell down underwritten securities, particularly during times of heightened market volatility;

●	strategic decisions including diversification, innovation, divestment, acquisitions or business expansion activity, including the integration of new businesses; and

●	various other factors beyond Westpac’s control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by Westpac, refer to ‘Risk factors’ in the Directors’ report the 2021 Interim Financial Results Announcement. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider the foregoing factors and other uncertainties and events.

Westpac is under no obligation to update any forward-looking statements contained in this report, whether as a result of new information, future events or otherwise, after the date of this report.

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